================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1


                                    FORM 10


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                          COHESION TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                       94-3274368
      (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)
  2500 FABER PLACE, PALO ALTO, CALIFORNIA                          94303
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                       (ZIP CODE)

       Registrant's telephone number, including area code  (650) 354-4300

       Securities to be registered pursuant to Section 12(b) of the Act:

            TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH
            TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
            -------------------                        ------------------------------

                    None
--------------------------------------------    --------------------------------------------

--------------------------------------------    --------------------------------------------

       Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                                (Title of Class)

================================================================================

                          COHESION TECHNOLOGIES, INC.
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

ITEM NO.           CAPTION                                    LOCATION
--------           -------                                    --------
Item 1.   Business                    SUMMARY; RISK FACTORS; SELECTED HISTORICAL AND UNAUDITED
                                      PRO FORMA CONSOLIDATED FINANCIAL DATA; RELATIONSHIP
                                      BETWEEN THE COMPANY AND COLLAGEN AFTER THE DISTRIBU-
                                      TION; MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                      CONDITION AND RESULTS OF OPERATIONS; BUSINESS; FINANCIAL
                                      STATEMENTS
Item 2.   Financial Information       SUMMARY; RISK FACTORS; SELECTED HISTORICAL AND UNAUDITED
                                      PRO FORMA CONSOLIDATED FINANCIAL DATA; MANAGEMENT'S
                                      DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                                      RESULTS OF OPERATIONS; FINANCIAL STATEMENTS
Item 3.   Properties                  RELATIONSHIP BETWEEN THE COMPANY AND COLLAGEN AFTER THE
                                      DISTRIBUTION; BUSINESS
Item 4.   Security Ownership of Cer-  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          tain Beneficial Owners and  MANAGEMENT
          Management
Item 5.   Directors and Executive     MANAGEMENT
          Officers
Item 6.   Executive Compensation      MANAGEMENT
Item 7.   Certain Relationships and   SUMMARY; RISK FACTORS; RELATIONSHIP BETWEEN THE COMPANY
          Related Transactions        AND COLLAGEN AFTER THE DISTRIBUTION; THE DISTRIBUTION;
                                      MANAGEMENT; CERTAIN TRANSACTIONS
Item 8.   Legal Proceedings           BUSINESS
Item 9.   Market Price of and Divi-   RISK FACTORS; SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
          dends on the Registrant's   OWNERS AND MANAGEMENT; DESCRIPTION OF CAPITAL STOCK
          Common Equity and Re-
          lated Stockholder Matters
Item 10.  Recent Sales of Unregis-    DESCRIPTION OF CAPITAL STOCK
          tered Securities
Item 11.  Description of              DESCRIPTION OF CAPITAL STOCK
          Registrant's Securities to
          be Registered
Item 12.  Indemnification of          LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
          Directors and Officers
Item 13.  Financial Statements and    SUMMARY; SELECTED HISTORICAL AND UNAUDITED PRO FORMA
          Supplementary Data          CONSOLIDATED FINANCIAL DATA; MANAGEMENT'S DISCUSSION AND
                                      ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERA-
                                      TIONS; FINANCIAL STATEMENTS
Item 14.  Changes in and Disagree-    NOT APPLICABLE
          ments with Accountants on
          Accounting and Financial
          Disclosure
Item 15.  Financial Statements and    FINANCIAL STATEMENTS; EXHIBITS
          Exhibits

                       PRELIMINARY INFORMATION STATEMENT

                          COHESION TECHNOLOGIES, INC.

                                      LOGO
                                  COMMON STOCK
                           PAR VALUE $0.001 PER SHARE


     This Preliminary Information Statement ("Information Statement") is being furnished in connection with the distribution (the "Distribution") by Collagen Corporation ("Collagen"), to the holders of record (the "Collagen Holders") of Collagen's common stock, par value, $0.01 per share (the "Collagen Common
Stock") at the close of business on                     , 1998 (the "Record
Date"), of one share of the common stock, par value $0.001 per share (the "Common Stock"), of Cohesion Technologies, Inc. (the "Company") for every one share of Collagen Common Stock held by the Collagen Holders on the Record Date. As of June 30, 1998, there were 8,864,020 shares of Collagen Common Stock outstanding. The Distribution will result in the distribution of 100% of the outstanding shares of the Company to the Collagen Holders on a prorata basis. It is currently anticipated that the Distribution will be effective on (the "Distribution Date"), and the Common Stock will be distributed to Collagen Holders on or about that same date.


     No consideration will be paid by the Collagen Holders for the distributed Common Stock, and there is currently no public trading market for such stock. It is expected that a "when-issued" trading market will develop on or about the Distribution Date; however, the Company can make no assurance to that effect. The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "CSON."

     As more fully described herein, in addition to the shares being distributed, on or shortly after the Distribution Date the Company anticipates having outstanding options to purchase an aggregate of approximately 2,477,000 shares of Common Stock under its stock option plans as a result of (i) new option grants to employees and directors of the Company, (ii) the restructure and exchange of options to purchase shares of Collagen Common Stock held by former employees and directors of Collagen and (iii) offers the Company may make to exchange options held by former employees and directors of Cohesion Corporation, a 99% owned subsidiary of the Company ("Cohesion Corporation"), for options to purchase Common Stock.

     As a result of certain transfers made to the Company by Collagen in connection with the Distribution and pursuant to the Intercompany Agreements (as defined), the Company owns substantially all of the businesses and assets of, and is responsible for substantially all of the liabilities relating to Collagen's activities in hemostatic devices, biosealants, adhesion prevention barriers, orthopedic products and programs and the development of recombinant human collagen and thrombin as more fully described herein.

  IN REVIEWING THIS INFORMATION STATEMENT, MATTERS DESCRIBED UNDER THE CAPTION
      "RISK FACTORS," COMMENCING ON PAGE 9 SHOULD BE CAREFULLY CONSIDERED.
   NO VOTE OF THE STOCKHOLDERS OF COLLAGEN IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION. NOTWITHSTANDING THIS, COLLAGEN IS SEEKING THE VOTE OF THE COLLAGEN HOLDERS TO APPROVE THE DISTRIBUTION. THE COMPANY IS NOT SOLICITING THE COLLAGEN HOLDERS OR ANY OTHER PERSONS FOR A PROXY AND REQUESTS THAT NO PROXIES BE SENT TO
                                      IT.
  THE COMMON STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


      The date of this Preliminary Information Statement is July 6, 1998.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Information Statement, which should be read in its entirety. Unless the context otherwise requires, references in this Information Statement (i) to Collagen include Collagen and its subsidiaries and (ii) to the Company prior to the Distribution Date refer to the Transferred Businesses (as defined). Additionally, unless otherwise indicated, all information contained in this Information Statement assumes: (i) completion of the Distribution (as defined) to be effected on the Distribution Date (as defined), (ii) the buyback by the Company after the Distribution of the remaining Cohesion Corporation shares, and (iii) conversion of all outstanding shares of the Company's preferred stock into shares of Common Stock. With the exception of the historical information contained herein, this Information Statement contains forward-looking statements that involve risks and uncertainties. The Company's actual results and the results of and effect of the Distribution could differ materially from those described herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                  THE COMPANY

     Cohesion Technologies, Inc. (the "Company") is focused on developing and commercializing proprietary surgical products, including bioresorbable hemostatic devices and biosealants for tissue repair and regeneration, which increase the effectiveness of and minimize complications following open and minimally invasive surgeries. CoStasis(TM) atraumatic hemostat ("CoStasis"), the Company's lead hemostatic product candidate, designed for use initially in cardiothoracic indications, is currently in a multi-site, randomized, pivotal clinical trial in Europe. In 1998, the Company expects to complete the trial and file for CE Mark. The Company has received an Investigational Device Exemption (an "IDE") from the United States Food and Drug Administration (the "FDA") and has commenced U.S. pivotal trials of CoStasis, targeting cardiac, hepatic, orthopedic and general surgery indications. CoSeal(TM) surgical sealant ("CoSeal"), the Company's lead biosealant product candidate, designed for sealing organs and other tissues resulting from surgical wounds and incisions, is expected to commence European clinical trials by the end of 1998. Industry experts estimate that the potential worldwide market for fibrin sealants and surgical adhesives is $850 million annually. Industry experts also estimate that the potential surgical sealant marketplace is $650 million annually. The Company believes its surgical products will provide several distinct advantages over currently available technologies, including ease of preparation and use, novel delivery systems, improved safety profiles and clinical effectiveness. The Company sells Collagraft(R) implant ("Collagraft"), an orthopedic product, and has research and development programs in other orthopedic areas and in recombinant human collagen and thrombin. The Company's products and programs are based on a platform of proprietary technologies centered around collagen and hydrophilic polymers that quickly polymerize in vivo and bind to tissue.

     Hemostatic Devices. The current U.S. market for hemostatic devices, which are used during surgery to stop diffuse bleeding and seal wounds, is served by a limited range of collagen-based sponge and powder products which, although widely used, have limited effectiveness and can be difficult to apply. Outside of the United States, a broader range of autologous and homologous fibrin sealant products are used, but are time-consuming to prepare, difficult to use, and provide less effective tissue adherence than needed in diverse clinical settings. Fibrin sealants provide a liquid, atraumatic hemostat which flows across tissue surfaces and provides a fibrin matrix. The Company believes that CoStasis, a collagen based hemostatic sealant, can offer distinct advantages over fibrin sealants and currently available products in the United States, including faster hemostasis, greater mechanical strength, enhanced product safety and improved preparation, handling and performance characteristics.

     Biosealants. Biosealants are used to seal organs to prevent leakage of bodily fluids through wounds or incisions from surgery. Predominant applications include sealing the sutured closure (anastomoses) of blood vessels, intestines, and fallopian tubes, as well as organ incisions in cardiovascular surgery, abdominal and pelvic surgery, neurosurgery and urology. Although industry experts estimate the worldwide market for surgical wound closure products to be over $2.0 billion annually, a relatively small number of biosealants are being widely commercialized due to limitations inherent in the underlying technology. Industry experts have estimated that 1.5 million surgeries in the United States each year are sealant candidates. The Company is developing CoSeal, a biosealant based on the Company's proprietary reactive polyethylene-glycol ("PEG") polymer technology, which the Company believes can offer distinct advantages over current procedures, including complete resorbability, improved elasticity, sealing strength, general tissue adherence and greater ease of application.

     Orthopedics. The Company's commercialized Collagraft implant product is a collagen-based bone graft substitute designed to provide a scaffolding around which new bone can grow, thereby eliminating the need for painful autograft procedures. Pursuant to the terms of certain intercompany agreements between the Company and Collagen, the Company has agreed to assume Collagen's relationship with the marketing partner for Collagraft, Zimmer, Inc. ("Zimmer"), a subsidiary of the Bristol-Myers Squibb Company. The Company is also developing a collagen-based bone anchor product with Innovasive Devices, Inc. ("Innovasive"). Additionally, the Company is conducting research and development activities in the treatment of osteoarthritis, the most prevalent form of arthritis in the United States. See "Business -- Orthopedics," "Business -- Manufacturing" and "Business -- Sales, Marketing and Distribution."

     Other Development Programs. The Company is conducting preclinical studies with an adhesion prevention barrier product, CoStop(TM), based on its proprietary PEG-polymer technology, designed to prevent the formation of debilitating or painful internal tissue adhesions after surgery. According to industry experts, an estimated 4.5 million U.S. surgeries each year are at risk for adhesion formation, including most abdominal and gynecological surgeries, as well as many cardiothoracic and orthopedic surgeries. The Company also is conducting preclinical studies with a resorbable sealant for use in vascular catheterization procedures to prevent post-operative bleeding. The Company is also developing recombinant human collagen and thrombin to serve as an alternative to bovine collagen and bovine thrombin in its products in an effort to develop a wider range of innovative surgical products.

     Objectives and Strategy. The Company's objective is to develop, manufacture and commercialize innovative tissue repair and regeneration products, with the initial goal of rapidly exploiting its proprietary technology in the areas of surgical hemostats and sealants. The Company's strategy consists of the following key elements:

     - Initial Focus on Large Markets. The Company is focusing initially on the commercial development of hemostatic and sealant products for cardiothoracic and cardiovascular surgery indications procedures. The Company estimates that there are approximately 9.3 million open and minimally invasive cardiovascular, hepatic, orthopedic and general surgeries performed each year in the United States in which hemostatic products may be used and approximately 1.4 million such surgeries performed each year in the United States in which sealant products may be used.

     - Leverage Competitive Advantages. The Company is conducting a 100-patient, multi-center, randomized clinical trial of CoStasis in Europe, controlled against conventional medical practices, including fibrin sealants, and expects to differentiate its products through ease of preparation, novel delivery systems, clinical effectiveness and safety. CoStasis uses autologous plasma (derived from the patient), as opposed to homologous plasma (derived from pooled blood sources), thereby eliminating the potential infectious disease risks inherent in the use of pooled blood-derived products.

     - Targeted Regulatory Classification and Distribution. The Company believes that CoStasis and CoSeal will be classified as medical devices in Europe and the United States, generally requiring less onerous, less costly and shorter regulatory approval processes than if classified as biological agents or drugs. Initial distribution in Europe is planned through geographically focused, specialty cardiovascular distributors with existing customer relationships and established sales infrastructures. In the United States, the Company plans to target the concentrated cardiovascular surgery segment with a direct sales force to maximize operating margins and plans to consider additional distribution arrangements for other surgical specialties such as general surgery, gynecology and orthopedics.

     - Expand into Other Surgical Markets. The Company believes that its technology and initial product formulations may also be applied to additional, non-cardiac, high-volume procedures. The Company is developing hemostatic and sealant indications in colon-rectal (e.g., colon resections), hepatic (e.g., liver transplants) and orthopedic (e.g., bone grafts) surgeries, including both open and minimally invasive surgical techniques. The Company believes that its technology platform is highly scaleable and will enable it to expand into additional markets over time.

     - Capitalize on Intellectual Property Portfolio. The Company believes it has substantial design, manufacturing and applications engineering expertise in the development of biomaterials and delivery systems which, when combined with its intellectual property portfolio, will enable it to expand into additional markets by cost-effectively addressing unmet surgical needs for ease of preparation, ease of use, efficacy and safety.

     - Develop and Maintain Close Relationships with Leading Professionals Worldwide. The Company strives to maintain close relationships with leading scientists, surgeons and other healthcare professionals worldwide who are dedicated to expanding the use of biomaterials for hemostatic and sealant applications, and to identify unmet surgical needs. The Company plans to actively assist and support educational and training programs for and the research efforts of such professionals.
                            ------------------------

     Cohesion Corporation was founded in December 1993 as Otogen Corporation ("Otogen"), by Rodney Perkins, M.D., and Collagen to focus on the development of medical devices in the fields of otology and neurosurgery. In January 1996, this focus was shifted primarily to the fields of hemostasis, biosealants and adhesion prevention devices, and Otogen's name was changed to Cohesion Corporation. In December 1997, Collagen increased its interest in Cohesion Corporation to approximately 99%. Effective January 1, 1998, Collagen transferred to the Company certain assets and liabilities, including its interest in Cohesion Corporation, as described below. The Company intends after the Distribution to acquire the balance of the shares of Cohesion Corporation. Collagen is in the process of seeking stockholder approval of the Distribution, and the Distribution is contingent upon prior receipt of a ruling from the Internal Revenue Service that the Distribution will not result in recognition of taxable income or taxable gain to Collagen or its stockholders. The Company's headquarters are located at 2500 Faber Place, Palo Alto, California 94303 and its telephone number is (650) 354-4300.

     For additional information regarding the Distribution, please refer to the Collagen 1998 Proxy Statement. The Company's Registrar, Transfer Agent and Distribution Agent may be contacted at the Bank of New York, N.A. at (212) 815-6955.

                            ------------------------

     CoStasis, CoSeal and CoStop are trademarks of the Company. This Information Statement also includes trade names and trademarks of companies other than the Company. The use of any such third party trade name or trademark herein is editorial only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.

                                THE DISTRIBUTION


Common Stock to be outstanding after the Distribution.......   8,864,020 shares(1)
Nasdaq NMS Symbol...........................................  CSON


---------------

(1) Represents 8,864,020 shares being distributed in connection with the Distribution. Excludes approximately 2,477,000 shares of Common Stock issuable upon exercise of options which the Company may issue under the Company's stock option plans on or shortly after the Distribution Date.


DISTRIBUTING CORPORATION......   Collagen Corporation, a Delaware corporation.

DISTRIBUTED CORPORATION.......   Collagen transferred to the Company, effective
                                 January 1, 1998, pursuant to the Intercompany
                                 Agreements (as defined) substantially all of the assets of, and responsibility for substantially all of the liabilities associated with Collagen's activities in hemostatic devices, biosealants, orthopedic products and programs, adhesion prevention barriers and the development of recombinant human collagen and thrombin, as more fully described herein, as well as certain other equity interests, including interests in Boston Scientific
                                 Corporation ("Boston Scientific") and
                                 Innovasive, which had an aggregate market value of $83.9 million, at March 31, 1998.
                                 Collectively, the assets transferred pursuant to the Intercompany Agreements are referred to herein as the "Transferred Businesses."

RETAINED BUSINESSES...........   Collagen will retain all of the businesses (the
                                 "Retained Businesses"), other than the
                                 Transferred Businesses. Following the
                                 Distribution, Collagen plans to change its name to Collagen Aesthetics, Inc.

PRIMARY PURPOSES OF THE
DISTRIBUTION..................   To separate the Transferred Businesses so that
                                 the Company and Collagen will be in an improved position (i) to adopt strategies and pursue objectives appropriate to specific businesses and industries and thereby achieve, among other things, potential cost savings, (ii) to implement more focused incentive compensation arrangements that are tied more directly to results of operations, (iii) to be recognized by the financial community as separate and distinct businesses, and (iv) to facilitate raising additional capital in the private and public markets. See "The Distribution."


SHARES TO BE DISTRIBUTED AND
OUTSTANDING...................   Approximately 8,864,020 shares of Common Stock.
                                 In addition to the 8,864,020 shares being distributed on or shortly after the Distribution Date, the Company anticipates having outstanding options to purchase an aggregate of approximately 2,477,000 shares of Common Stock under its stock option plans, as a result of (i) new option grants to employees and directors of the Company, (ii) the restructure and exchange of options to purchase
                                 Collagen Common Stock held by former employees and directors of Collagen and (iii) offers the Company may make to exchange options held by former employees and directors of Cohesion
                                 Corporation for options to purchase Common
                                 Stock. See "Description of Capital Stock."



DISTRIBUTION RATIO............   Each Collagen Holder will receive one share of
                                 Common Stock of the Company for every one share of Collagen Common Stock held on the Record
                                 Date. On June 30, 1998, there were 8,864,020 shares of Collagen Common Stock outstanding.


QUOTATION AND TRADING
MARKET........................   The Company has applied to have the Common
                                 Stock quoted on the Nasdaq National Market under the symbol "CSON."

RECORD DATE...................   The close of business on                     ,
                                 1998.

DISTRIBUTION DATE.............   The Distribution Agent will distribute on or
                                 shortly after                     , the
                                 Distribution Date certificates representing the
                                 Company Common Stock to the Collagen Holders.

DISTRIBUTION AGENT............   The Bank of New York, N.A. (the "Distribution
                                 Agent").

TAX CONSEQUENCES..............   It is a condition for the completion of the
                                 Distribution that a ruling be obtained from the Internal Revenue Service that the Distribution will not result in recognition of taxable income or gain to Collagen or its stockholders under Section 355 and Section 368 of the Internal Revenue Code of 1986, as amended (the
                                 "Code"). In the event that such ruling is not obtained, the Distribution will not be effected. See "The Distribution." See also The
                                 Collagen 1998 Proxy Statement, "The
                                 Spinoff -- Certain Federal Income Tax
                                 Consequences of the Spinoff."

DIVIDEND POLICY...............   The Company has never paid any cash dividends
                                 and does not anticipate paying cash dividends in the foreseeable future.

RELATIONSHIP WITH COLLAGEN
POST-DISTRIBUTION.............   Following the Distribution, Collagen and the
                                 Company will be independent public companies and their relationship will be governed solely by the terms of the Intercompany Agreements (as defined). See "Relationship Between the Company and Collagen After the Distribution."

RISK FACTORS..................   The matters discussed under "Risk Factors"
                                 commencing on page 9 of this Information
                                 Statement should be carefully considered.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

               SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA(1)
                                 (IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                     YEARS ENDED JUNE 30,                        MARCH 31,
                                     ----------------------------------------------------   -------------------
                                       1993       1994       1995       1996       1997       1997       1998
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue -- product sales...........  $  1,198   $  4,302   $  3,546   $  3,612   $  2,527   $  2,075   $  1,472
Costs and expenses:
  Cost of sales....................       539      1,991      1,961      2,404      2,105      1,902        816
  Research and development.........     2,957      3,284      3,416      4,268      9,627      6,634     11,309
  General and administrative.......     2,627      2,815      2,726      3,120      7,153      5,245      3,820
  Purchased in-process research and
    development....................        --         --         --      3,000         --         --     10,530
                                     --------   --------   --------   --------   --------   --------   --------
         Total costs and
           expenses................     6,123      8,090      8,103     12,792     18,885     13,781     26,475
                                     --------   --------   --------   --------   --------   --------   --------
Loss from operations...............    (4,925)    (3,788)    (4,557)    (9,180)   (16,358)   (11,706)   (25,003)
Other income (expense), net........    19,077       (592)     4,209     79,545     23,834      8,590     13,992
Provision for income taxes,
  minority interest and, in 1993,
  cumulative effect of change in
  accounting for income taxes......     6,963       (475)       553     31,691      2,495       (391)        --
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................  $  7,189   $ (3,905)  $   (901)  $ 38,674   $  4,981   $ (2,725)  $(11,011)
                                     ========   ========   ========   ========   ========   ========   ========

                                                               MARCH 31, 1998
                                                              -----------------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........       $ 3,648
Working capital.............................................         1,313
Investment in Boston Scientific.............................        75,455
Total assets................................................        95,577
Long-term liabilities.......................................        32,123
Total stockholder's and parent company equity...............        59,573

---------------
(1) The summary historical consolidated financial data of the Company has been prepared from the audited consolidated financial statements of the Company for each of the three years in the period ended June 30, 1997 and the unaudited consolidated financial statements as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 included herein. Financial information for each of the two years in the period ended June 30, 1994, has been prepared from unaudited consolidated financial statements not included herein. The financial information may not reflect the Company's future performance or the future financial position or results of operations of the Company, nor does it provide or reflect data as if the Company had actually operated as a separate, stand-alone entity during the periods covered. Per share data has not been presented as no common shares are outstanding and such information would not be meaningful. The summary financial data should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Information Statement. In the opinion of the Company's and Collagen's management, the unaudited consolidated financial statements as of March 31, 1998, for the years ended June 30, 1993 and 1994 and for the nine months ended March 31, 1997 and 1998 contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations for these periods.

           SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         NINE MONTHS ENDED
                                               YEAR ENDED JUNE 30, 1997                    MARCH 31, 1998
                                         ------------------------------------   ------------------------------------
                                                       PRO FORMA                              PRO FORMA
                                         HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                         ----------   -----------   ---------   ----------   -----------   ---------
STATEMENT OF OPERATIONS DATA:
Revenue -- product sales...............   $  2,527      $    --     $  2,527     $  1,472      $    --     $  1,472
Costs and expenses:
  Cost of sales........................      2,105         (589)       1,516          816           48          864
  Research and development.............      9,627       (1,313)       8,314       11,309       (1,015)      10,294
  General and administrative...........      7,153           --        7,153        3,820           --        3,820
  Purchased in-process research and
    development........................         --           --           --       10,530           --       10,530
                                          --------      -------     --------     --------      -------     --------
         Total costs and expenses......     18,885       (1,902)      16,983       26,475         (967)      25,508
                                          --------      -------     --------     --------      -------     --------
Loss from operations...................    (16,358)       1,902      (14,456)     (25,003)         967      (24,036)
Other income (expense), net............     23,834           --       23,834       13,992           --       13,992
Provision for income taxes and minority
  interest.............................      2,495          723        3,218           --           --           --
                                          --------      -------     --------     --------      -------     --------
         Net income (loss).............   $  4,981      $ 1,179     $  6,160     $(11,011)     $   967     $(10,044)
                                          ========      =======     ========     ========      =======     ========
Basic net income (loss) per share(2)...                             $   0.70                               $  (1.13)
                                                                    ========                               ========
Diluted net income (loss) per
  share(2).............................                             $   0.69                               $  (1.13)
                                                                    ========                               ========
Shares used in computing basic net
  income (loss) per share(2)...........                                8,804                                  8,901
                                                                    ========                               ========
Shares used in computing diluted net
  income (loss) per share(2)...........                                8,930                                  8,901
                                                                    ========                               ========

                                                              MARCH 31, 1998
                                                              --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........     $ 3,648
Working capital.............................................       1,313
Investment in Boston Scientific.............................      75,455
Total assets................................................      95,577
Long-term liabilities.......................................      32,123
Total stockholder's and parent company equity...............      59,573

---------------
(1) The summary unaudited pro forma consolidated financial data presented is theoretical in nature and not necessarily indicative of the future results of operations or financial position of the Company or the results of operations and financial position which would have resulted had the Company been a stand-alone company during the periods presented. The pro forma financial data reflects certain additions and adjustments to the historical results related to (i) transfer price arrangements under the Company's supply agreements with Collagen, and (ii) research and development expenses associated with the reimbursement of costs under the Company's development arrangements with Collagen. The pro forma statement of operations data assumes that the Distribution occurred prior to July 1, 1996. The pro forma balance sheet data assumes that the Distribution occurred on March 31, 1998. This information has been prepared from the unaudited pro forma consolidated financial information of the Company included elsewhere in this Information Statement. The summary pro forma financial data should be read in conjunction with the unaudited pro forma consolidated financial information and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Information Statement.

(2) See Note 5 of Notes to Unaudited Pro Forma Consolidated Financial Information for a description of the basis of determining net income (loss) per share information.

                                  RISK FACTORS

     The following Risk Factors should be considered carefully, in addition to the other information contained in this Information Statement. When used in this Information Statement, the words "expects," "anticipates," "intends," "plans," "estimates" and similar expressions are intended to identify forward looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks discussed below and elsewhere in this Information Statement. Actual results could differ materially from those projected in the forward looking statements as a result of the risk factors discussed below and elsewhere in this Information Statement.

ABSENCE OF HISTORY AS AN INDEPENDENT COMPANY

     Prior to being contributed to the Company by Collagen, the Transferred Businesses were part of an operating group at Collagen, the Collagen Technologies Group. The Company does not have an operating history as an independent company. As is the case with many distributions, the preparation and completion of the Distribution may result in some temporary dislocation of, and inefficiencies in the business, operations, organization and personnel structure of the Company. Collagen is not required to provide assistance or services to the Company, except as described in the Intercompany Agreements, and, it is incumbent upon the Company to establish an identity separate from Collagen. Although the Company intends to invest substantial resources in the future to increase capital market and industry awareness of its activities, there can be no assurance that such investment will actually increase such awareness, and failure to achieve such awareness could have a material adverse effect on the Company. The Company has not operated as a public company, and following the Distribution it will continue to incur increasing costs and expenses associated with being a public company. See "-- No Prior Public Market; Volatility of Common Stock Price;" "-- History of Operating Losses; Uncertainty of Future Profitability;" "-- Intense Competition;" "Business;" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company's historical results of operations discussed in this Information Statement and contained in the financial statements and related notes, included in this Information Statement, reflect the historical operations of the Transferred Businesses contributed by Collagen to the Company. The financial statements of the Company included herein may not necessarily reflect the results of operations, financial position and cash flows of the Transferred Businesses had the Company been operated as an independent entity during the periods presented. The Company has incurred operating losses in each of the past five years, including operating losses of $4.6 million, $9.2 million, $16.4 million and $25.0 million in fiscal 1995, 1996, 1997 and for the nine-month period ended March 31, 1998, respectively. The Company's operating losses have resulted primarily from expenses incurred in connection with the Company's research and development activities, including preclinical and clinical trials, development of manufacturing processes and general and administrative expenses and the Company expects that such expenses will continue to increase for the foreseeable future. While the Company had sales of Collagraft bone products of $1.9 million and $1.1 million for the year ended June 30, 1997 and the nine months ended March 31, 1998, respectively, the Company does not expect such sales to increase substantially in the future. Such sales at their present levels do not contribute, in a material way, to the Company's revenues. The Company's ability to achieve and sustain operating profitability is highly dependent upon obtaining in a timely and efficient fashion, regulatory approval for and successfully commercializing its products in development, particularly the CoStasis atraumatic hemostatic device and the CoSeal surgical sealant and developing sales and marketing capabilities for its products, both in Europe, the United States and other markets. There can be no assurance that the Company will obtain required regulatory approvals in a timely fashion, if at all, or successfully develop, manufacture, commercialize and market products or that the Company will ever record significant product revenues or achieve operating profitability. Operating profitability, if achieved, may not be sustained. See "-- Absence of History as an Independent Company;" "-- Dependence on Boston Scientific Stock;" "-- No Prior Public Market; Volatility of Common Stock Price;" "-- Uncertainties Related to Early Stage of Commercialization and Development;" "-- Gov-ernment Regulation;" "-- Intense Competition;" "Management's Discussion and Analysis of Financial Condition and Results of Operations;" and "Business."

UNCERTAINTIES RELATED TO COMMERCIALIZATION AND DEVELOPMENT

     Except for Collagraft, the Company's orthopedic implant product, which is currently marketed by Zimmer, and the Company's Vitrogen, Cell Prime, Zygen, Angiostat and other bulk collagen products (collectively the "Intermediate Products"), all of the Company's products are in research or preclinical or clinical development. The Company has not received marketing approval for any of its products from the FDA or any other international regulatory body. The development and commercialization of new products are highly uncertain, as is the timing associated with these activities. Among other things, potential products that may appear to the Company to be promising may not reach the market for a number of reasons, including the possibilities that the potential products will be found to be ineffective or to cause harmful side effects during preclinical testing or clinical trials, will fail to receive necessary regulatory approvals, will be difficult to manufacture on a commercial scale, will be uneconomical, will fail to achieve market acceptance or will be precluded from commercialization by the proprietary rights of third parties. No assurance can be made that any of the Company's development programs will be successfully completed, that clinical trials will generate anticipated results or will commence or be completed as planned. Additionally, there can be no assurance that the Company will be able to obtain CE Mark in Europe, on a timely basis, if at all, or that any premarket approval ("PMA") application will be accepted or ultimately approved by the FDA on a timely basis, if at all, or that any products for which approval is obtained will be commercially successful. If any of the Company's development programs are not successfully completed in a timely fashion, required regulatory approvals are not obtained in a timely fashion, or products for which approvals are obtained are not commercially successful, the Company's business, financial condition and results of operations will be materially and adversely affected. See "-- Early Stage of Clinical Trials and Lack of Extensive Clinical Data;" "-- Uncertainty of Market Acceptance;" "-- Government Regulation; No Assurance of Regulatory Approvals" and "Business."

UNCERTAINTIES RELATED TO CLINICAL TRIALS AND LACK OF EXTENSIVE CLINICAL DATA

     Although the Company's lead product candidate, CoStasis, is in clinical trials in Europe and the United States, clinical data obtained to date has been insufficient to demonstrate its safety and efficacy under applicable FDA regulatory guidelines. Although the Company is currently conducting a 100-patient, multi-site, randomized, pivotal human clinical trial in Europe using CoStasis in cardiothoracic surgery indications and expects that the results of this trial will be sufficient to form the basis for an application for CE Mark in Europe, significant additional clinical data will be required prior to submission of a PMA application in the United States. There can be no assurance that any of the Company's product candidates will receive CE Mark in Europe or marketing approval from the FDA in a timely fashion, if at all. Additionally, clinical trials may identify significant technical or other obstacles that must be overcome prior to obtaining necessary regulatory or international approvals. Such obstacles could delay progress in the development and commercialization of the Company's current product candidates. Adverse events related to the use of the Company's product candidates may occur during clinical trials, and any such events may require suspension or termination of clinical trials, and the filing of reports with the FDA and other applicable U.S. and international regulatory authorities. Such events could negatively impact the Company's ability to achieve successful development and commercialization of its products. If the Company's products under development do not prove to be safe and effective in clinical trials, or if the Company is otherwise unable to commercialize these products successfully, the Company's business, financial condition and results of operations will be materially and adversely affected. See "Business" and "-- Government Regulation; No Assurance of Regulatory Approvals."

UNCERTAINTY OF MARKET ACCEPTANCE

     The Company's CoStasis atraumatic hemostat is a device designed to control diffuse capillary and small vein bleeding, and the Company's CoSeal biosealant is a device designed to seal anastomoses and sites of incision, in connection with surgery. There can be no assurance that either of these products will gain commercial acceptance among physicians, patients and health care payors, even if necessary international and

U.S. marketing approvals are obtained. The Company believes that recommendations and endorsements by physicians will be essential for market acceptance of its surgical products, and there can be no assurance that any such recommendations or endorsements will be obtained. The Company believes that surgeons will not use the Company's products unless they determine, based on clinical data and other factors, that the products are an effective means of controlling bleeding and sealing anastomoses and sites of incision, and that the clinical benefits to the patient and cost savings achieved through use of these systems outweigh their cost. Acceptance among physicians may also depend upon the Company's ability to train surgeons and other potential users of the Company's products in the application of sprayable surgical products, which they typically have not used, and the willingness of such users to learn these new techniques. Additional factors in achieving market acceptance may include the Company's ability to address competition from U.S. and international medical device, pharmaceutical and biopharmaceutical companies, to develop a marketing and sales force, to form strategic partnerships and to manufacture price- and cost-effective products. Failure of the Company's products to achieve significant market acceptance will have a material adverse effect on the Company's business, financial condition and results of operations. See
"-- Intense Competition;" "-- Lack of Marketing and Sales Capabilities;" and "Business -- Products."

DEPENDENCE ON BOSTON SCIENTIFIC STOCK TO FUND OPERATIONS

     Historically, Collagen has used sales of Boston Scientific stock to fund operations and investments, and, in connection with the activities surrounding the Distribution, Collagen transferred to the Company, effective January 1, 1998, all of its equity interest in Boston Scientific. Sales of Boston Scientific common stock contributed pre-tax gains of approximately $6.0 million, $85.8 million and $9.1 million in fiscal years 1995, 1996 and 1997, respectively. As of March 31, 1998, the Company owned approximately 1.1 million shares of Boston Scientific common stock, valued at $75.5 million, based on a market price of $67.50 per share on such date as reported on the New York Stock Exchange. The Company has implemented a "protect" strategy based on purchases of put options and sales of call options in combination, commonly known as an "equity collar," covering 650,000 shares of its Boston Scientific holdings. While the strategy is designed to minimize downside risk of loss should the stock price decline below approximately $63.00 and allow for limited upside participation should the stock price rise above approximately $98.00, there can be no assurance that the Company will be able to sell the remaining unhedged shares of Boston Scientific common stock at attractive prices if, when and as needed. Failure to achieve such sales could jeopardize the Company's ability to fund its operations and require it to engage in additional financing alternatives, some of which might be dilutive. The market price of Boston Scientific common stock is highly volatile and, as a medical device manufacturer, the Company believes that Boston Scientific is subject to a number of the same factors affecting its operations as the Company. Readers are encouraged to review the Boston Scientific reports Boston Scientific files with the Securities Exchange Commission for a detailed description of the nature of Boston Scientific's business and the risks and uncertainties associated with it. Any significant downward fluctuation in the market price for Boston Scientific common stock could adversely impact the Company's earnings due to lower amounts realized on any sales by the Company of such stock and would decrease the value of the Company's total assets as stated on its balance sheet resulting from a lower carrying value for the Boston Scientific investment, which as of March 31, 1998, represented approximately 79% of the value of the Company's total assets. See "-- Uncertainty of Access to Capital;" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO PRIOR PUBLIC MARKET; VOLATILITY OF COMMON STOCK PRICE


     Prior to the Distribution, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or be sustained after the Distribution, that analyst coverage or general market support will be obtained or sustained. In addition, there can be no assurance that the market price of the Common Stock will not decline below the price on the Distribution Date or shortly thereafter. Prices at which the Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the Common Stock is fully distributed and an orderly market develops, the price of the Common Stock may fluctuate significantly. The Common Stock price will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the Common Stock, investor perception of the Company and its industry, and general economic and market conditions. In addition, in recent years, the stock market in general, and the stock prices of medical device and life sciences companies in particular, have experienced extreme price fluctuations, sometimes without regard to the operating performance of particular companies. The market price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products, clinical trial results, announcements regarding strategic alliances, domestic and international government regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or its competitors or other parties. Additionally, changes in U.S. and international healthcare policies, future sales of substantial amounts of Common Stock by existing stockholders, changes in estimates of and comments by securities analysts and general market and economic conditions may have an adverse effect on the market price of the Common Stock. In addition, the realization of any of the risks described herein in "Risk Factors" could have a dramatic and material adverse impact on the market price of the Common Stock. Following a fluctuation in the market price of a corporation's securities, securities class action litigation has often resulted. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse impact on the Company's business, financial condition and results of operations. See "-- No Prior Public Market; Volatility of Common Stock Price;" "-- Absence of History as an Independent Company;" "History of Operating Losses; Accumulated Deficit;" "Uncertainty of Future Profitability;" "-- Dilutive Impact of Future Equity Issuances;" and "Business."


RELATIONSHIP BETWEEN THE COMPANY AND COLLAGEN


     Conflicts of interest may arise between the Company and Collagen in a number of areas relating to their past and ongoing relationships, including tax and employee benefit matters and indemnity arrangements. The Company and Collagen have entered into the Intercompany Agreements for the purpose of defining certain relationships between them. The Company believes that the Intercompany Agreements will minimize conflicts of interest between the Company and Collagen. However, in the event that conflicts arise, the Company believes that each entity will have an experienced management infrastructure in place to deal with such conflicts. Should conflicts persist which cannot be resolved at each entity's executive level, the Intercompany Agreements provide for arbitration as a final means of resolution. The terms of such agreements may limit the Company's operating flexibility. The Company and Collagen may also enter into material transactions and agreements in the future. There can be no assurance that any such arrangements and transactions will be at least as favorable as could be obtained from third parties. See "Relationship Between the Company and Collagen After the Distribution."


INTENSE COMPETITION

     The Company anticipates that it will compete with many domestic and foreign medical device, pharmaceutical and biopharmaceutical companies and organizations across each of its product categories and areas in which it is conducting research and development activities. In the hemostatic and biosealant areas, the Company believes in the United States that it will face strong competition from existing methodologies for controlling bleeding and sealing wounds resulting from surgery, such as hemostatic powders and sponges, collagen-based hemostats and traditional sutures and staples marketed by companies such as Johnson & Johnson, United States Surgical Corporation and American Home Products Corporation. In addition, the Company believes that it will face competition from more recent products and technologies, such as those developed by Focal, Inc. ("Focal") and Fusion Medical Technologies, Inc. ("Fusion"). Outside of the United States, other competitive products currently being marketed include fibrin sealants, sold in Europe and the Pacific Rim countries by Immuno AG and Centeon L.L.C. In addition, in the United States, there are several fibrin sealants under development including those by the American Red Cross, Baxter Healthcare Corporation, Convatec, a subsidiary of the Bristol-Myers Squibb Company, Haemacure Corporation and V.I. Technologies, Inc. (Vitex). In addition to conventional fibrin sealants, there are a number of other products in late-stage development using either collagen or polymer technologies, made by Focal and Fusion, as well as another class of sealants called cyanoacrylates. In the orthopedics area, the Company's Collagraft bone graft products face competition from synthetic bone graft substitutes from Interpore International, and Osteotech, Inc. Additionally, several companies and institutions are engaged in the development of collagen-based materials, techniques, procedures and products for use in medical applications the Company anticipates addressing with its current and proposed products and research programs.

     Also, other recently developed technologies or procedures are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's current competitors or other parties will not succeed in developing alternative technologies and products that are more effective, easier to use or more economical than those which have been or are being developed by the Company or that would render the Company's technology and products obsolete and uncompetitive in these fields. In such event, the Company's business, financial condition and results of operations would be materially and adversely affected.

     Many of the Company's current and potential competitors, including, but not limited to those listed above, have substantially greater financial, technological, research and development, regulatory and clinical, marketing and sales and personnel resources than the Company. These competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing such products. Certain of these competitors may obtain approval or clearance by the FDA or foreign countries, achieve product commercialization or obtain patent protection earlier than the Company. Any of these circumstances could materially and adversely affect the Company. Also, to the extent the Company commences manufacturing activities, it will also face competition with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has limited experience. Failure of the Company to address competition in this area could have a material adverse impact on the Company, its financial condition and results of operations. See "Business -- Competition;"
"Business -- Manufacturing."

UNCERTAINTIES RELATED TO INTELLECTUAL PROPERTY

     The Company's success will depend on its ability to obtain patent protection for its products, preserve its trade secrets, prevent third parties from infringing upon its proprietary rights, and operate without infringing upon the proprietary rights of others, both in the United States and internationally. There can be no assurance that the Company's pending or future patent applications will issue, or that the claims of the Company's issued patents, or any patents that may issue in the future, will provide any competitive advantages for the Company's products or that they will not be successfully challenged, narrowed, invalidated or circumvented in the future. Moreover, litigation and interference or opposition proceedings associated with obtaining, enforcing or defending patents or trade secrets is expensive and can divert the efforts of technical and management personnel. The Company has filed patent applications in certain foreign countries corresponding to certain patent applications that it has filed in the United States and may file additional patent applications inside and outside the United States. The Company believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws and believes the protection afforded by foreign patents or any other foreign intellectual property protection, if obtained, may be more limited than that provided domestically. In addition, there can be no assurance that competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use, offer for sale, sell and import its products. The Company is aware that certain medical device, pharmaceutical and other companies, universities and research institutions have filed patent applications or have issued patents relating to compositions and methods for wound closure and adhesion prevention. In addition, the medical device and pharmaceutical industries have been characterized by litigation regarding patents and other intellectual property rights, and many companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that litigation will not be brought against the Company by third parties in the future challenging the Company's patent rights or claiming infringement by the Company of patents held by the third parties.

     Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the medical products industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. While the Company intends to seek patent protection for its proprietary technology, products and processes, there can be no assurance as to the success or timeliness in obtaining any such patents, that the breadth of claims obtained, if any, will provide adequate protection of the Company's proprietary technologies, products and processes, or that the Company will be able to adequately enforce any such claims to protect its proprietary technology, products and processes. Because patent applications in the United States are confidential until the patents issue, and publication of discoveries in the scientific and patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that Company inventors or licensors were the first to conceive of inventions covered by pending patent applications or that the Company was the first to file patent applications for such inventions. The Company may desire or may be required to obtain licenses to patents or proprietary rights of others. No assurance can be given that any licenses required under any patents or proprietary rights of third parties would be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around or otherwise avoid such patents, or it could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

     Litigation may be necessary to defend against or assert claims of patent infringement or invalidity, to enforce or defend patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings in the U.S. Patent and Trademark Office, or opposition proceedings in a foreign patent office, may be necessary to determine the priority of inventions with respect to patent applications of the Company or its licensors. Litigation, interference or opposition proceedings could result in substantial costs to and diversion of effort by the Company, and adverse determinations in any such proceedings could prevent the Company from manufacturing, marketing or selling its products and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with collaborative partners, vendors, suppliers, employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain, but not all, commercial partners and consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement. There can be no assurance that binding agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. See "-- Competition;" "Business -- Intellectual Property."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS

     The Company's existing and proposed products, its research and development and planned commercialization activities are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. The Federal Food, Drug and Cosmetic Act (the "FDC Act"), as amended, the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the preclinical and clinical testing, manufacturing conditions, device safety, efficacy, labeling and storage, record keeping, advertising and the promotion of medical devices and drugs. Product development and approval within this regulatory framework take a number of years and involve the expenditure of substantial resources.

     Additionally, in order for the Company to market its products in Europe and other foreign countries, the Company and/or its partners, if any, must obtain required regulatory approvals and comply with extensive regulations governing safety, quality and manufacturing processes. These regulations vary significantly from country to country. The time required to obtain approval to market the Company's products outside the United States may be longer or shorter than that required in the United States. In order to market the products being developed by the Company in the member countries of the European Union, the Company will be required to obtain CE Mark certification. CE Mark certification is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In the first half of 1998, the Company completed a successful quality systems audit to the ISO 9001/EN46001 and Medical Devices Directive requirements, which is one of the principal steps in the CE Mark process. The remainder of the CE Mark process consists primarily of review by the approving body of additional documentation submitted by the Company to document each product's clinical safety and performance. Although a quality system audit has been completed, there can be no assurance that the Company will be successful in completing the remainder of the CE Mark certification process or obtaining CE Mark certification, in a timely manner, if at all.

     In the United States, medical devices are classified into three different classes (Class I, Class II and Class III) on the basis of controls deemed necessary to reasonably ensure the safety and effectiveness of the device. Class I devices are subject to general controls (relating to labeling, premarket notification and adherence to FDA's good manufacturing practices ("GMPs"), recently codified in the quality system regulation (the "QSR")). Class II devices are subject to general and special controls (relating to performance standards, postmarket surveillance, patient registries, and FDA guidelines). Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness. Class III devices are generally life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices. Before a new medical device can be marketed, marketing clearance must be obtained through a premarket notification under Section 510(k) of the FDC Act or a premarket approval ("PMA") application under Section 515 of the FDC Act. A 510(k) clearance will typically be granted by the FDA if it can be established that the device is substantially equivalent to a "predicate device," which is a legally marketed Class I or Class II device or a preamendment Class III device (i.e., one that has been marketed since a date prior to May 28, 1976) for which the FDA has not called for PMAs. The FDA has been requiring an increasingly rigorous demonstration of substantial equivalence and this may include a requirement to submit human clinical trial data. It generally takes four to twelve months from the date of a 510(k) submission to obtain clearance, but it may take longer. The FDA may determine that a medical device is not substantially equivalent to a predicate device, or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness, or that constitute a major change in the intended use of the device, will require new 510(k) submissions.

     A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a preamendment Class III device for which the FDA has called for PMAs. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, and laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission includes the proposed labeling, advertising literature, and any training materials. The PMA can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. The FDA review of a PMA application generally takes one to three years from the date the PMA is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians and others knowledgeable in the applicable field, may be convened to review and evaluate the application and provide a recommendation to the FDA as to whether the device should be approved. The FDA accords substantial weight to the recommendation but is not bound by it. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure compliance with applicable QSR requirements, which include extensive requirements relating to product design, manufacturing processes, testing, control documentation and other quality assurance procedures.

     If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When, and if, those conditions have been fulfilled to the satisfaction of the FDA, the FDA will issue a PMA approval letter, authorizing marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "non-approvable" letter. The FDA may determine that additional clinical trials are necessary, in which case the PMA may be delayed for one or more years while additional clinical trials are conducted and submitted in an amendment to the PMA. Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

     If human clinical trials of a device are required, either for a 510(k) premarket notification or a PMA application, and the device presents a "significant risk," the sponsor of the trial must file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs, without the need for FDA review. Submission of an IDE provides no assurance that the FDA will approve the IDE. Even if the IDE is approved, there can be no assurance that the FDA will determine that the data derived from the studies support the safety and efficacy of the device or warrant the continuation of clinical studies. Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study, provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     The Company anticipates that its products in development will be regulated as Class III medical devices and will require PMA approval prior to being marketed in the United States. If this is the case, the Company will need to obtain for each of its products an IDE in order to conduct clinical trials in the United States. There can be no assurance that the Company will receive Class III medical device designation for its products or that it will be able to obtain IDEs for each of its planned products or that data from such clinical studies if and when commenced will demonstrate the safety and effectiveness of the Company's product or will adequately support a PMA application.

     If clearance or approval for a given product of the Company is obtained, such product will be subject to pervasive and continuing regulation by the FDA. For example, the Company will be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, such as labeling regulations, applicable QSR requirements, the Medical Device Reporting ("MDR") regulations (which require a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA prohibitions against promoting products for unapproved or "off-label" uses. Any failure by the Company to comply with applicable regulatory requirements could result in the detention or seizure of products, issuance of an enjoinment of future product activities and the assessment of civil and criminal penalties against the Company, its officers and its employees. Failure to comply with the regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict the effect, if any, that such changes might have on its prospects, business, financial condition or results of operations.

     In November 1997, the President of the United States signed into law the FDA Modernization Act of 1997. This legislation makes changes to the device provisions of the FDC Act and other provisions in the FDC Act affecting the regulation of devices. Among other things, the changes will affect the IDE, 510(k) and

PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off label information. The Company cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of the Company's products.

     Although the Company anticipates that its products in development will be classified by the FDA as medical devices, in the event that a given product is classified by the FDA as a drug, it will require FDA approval of a new drug application ("NDA") prior to commercialization in the United States. The NDA process is generally more onerous, costly and lengthy than the PMA process, often requiring more extensive preclinical and clinical testing. Many products for which NDAs have been submitted by other companies have never been approved for marketing. Before clinical studies of a new drug can begin, an investigational new drug ("IND") application must be submitted to the FDA. FDA regulations provide that human clinical trials may begin thirty days following submission of an IND application, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the application. An IND application contains extensive preclinical data and information about the drug. There can be no assurance that the Company will develop sufficient data and information to submit an IND for its products or that such data and information if submitted, would be sufficient for the purposes of commencing clinical studies of the products. Delays in the receipt of or failure to obtain FDA authorization to begin or continue clinical trials could have a material adverse effect on the Company's business, financial condition or results of operations.

     The FDA regulates the manufacturing, product testing, and marketing of both medical devices and drugs. Manufacturers of drugs are required to comply with applicable GMP and, in the case of medical devices, QSR requirements, which include requirements relating to product design, manufacturing processes, product testing, and quality assurance, as well as the corresponding maintenance of records and documentation. There is no assurance that the Company will be able to comply with the applicable QSR requirements. In addition, the Company is required to provide information to the FDA on death or serious injuries alleged to have been associated with the use of its medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. Failure of the Company to comply with the QSR regulation, or other FDA regulatory requirements, could have a material adverse effect on the Company's business, financial conditions, or results of operations.

     CoStasis contains thrombin, which is a FDA-licensed biological drug. Consequently, the FDA considers CoStasis to be a combination product subject to jurisdiction by the Center for Biologics Evaluation and Research ("CBER") and the Center for Devices and Radiological Health ("CDRH"). The FDA has assigned lead review responsibility to CDRH following a "Request for Designation" determination by the FDA in September 1996. The Company believes that this decision was significant, as fibrin sealants containing human plasma are regulated as biological drugs, which may substantially increase the duration and complexity of their regulatory approval processes compared to that of CoStasis. Although CoStasis is considered to be a combination product, consistent with lead review responsibility being assigned to CDRH the product will be regulated primarily as a device. Consequently, the Company has filed an IDE application for CoStasis, and it is currently conducting clinical studies pursuant to the IDE. If the clinical data collected from these studies is satisfactory, the Company will file a PMA with the FDA seeking marketing approval for CoStasis. There can be no assurance that the data from these studies will demonstrate the safety and effectiveness of CoStasis to the satisfaction of the FDA, and consequently there can be no assurance that CoStasis will be approved for commercial marketing by the FDA.

     With respect to CoSeal, the Company believes that the product will be regulated by the FDA as a medical device because similar biosealant products of other manufacturers have been classified and regulated as medical devices by the FDA. The Company expects to begin clinical studies of CoSeal in the second half of 1998, after filing an IDE application with the FDA, and would expect to seek marketing clearance from the FDA at the conclusion of those studies. The Company expects that the pathway towards marketing clearance will require the filing of a PMA with the FDA, although there is a possibility based on prior administrative precedents that the FDA will agree to review CoSeal as a 510(k) premarket notification. In any event, there can be no assurance that the FDA will agree that the clinical study results, once submitted, will have adequately demonstrated the safety and effectiveness of CoSeal.

     The collagen used in the Company's products is derived from the cow hides of U.S. cattle. Bovine Spongiform Encephalopathy ("BSE") is a disease, commonly known as mad cow disease, initially reported in cattle in the United Kingdom, characterized by degenerative lesions of the central nervous system. The source of infections in animals derives from eating infected sheep-derived feed. While the disease has been reported in European countries, the Company is not aware of any reports of BSE in U.S. cattle to date and, currently, the Company relies on a "closed herd" of U.S. cattle to provide its bovine collagen-based products. There can be no assurance that the various foreign or domestic regulatory authorities will not raise issues regarding BSE or other matters which may adversely affect the Company's ability to manufacture, market or sell its bovine collagen-based products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON AND VARIABILITY OF THIRD PARTY REIMBURSEMENT

     Reimbursement and health care payment systems in international markets vary significantly by country. In connection with international product introductions, the Company and any future strategic marketing partners may be required to seek international reimbursement approvals. If required, there can be no assurance that any such approvals will be obtained in a timely manner, or at all, and failure to receive such international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

     In the United States, health care providers, such as hospitals and physicians, that purchase medical devices similar to the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of surgical procedures. The Company anticipates that in a prospective payment system, such as the DRG system utilized by Medicare, and in many managed care systems used by private health care payors, there will be no separate, additional reimbursement for the Company's products. Accordingly, the Company believes that there will be no procedure-specific reimbursement codes for the Company's products and therefore no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either governmental or private reimbursement systems. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private third party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's business may also be materially and adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. See "Business -- Third Party Reimbursement."

DILUTIVE IMPACT OF FUTURE EQUITY ISSUANCES

     Holders of Common Stock will experience dilution to the extent that additional shares of Common Stock are issued by the Company and to the extent that options to purchase Common Stock are exercised. Currently, the Company has authorized (i) options to purchase 2,607,000 shares of Common Stock under the 1998 Stock Option Plan, of which it anticipates options to purchase approximately 2,447,000 shares of Common Stock will be issued and outstanding on or shortly after the Distribution Date; (ii) options to purchase 268,000 shares of Common Stock under the Directors' Plan, of which it anticipates options to purchase 30,000 shares of Common Stock will be issued and outstanding on or shortly after the Distribution Date; and (iii) 250,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan, none of which have been issued.

LIMITED MANUFACTURING CAPACITY

     The Company anticipates that it will manufacture and package its final products and that it will use outside contractors for other functions, such as non-proprietary, high volume processes. There can be no assurance that the Company will be able to attract, train and retain the required personnel or will be able to increase its manufacturing capability to manufacture commercial quantities of its planned products in a timely manner, or at all. Manufacturers often encounter difficulties in scaling up production of their products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel and the Company may encounter similar problems. The Company can make no assurance that its manufacturing scale-up efforts will be successful, or, that if needed, high-volume manufacturing can be established or maintained at commercially reasonable costs on a timely basis, if at all. Any of these factors could have an material adverse effect on the Company's ability to develop and commercialize its products, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company purchases raw materials used in its products from various suppliers. For example, the Company purchases all of its requirements for collagen materials from Collagen, pursuant to the terms of the Intercompany Agreements. These materials have generally been readily available in the marketplace and have not been the subject of shortages. There can, however, be no assurance that the Company or its suppliers or contract manufacturers will not experience materials shortages in the future. In addition, Collagen relies on a "closed herd" of cattle in order to produce its bovine collagen-based products. In the event of any material diminution in the size of the herd for any reason, including accident or disease, Collagen's ability to quickly increase the supply of acceptable cattle is quite limited. Any such diminution would have a material adverse effect on the Company's ability to sell bovine collagen-based products and, as a result, the Company's business, financial condition and results of operations. Any such future shortages of materials or components could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also required to register as a medical device manufacturer with the FDA and to list its products with the FDA. As such, the Company is subject to inspections by the FDA for compliance with applicable QSR requirements, which include elaborate testing, control documentation and other quality assurance procedures. In addition, prior to international commercialization, the Company will be required to attain and maintain compliance with ISO 9001 standards. Failure to either attain or maintain compliance with the applicable regulatory requirements of various regulatory agencies would have a material adverse effect on the Company's business, financial condition and results of operations. Further, the Company and the third-party manufacturers of its products are required to comply with various FDA requirements for design, safety, advertising and labeling. The Company has not yet undergone an FDA QSR inspection and does not anticipate that it will undergo such an inspection until after submission of its initial PMA application for its CoStasis hemostat product. See "Business -- Manufacturing."

     Complex medical devices, such as the Company's products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. There can be no assurance that component failures, manufacturing errors or design defects that could result in an unsafe condition or injury to the patient will not occur. If any such failures or defects were deemed serious, the Company could be required to withdraw or recall products, which could result in significant costs to the Company. There can be no assurance that market withdrawals or product recalls will not occur in the future. Any future product problems could result in market withdrawals, recalls of products, or product liability litigation which could have a material adverse affect on the Company's business, financial condition or results of operations.

LACK OF MARKETING AND SALES CAPABILITIES

     The Company currently has no experience in marketing or selling its products under development and does not have a significant marketing and sales staff. In order to achieve commercial success for any product approved by the FDA, the Company must either develop a marketing and sales force or enter into arrangements with third parties to market and sell its products. If the Company develops its own marketing and sales capabilities, it will compete with other companies that currently have experienced and well-funded marketing and sales operations. To the extent that the Company enters into co-promotion or other marketing and sales arrangements with other companies, any revenues to be received by the Company will be dependent on the efforts of others, and there can be no assurance that such efforts will be successful. Additional factors in achieving market acceptance may include the Company's ability to address competition from domestic and foreign medical device, pharmaceutical and biopharmaceutical companies, develop a marketing and sales force, form strategic partnerships and manufacture price- and cost-effective products. See "Business -- Sales, Marketing and Distribution."

UNCERTAINTY OF ABILITY TO ATTRACT AND RETAIN KEY MANAGEMENT, EMPLOYEES AND CONSULTANTS

     The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these personnel could impede the achievement of the Company's development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain personnel on acceptable terms given the competition among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions for experienced scientists. In addition, the Company relies on members of its Scientific Advisory Board and Clinical Advisory Board and a significant number of consultants to assist the Company in formulating its research and development strategy. All of the Company's consultants and the members of the Company's Scientific Advisory Board and Clinical Advisory Board are employed by employers other than the Company, and may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to the Company. See "Management."

UNCERTAINTY OF ACCESS TO CAPITAL

     The Company may require substantial additional funding in order to finance its research and product development programs, including for preclinical testing and clinical trials of its product candidates, for operating expenses and for the pursuit of regulatory approvals for its product candidates, and may require additional funding for establishing manufacturing and marketing capabilities in the future. The Company currently believes that its existing capital resources, including its holdings in Boston Scientific and interest income from cash investments, will be sufficient to satisfy its current and projected funding requirements. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the magnitude of these programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, if any, the costs involved in filing and prosecuting patent applications and enforcing patent claims, the impact of competing technological and market developments, the establishment of strategic alliances, the cost of manufacturing and of commercialization activities and the cost of product in-licensing. There can be no assurance that the Company's cash, cash equivalents and marketable securities, including its Boston Scientific stock and interest income earned on cash investments, will be adequate to satisfy its capital and operating requirements and the Company may need to pursue opportunities to obtain debt or equity financing. There can be no assurance that such additional financing will be available on reasonable terms, if at all. Any additional equity financings would be dilutive to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research and development programs or obtain funds through arrangements that may require it to relinquish rights to certain of its technologies or product candidates. See "-- Dependence on Boston Scientific Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL PRODUCT LIABILITY EXPOSURE; LIMITED INSURANCE COVERAGE

     The use of any of the Company's potential products in clinical trials, and the sale of any approved products, may expose the Company to liability claims resulting from the use of its products. These claims might be made directly by consumers, health care providers or by pharmaceutical companies or others selling such products. The Company has obtained product liability insurance coverage, subject to policy limits of $5 million per occurrence and in the aggregate, with a $10,000 per occurrence and $50,000 in the aggregate self-insured deductible, for its clinical trials. The Company intends to expand its insurance coverage to include the sale of commercial products if marketing approval is obtained for products in development. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any products approved for marketing. A successful product liability claim or series of claims brought against the Company could have a material and adverse effect on its business, financial condition and results of operations. See "Business -- Product Liability and Insurance."

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

     The Company's research and development processes involve the controlled use of hazardous materials, including flammable liquids and corrosive liquids, and in lesser quantities, corrosive solids, flammable solvents, flammable gases, oxidizers, air and water reactive compounds, carcinogens and poisons and radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company believes that it is in compliance in all material respects with applicable environmental laws and regulations. Accordingly, it does not expect to make material capital expenditures for environmental control facilities in the near-term. However, there can be no assurance that it will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the operations, business or assets of the Company will not be materially and adversely affected by the costs of compliance with current or future environmental laws or regulations.

POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors. In addition, the Board of Directors of the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The Company's Bylaws require advance notice of matters of business to be brought before meetings of stockholders. The Company's Certificate of Incorporation prohibits stockholders from acting by written consent. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Further, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. See "Description of Capital Stock."

ABSENCE OF CASH DIVIDENDS

     The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION


     The Distribution is designed to separate the aesthetic and reconstructive cosmetic products business of Collagen from the surgical tissue repair and regeneration business of the Company. The Distribution will result in the formation of two publicly traded companies, each of which will pursue an independent strategic path. Collagen's Board believes the separation will offer both new entities the opportunity to pursue strategic objectives appropriate to different businesses and to create targeted incentives for their management and key employees. In addition, the Distribution is expected to offer each entity greater financial flexibility in their respective capital raising strategies. The Collagen Board explored a range of alternatives prior to deciding to pursue the Distribution. The Collagen Board considered an initial public offering of the operations of Collagen which, following the Distribution, will remain those of Collagen. After careful evaluation, however, the Collagen Board concluded that such an initial public offering would not maximize the value of shares held by the Collagen stockholders. The Collagen Board also considered ways in which Collagen and Cohesion could continue operating as a single entity, but determined that each business would be best served by permitting Collagen and Cohesion to tailor their business strategies and expenditure of resources to the anticipated needs of their respective markets. Collagen's Board considered the following factors, which it believes represent all of the material factors related to the Distribution in making its decision to approve the Distribution:



  Business and Market Rationale



     The Distribution will enable two companies with distinct strategic, financial, and operating goals to adopt strategies and pursue objectives appropriate to their respective core businesses. The Distribution will allow each entity to pursue its corporate objectives independent of the operations and policies of the other. Following the Distribution, Collagen will continue to focus on its aesthetic and reconstructive cosmetic business. This business is expected to be cash flow positive and focused on further product development and commercialization. Collagen plans to implement a strategy which will maintain its leadership in the intensely competitive aesthetic and reconstructive product market. This strategy will focus on extending Collagen's market penetration, building a development platform and continuing to develop the innovative products which have been a historical source of Collagen's growth. The Company in turn will focus on the development, clinical testing and market launch of bioresorbable hemostatic devices and biosealants for tissue repair and regeneration in surgical markets, as well as activities relating to the marketing of Collagraft and the Intermediate Products.



  Equity Capital Flexibility



     Following the Distribution, both Collagen and the Company may elect to raise additional capital to facilitate growth. As independent publicly traded entities, Collagen and the Company will each have greater flexibility in their equity capital raising efforts and the Collagen Board believes this will assist the two companies in pursuing their respective capital raising strategies in both the private and public markets.



  Management Focus and Employee Incentives



     The Distribution will enable both companies to own and focus on their respective businesses. Collagen's aesthetic and reconstructive products business and the Company's biocompatible materials business are sufficiently distinct in terms of technology, stage of product development and commercialization, market focus and other factors such that it is more advantageous for both to operate and be managed as separate entities. The Distribution is expected to allow management and employees of each company to focus on their respective paths of innovation in product development and marketing, thereby enhancing the ability of each to optimize productivity and growth. In addition, the Distribution is intended to allow each company to provide both management and employees with targeted equity compensation arrangements thereby optimizing the economic incentives each entity will be able to provide its respective employees.

Determination of the Distribution Ratio



     The Collagen Board believes that a 1:1 distribution ratio provides numerous advantages for investors as well as for both the Company and Collagen. Most importantly, a 1:1 distribution ratio is readily understandable to investors. The use of a simple distribution ratio, with Cohesion trading on its competitive technology platform and milestone calendar and Collagen trading on research analyst earnings projections and growth rates, should allow the common stock of both entities to trade freely in the secondary market according to the market's perception of each company's intrinsic value.



     In addition to the factors set forth above, the Collagen Board considered the potentially negative impact which the Distribution could have on the two companies, including: (i) failure to achieve or sustain the support of the Collagen stockholders in the separately traded stock of the Company or Collagen which could result in a lower combined market capitalization for the two entities than for Collagen and a higher effective cost of capital for one or both entities, (ii) the smaller initial size of each independent entity relative to the present size of Collagen and potential inefficiencies and duplication of costs that might result. The Collagen Board concluded, however, that for the reasons set forth above, the potential benefits to each company of consummating the Distribution outweighed the foreseeable risks.



FAIRNESS OPINION


  Opinion of Collagen's Financial Advisor


     Lehman Brothers has served as financial advisor to Collagen in connection with the Distribution and delivered a written opinion (the "Lehman Opinion") to Collagen's Board dated April 16, 1998, to the effect that, as of the date of the Lehman Opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, from a financial point of view, the Distribution is fair to the stockholders of Collagen.



     THE FULL TEXT OF THE LEHMAN OPINION IS ATTACHED AS APPENDIX A TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. REFERENCE SHOULD BE MADE TO THE LEHMAN OPINION FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED BY LEHMAN BROTHERS. THE SUMMARY OF THE LEHMAN OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN OPINION.



     No limitations were imposed by Collagen on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or part of Collagen's or the Company's business. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to Collagen, but rather made its determination as to the fairness of the Distribution to the Collagen stockholders, from a financial point of view, on the basis of the financial and comparative analyses described below. The Lehman Opinion is for the use and benefit of the Collagen Board and was rendered to the Collagen Board in connection with its consideration of the Distribution. The Lehman Opinion is not intended to be and does not constitute a recommendation to any holder of the Collagen Common Stock as to how such stockholder should vote with respect to the Distribution. Lehman Brothers was not requested to opine as to, and its opinion does not address, Collagen's underlying business decision to proceed with or effect the Distribution.



     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the specific terms of the Distribution, (2) the Proxy Statement, Collagen's annual report on Form 10-K for the year ended June 30, 1997 and such other publicly available information concerning Collagen that Lehman Brothers believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of Collagen and the Company, furnished to Lehman Brothers by Collagen, (4) a trading history of Collagen Common Stock and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (5) a comparison of the historical financial results and present financial condition of Collagen with those of other companies that Lehman Brothers deemed relevant, and (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant. In addition, Lehman Brothers had discussions with the management of Collagen concerning the businesses, operations, assets, financial conditions and prospects of Collagen and the Company (including on a pro forma basis) and undertook such other studies, analyses and investigations as it deemed appropriate.


     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Collagen that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Collagen and the Company following the Distribution, upon advice of Collagen, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Collagen as to the future financial performance of Collagen and the Company and that Collagen and the Company will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct physical inspection of the properties and facilities of Collagen or the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of Collagen or the Company. Lehman Brothers has assumed that the Distribution will be a tax-free transaction to the stockholders of Collagen. The Lehman Opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of the Lehman Opinion.



     The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes of, among other factors, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of the Company will likely be characterized by a period of redistribution among stockholders of Collagen who receive such shares in the Distribution, which may temporarily depress the market price of such shares during such period. Accordingly, Lehman Brothers expresses no opinion as to the prices at which shares of Collagen Common Stock or the Company's Common Stock actually will trade following the consummation of the Distribution. The Lehman Opinion should not be viewed as providing any assurances that the combined market value of the shares of Collagen Common Stock after consummation of the Distribution and the shares of the Company's Common Stock to be received by a stockholder of Collagen pursuant to the Distribution will be in excess of the market value of the shares of Collagen Common Stock owned by such stockholder at any time prior to announcement of consummation of the Distribution.



     The following is a summary of all material financial and comparative analyses performed by Lehman Brothers and presented to the Collagen Board.



     Lehman Brothers compiled financial and stock market statistics for a number of comparable medical technology and healthcare companies for both the Company and Collagen. For Collagen, these companies were divided into: (i) medical technology companies: Biomatrix, Inc., EMPI, Inc., Lifecore Biomedical, Inc., ReSound Corporation, UroMed Corporation, VISX, Inc. and Vivus, Inc.; (ii) cosmetic laser companies: Coherent, Inc. and Palomar Medical Technologies, Inc.; and (iii) medical collagen technology companies: Integra Lifesciences Corporation, Kensey Nash Corporation and Perclose, Inc. No single company or group of companies is directly comparable to Collagen's business. Based on publicly available information and various assumptions and estimates as published by IBES, Lehman Brothers calculated various arithmetic and statistical comparisons, including market values, price earnings ratios and price earning ratios divided by each company's respective 5-year median growth rate. Lehman Brothers noted that the mean and median market values of the medical technology comparable companies, cosmetic laser comparable companies and the medical collagen technology comparable companies were as follows: (i) $238.7 million and $266.6 million, respectively, for the medical technology companies; (ii) $167.2 million and $167.2 million, respectively, for the cosmetic laser companies; and
(iii) $199.3 million and $172.7 million, respectively, for the medical collagen technology companies. Lehman Brothers noted also that the mean and median price earnings ratios using calendar 1998 estimates provided by First Call of the medical technology comparable companies, cosmetic laser comparable companies and the medical collagen technology comparable companies were as follows: (i) 16.3x and 17.4x, respectively, for the medical technology companies; (ii) 14.5x and 14.5x, respectively, for the cosmetic laser companies; and (iii) 37.2x and 37.2x, respectively, for the medical collagen technology companies. Lehman Brothers further noted that the mean and median price earnings ratios using calendar 1998 estimates provided by First Call divided by each company's respective 5-year median growth rate as reported by the Institutional Brokers Estimate System ("IBES") of the medical technology comparable companies, cosmetic laser comparable companies and the medical collagen technology comparable companies were as follows: (i) 0.70x and 0.68x, respectively, for the medical technology companies; and (ii) 0.99x and 0.99x, respectively, for the medical collagen technology companies. Five-year median growth rates were not reported for the cosmetic laser companies.



     A separate comparable company analysis was developed for the Company. These comparable companies were divided into: (i) tissue repair and wound healing companies: Advanced Tissue Sciences, Inc., Creative Biomolecules, Inc., Genzyme Corporation (Tissue Repair), Integra Lifescience Corporation, Lifecore Biomedical, Inc. and Organogenesis, Inc.; (ii) orthopedic related companies:
Innovasive, Orthologic Corporation and Osteotech, Inc.; and (iii) surgical wound healing and tissue repair companies: Anika Corp., Closure Medical Corporation, Cryolife, Inc., Focal, Inc., Fusion Medical Technologies, Inc., Gliatech, Inc. and ThermoGenesis Corporation. Based on publicly available information and various assumptions and estimates as published by IBES, Lehman Brothers calculated various arithmetic and statistical comparisons, including market values, technology values and a comparison of technology platforms. Lehman Brothers noted that the mean and median market values of the tissue repair and wound healing comparable companies, orthopedic related comparable companies and the surgical wound healing and tissue repair comparable companies were as follows: (i) $336.4 million and $275.6 million, respectively, for the tissue repair and wound healing companies; (ii) $162.3 million and $170.6 million, respectively, for the orthopedic related companies; and (iii) $143.8 million and $94.1 million, respectively, for the surgical wound healing and tissue repair companies. Lehman Brothers noted also that the mean and median technology values of the tissue repair and wound healing comparable companies, orthopedic related comparable companies and the surgical wound healing and tissue repair comparable companies were as follows: (i) $326.9 million and $258.6 million, respectively, for the tissue repair and wound healing companies; (ii) $149.4 million and $159.4 million, respectively, for the orthopedic related companies; and (iii) $125.7 million and $80.6 million, respectively, for the surgical wound healing and tissue repair companies.



     Lehman Brothers also analyzed Collagen's historical stock price performance on an absolute basis and compared to its comparable companies and the Standard & Poor's 400 index. The analysis indicated that the market price of Collagen Common Stock has underperformed the comparable companies relative to most of the ratios and comparisons analyzed.


     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgements as to the significance and relevance of each factor and analysis. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Collagen. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or reflect the prices at which businesses actually may be sold.


     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Collagen Board selected Lehman Brothers because of its expertise, reputation and familiarity with Collagen in particular and the medical technology industry and overall healthcare industry in general and because its investment banking professionals have substantial experience in transactions similar to the Distribution.



     As compensation for its services in connection with the Distribution, Lehman Brothers has a signed engagement letter from Collagen which includes a fee of $350,000 upon the delivery of its fairness opinion, which will be credited against a success fee of $500,000 based upon the consummation of the Distribution. In addition, Collagen has agreed to reimburse Lehman Brothers for its reasonable expenses incurred in connection with its engagement and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement by Collagen and the rendering of the Lehman Opinion.


     In the ordinary course of its business, Lehman Brothers may actively trade in the equity securities of Collagen for its own account and for the accounts of Lehman Brothers' customers and, accordingly, may at any time hold a long or short position in such securities.


MANNER OF EFFECTING THE DISTRIBUTION


     In the event that the Collagen stockholders approve the Distribution Proposal and all other conditions to the Distribution are satisfied, it is expected that the distribution of shares of the Company's Common Stock will be made on or shortly after the Distribution Date on a pro rata basis to the Collagen Holders. Collagen currently intends to use a direct registration system to implement the distribution of shares of the Company's Common Stock in the Distribution. On the Distribution Date, a certificate representing all issued and outstanding shares of the Company's Common Stock will be delivered by Collagen to the Distribution Agent. As soon as practicable thereafter, an account statement will be mailed to each stockholder stating the number of shares of the Company's Common Stock received by such stockholder in the Distribution. Following the Distribution, Collagen Holders may request physical certificates for their shares of Common Stock. No fractional shares will be issued, and stockholders who would be entitled to receive a fractional share will instead receive a whole share of Collagen. The Collagen Holders will receive shares of Common Stock on the basis of the distribution ratio of one (1) share of the Company's Common Stock for every one (1) share of Collagen Common Stock held on the Record Date. All shares of Common Stock issued in the Distribution will be fully paid and nonassessable and the Holders thereof will not be entitled to preemptive rights.



     No Collagen Holder will be required to pay any cash or other consideration for Common Stock received in the Distribution or to surrender or exchange shares of Collagen Common Stock in order to receive the Common Stock. Certificates representing outstanding shares of Collagen Common Stock will continue to represent Collagen Common Stock, as well as rights to purchase shares of Collagen's Series A Preferred Stock pursuant to the Rights Agreement dated as of November 28, 1994 between Collagen and The Bank of New York as Rights Agent.


CONDITIONS; TERMINATION


     The Distribution is conditioned upon the satisfaction of the following conditions: (1) approval by the Collagen stockholders of the Distribution; (2) receipt by Collagen of an IRS ruling that, for U.S. federal income tax purposes, the Distribution will not result in recognition of taxable income or loss by Collagen or stockholders of Collagen; (3) receipt of any necessary material government approvals or third party consents; (4) no pending order, injunction or decree preventing the consummation of the distribution; and (5) no event shall have occurred that, in the judgment of Collagen's Board, would result in the Distribution having a material adverse effect on Collagen, its affiliates or its stockholders.



     While the Collagen Board does not intend to waive any of the conditions, it can waive any of the conditions above if the Collagen Board believes that such waiver is in the best interest of Collagen. If Collagen does not receive the ruling from the IRS, and the Collagen Board decides to waive the tax-ruling condition to the Distribution, Collagen will distribute revised proxy materials and resolicit proxies. Even if all the above conditions are satisfied, Collagen and the Company may cancel or defer the Distribution and the related transactions described in the Collagen 1998 Proxy Statement at any time prior to the Distribution Date. See "Relationship Between Collagen and the Company After the Distribution."


INTERESTS OF CERTAIN PERSONS


     As of March 31, 1998, six of the members of the Collagen Board and eight executive officers of Collagen beneficially held outstanding shares of Collagen Common Stock. Each such member will therefore benefit from and have a direct or indirect interest in the approval of the Distribution transactions.


      RELATIONSHIP BETWEEN THE COMPANY AND COLLAGEN AFTER THE DISTRIBUTION


     Effective January 1, 1998, Collagen contributed its research and development programs for hemostatic devices, biosealants, orthopedics products and programs and recombinant human collagen and thrombin to the

Company. Collagen also contributed various equity investments to the Company, including all of its holdings in Boston Scientific and Innovasive, which had an aggregate market value of $83.9 million at March 31, 1998. The Company and Collagen have entered into various agreements to provide for an orderly transition of matters and to govern certain ongoing matters between the two entities and provide a mechanism for transitioning license, supply, distribution, research and development, tax, service and other agreements in connection with the Distribution. These agreements, (the "Intercompany Agreements"), which are summarized below, represent a summary of the material terms of the agreements. Certain of the agreements summarized in this section were included as exhibits to the Collagen Quarterly Report on Form 10-Q/A for the period ended March 31, 1998.


     Separation and Distribution Agreement. The separation and distribution agreement (the "Distribution Agreement") provides for, among other things, the principal corporate transactions required to effect the Distribution, the allocation of the assets and liabilities to the Company and Collagen after the Distribution and the conditions precedent to the Distribution. Subject to certain exceptions described below, the Distribution Agreement contains provisions designed principally to transfer to the Company the assets related to and the personnel currently involved in the Transferred Businesses and financial responsibility for known and contingent or unknown liabilities of the Transferred Businesses. In addition, certain other assets and liabilities of Collagen were contributed to, or assumed by, the Company which include, among others, certain fixed assets, cash and cash equivalents, stock in third party companies, including its security holdings in Boston Scientific which had an aggregate market value of $75.5 million at March 31, 1998, accounts receivable, inventories, accounts payable, existing contracts and ongoing and potential litigation. The aggregate amount of liabilities assumed by the Company was $32.1 million. Pursuant to the Distribution Agreement, Collagen and the Company will provide each other general indemnities for claims arising from the activities of Collagen prior to the Distribution and the activities of Collagen and the Company after the Distribution. The Distribution may be canceled or certain conditions of the Distribution may be waived at any time prior to the Distribution. Such conditions include, among others, the receipt by Collagen of a private letter ruling from the IRS as to the tax-free nature of the Distribution and that no event or development shall have occurred that in the judgment of the Collagen Board of Directors would result in the distribution having a material adverse effect on Collagen or its stockholders.



     Supply Agreements. Collagen and the Company have entered into certain supply agreements, effective January 1, 1998, which provide for the supply by Collagen to the Company of certain collagen-based products and materials for the Company's own use and supply to third parties for a limited time prior to the Company developing its own manufacturing facilities or locating an alternate manufacturing source. Pursuant to the Collagraft Supply Agreement, Collagen will supply to the Company its requirements for Collagraft in order for the Company to fulfill its obligations under its agreement with Zimmer; until the agreement with Zimmer is terminated. Pursuant to the Collagen Supply Agreement, Collagen will supply to the Company its requirements for certain collagen-based materials and products for its own use and for supply to third parties until at least March 15, 2004.



     Assignment And License Agreement. Collagen and the Company have entered into an assignment and license agreement, effective January 1, 1998 (the "Assignment and License Agreement"), which, among other things, allocates Collagen's technology and intellectual property between the Company and Collagen. Pursuant to the Assignment and License Agreement, all of Collagen's technology and intellectual property (including patents, copyrights, trademarks and trade secrets), other than technology relating to the breast implant technology, has been assigned to the Company, and the Company has granted back to Collagen an exclusive, worldwide, perpetual, fully-paid up license to such assigned technology and intellectual property that is used solely in Collagen's business, which consists of the development, manufacture, use, sale and other commercialization of human aesthetics products, technologies and treatments, breast implant products and processes, urinary incontinence and treatments and ostomy products. The Assignment and License Agreement also provides for each of the Company and Collagen to obtain certain rights to any improvements made by the other company prior to March 15, 2004 solely as such improvements relate to its business. In addition, under the Assignment and License Agreement, each of the Company and Collagen covenant to not compete in each other's business until March 15, 2004.

     Research And Development Agreement. Collagen and the Company have entered into a research and development agreement, effective January 1, 1998 (the "Research and Development Agreement"), which provides for the joint development of human recombinant collagen technology by the Company and Collagen after the Distribution Date. The Research and Development Agreement allocates the obligations and responsibilities of the Company and Collagen with respect to research, development and manufacturing development of the recombinant technology and provides for the sharing of development costs. Pursuant to the Research and Development Agreement, the resultant recombinant technology and related intellectual property shall be owned by the Company but shall be exclusively licensed to Collagen for uses related to Collagen's business, subject to the payment of royalties by Collagen to the Company.



     Benefits Agreement. Collagen and the Company have entered into a benefits agreement (the "Benefits Agreement"), effective January 1, 1998, which sets forth the manner in which assets and liabilities under employee benefit plans and other employment-related liabilities will be divided between Collagen and the Company, and ensures a smooth transition for employee benefits in the Distribution. In general, the Company will be responsible for compensation and employee benefits relating to its employees and former employees who last worked in the Transferred Businesses; however, Collagen will provide, at the Company's expense, continuing health, life, disability and other insurance and retirement benefits for the Company employees until the Company establishes its own benefits plans.



     The Benefits Agreement also provides for the treatment of outstanding options to purchase Collagen Common Stock. At the time of the Distribution, Collagen options will be canceled and replaced by either Company options, options to purchase Collagen Common Stock or a combination of both, in each case, with adjustments to the respective exercise prices for the Distribution. These adjustments will be based upon the relative trading values of Collagen Common Stock before giving effect to the Distribution, and the Company Common Stock or Collagen Common Stock after giving effect to the Distribution, as the case may be. The Company will be responsible for delivering shares of the Company Common Stock upon exercise of the Company options, and Collagen will be responsible for the delivery of shares of Collagen Common Stock upon exercise of the Collagen options.



     Tax Allocation and Indemnity Agreement. Collagen and the Company have entered into the tax allocation and indemnity agreement, effective January 1, 1998 (the "Tax Agreement"), which sets forth each party's rights and obligations with respect to payments and refunds, if any, with respect to taxes for periods before and after the Distribution Date and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities. In general, Collagen will be responsible for filing consolidated U.S. federal and consolidated, combined U.S. income and franchise tax returns for periods through the Distribution Date, and for paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liability by the applicable taxing authorities). The Tax Agreement also allocates liability between Collagen and the Company for certain other taxes arising prior to the Distribution Date and for taxes which may arise in connection with separating the Transferred Businesses.


     Pursuant to the Tax Agreement, the Company is required to indemnify Collagen for any taxes incurred by it as a result of the Distribution being treated as a taxable event to Collagen due to the Company engaging in certain transactions for two years following the Distribution Date, unless the Company shall first provide to Collagen a ruling from the IRS, or an opinion of counsel in a form reasonably acceptable to Collagen, that the transaction will not adversely affect the tax consequences of the Distribution. Transactions subject to the foregoing indemnity obligations include, among other things, acquisition of 50% or more of the stock of the Company in a transaction described under
Section 355(e)(2) of the Code, certain repurchases or issuances of the Company Common Stock, sale, distribution or other disposition of certain assets or stock and the discontinuance of certain businesses. Collagen and the Company have agreed that, in general, they will indemnify each other against any tax liability resulting from either Collagen's or the Company's breach of any covenant or representations contained in the Tax Agreement. The Tax Agreement also provides for cooperation with respect to certain tax matters, allocation of certain Collagen tax liabilities arising prior to the formation of the Company and, the exchange of information and the retention of records which may affect the income tax liability of either party. Though valid as between the parties thereto, the Tax Agreement is not binding on the IRS and does not affect the several liability of Collagen, the Company and any respective subsidiaries to the IRS for all U.S. federal taxes of the consolidated group relating to periods prior to the Distribution Date.


     Services Agreement. Collagen and the Company have entered into a services agreement, effective January 1, 1998 (the "Services Agreement"), pursuant to which (a) Collagen will provide the Company with financial and tax, human resources, legal, administrative, regulatory, quality assurance, medical affairs, and manufacturing and related services and (b) the Company will provide Collagen with facilities, administrative, equipment, research and development, and clinical and regulatory services (each a "Service" and collectively the "Services"); in each case such Services to be provided until June 30, 1999. The Services Agreement provides that up to and including the last day of the calendar quarter in which the Distribution is effected, the user of a Service (the "Service User") will pay to the provider of such Service (the "Service Provider") the actual costs for rendering such Service; and thereafter, the Service User will pay the Service Provider 120% of the salary and related costs for personnel time spent in providing such Service and 100% of all other costs and expenses incurred in providing such Service. Either Collagen or the Company may terminate the purchase of any Service upon six months prior written notice, and the Services Agreement may be extended with respect to one or more Services by mutual written agreement of Collagen and the Company. The Services Agreement provides that the Service Agreement shall automatically terminate if, prior to the Distribution, a person or organization (other than Collagen) or series of related persons or organizations acquires more than 20% of the voting securities of the Company without the consent of the Collagen Board of Directors.

                          COHESION TECHNOLOGIES, INC.

    SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The tables below set forth selected historical financial data of the Company. This information has been prepared from the audited consolidated financial statements of the Company as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 and the unaudited consolidated financial statements as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 included herein. Financial information as of June 30, 1993, 1994, 1995 and for each of the two years in the period ended June 30, 1994, has been prepared from unaudited consolidated financial statements not included herein. During these periods, the Company has been wholly owned by Collagen. The historical financial information may not reflect the Company's future performance or the future financial position or results of operations of the Company, nor does it provide or reflect data as if the Company had actually operated as a separate, stand-alone entity during the periods covered. Per share data has not been presented as no common shares are outstanding and such information would not be meaningful.

     The selected historical financial data should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Information Statement. In the opinion of the Company's and Collagen's management, the unaudited consolidated financial statements as of June 30, 1993, 1994 and 1995 and as of March 31, 1998, for the years ended June 30, 1993 and 1994 and for the nine months ended March 31, 1997 and 1998, contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations for these periods.

                          COHESION TECHNOLOGIES, INC.

            SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED
                           FINANCIAL DATA (CONTINUED)

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (CONTINUED)
                                 (IN THOUSANDS)

                                                                                                           NINE MONTHS ENDED
                                                            YEARS ENDED JUNE 30,                               MARCH 31,
                                        -------------------------------------------------------------   -----------------------
                                           1993          1994          1995         1996       1997       1997         1998
                                        -----------   -----------   -----------   --------   --------   --------   ------------
                                               (UNAUDITED)                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue -- product sales..............   $  1,198      $  4,302      $  3,546     $  3,612   $  2,527   $  2,075   $     1,472
Costs and expenses:
  Cost of sales.......................        539         1,991         1,961        2,404      2,105      1,902           816
  Research and development............      2,957         3,284         3,416        4,268      9,627      6,634        11,309
  General and administrative..........      2,627         2,815         2,726        3,120      7,153      5,245         3,820
  Purchased in-process research and
    development.......................         --            --            --        3,000         --         --        10,530
                                         --------      --------      --------     --------   --------   --------   -----------
         Total costs and expenses.....      6,123         8,090         8,103       12,792     18,885     13,781        26,475
                                         --------      --------      --------     --------   --------   --------   -----------
Loss from operations..................     (4,925)       (3,788)       (4,557)      (9,180)   (16,358)   (11,706))     (25,003)
Other income (expense):
  Net gain on investments, principally
    Boston Scientific (Target
    Therapeutics, Inc. ("Target")
    prior to April 1997)..............     20,323            --         5,110       82,093      9,063      9,222        13,739
  Net gain on sale of investment in
    Prograft Medical, Inc.............         --            --            --           --     15,395         --            --
  Equity in earnings of Target(1).....      1,455         1,675         2,417        1,430         --         --            --
  Equity in losses of other
    affiliates........................        (83)         (762)       (1,230)      (1,824)      (813)      (730)           (9)
  Interest income.....................         29            25            25          378        566        386           262
  Interest expense....................     (2,647)       (1,530)       (2,113)      (2,532)      (377)      (288)           --
                                         --------      --------      --------     --------   --------   --------   -----------
Income (loss) before provision for
  income taxes, minority interest and
  cumulative effect of change in
  accounting for income taxes.........     14,152        (4,380)         (348)      70,365      7,476     (3,116)      (11,011)
Provision for income taxes............      6,004          (475)          553       31,718      3,162         --            --
Minority interest.....................         --            --            --          (27)      (667)      (391)           --
Cumulative effect of change in
  accounting for income taxes.........        959            --            --           --         --         --            --
                                         --------      --------      --------     --------   --------   --------   -----------
Net income (loss).....................   $  7,189      $ (3,905)     $   (901)    $ 38,674   $  4,981   $ (2,725)  $   (11,011)
                                         ========      ========      ========     ========   ========   ========   ===========

                                                                  JUNE 30,
                                        -------------------------------------------------------------               MARCH 31,
                                           1993          1994          1995         1996       1997                    1998
                                        -----------   -----------   -----------   --------   --------              ------------
                                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.........................   $    575      $    497      $    491     $ 11,074   $ 13,798              $     3,648
Working capital (deficiency)..........    (19,803)      (25,802)      (30,530)       8,463     12,033                    1,313
Investment in Boston Scientific
  (Target prior to 1997)(1)...........     15,823        17,499        17,570       65,841     83,874                   75,455
Total assets..........................     27,979        30,328        32,915       97,916    114,604                   95,577
Long-term liabilities.................      6,859         7,413         8,206       27,260     35,131                   32,123
Total stockholder's and parent company
  equity (net capital deficiency).....       (750)       (5,732)       (8,560)      59,545     74,005                   59,573

---------------
(1) The first five months in fiscal 1996 and the 1993, 1994 and 1995 financial information is presented with Target accounted for under the equity method.

                          COHESION TECHNOLOGIES, INC.

            SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED
                           FINANCIAL DATA (CONTINUED)

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The tables below set forth selected unaudited pro forma consolidated financial data of the Company. The pro forma information presented is theoretical in nature and not necessarily indicative of the future results of operations or financial position of the Company or the results of operations and financial position which would have resulted had the Company been a stand-alone company during the periods presented. The pro forma financial data reflects certain additions and adjustments to the historical results related to (i) transfer price arrangements under the Company's supply agreements with Collagen, and (ii) research and development expenses associated with the reimbursement of costs under the Company's development arrangements with Collagen. The pro forma statement of operations data assumes that the Distribution occurred prior to July 1, 1996. The pro forma balance sheet data assumes that the Distribution occurred on March 31, 1998. This information has been prepared from the unaudited pro forma consolidated financial information of the Company included elsewhere in this Information Statement.

     The pro forma financial data should be read in conjunction with the unaudited pro forma consolidated financial information and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Information Statement.

                          COHESION TECHNOLOGIES, INC.

            SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED
                           FINANCIAL DATA (CONTINUED)

      SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         NINE MONTHS ENDED
                                               YEAR ENDED JUNE 30, 1997                    MARCH 31, 1998
                                         ------------------------------------   ------------------------------------
                                                       PRO FORMA                              PRO FORMA
                                         HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                         ----------   -----------   ---------   ----------   -----------   ---------
STATEMENT OF OPERATIONS DATA:
Revenue -- product sales...............   $  2,527      $    --     $  2,527     $  1,472      $    --     $  1,472
Costs and expenses:
  Cost of sales........................      2,105         (589)       1,516          816           48          864
  Research and development.............      9,627       (1,313)       8,314       11,309       (1,015)      10,294
  General and administrative...........      7,153           --        7,153        3,820           --        3,820
  Purchased in-process research and
    development........................         --           --           --       10,530           --       10,530
                                          --------      -------     --------     --------      -------     --------
         Total costs and expenses......     18,885       (1,902)      16,983       26,475         (967)      25,508
                                          --------      -------     --------     --------      -------     --------
Loss from operations...................    (16,358)       1,902      (14,456)     (25,003)         967      (24,036)
Other income (expense):
  Net gain on investments, principally
    Boston Scientific..................      9,063           --        9,063       13,739           --       13,739
  Net gain on sale of investment in
    Prograft Medical, Inc..............     15,395           --       15,395           --           --           --
  Equity in losses of other
    affiliates.........................       (813)          --         (813)          (9)          --           (9)
  Interest income......................        566           --          566          262           --          262
  Interest expense.....................       (377)          --         (377)          --           --           --
                                          --------      -------     --------     --------      -------     --------
Income (loss) before provision for
  income taxes and minority interest...      7,476        1,902        9,378      (11,011)         967      (10,044)
Provision for income taxes.............      3,162          723        3,885           --           --           --
Minority interest......................       (667)          --         (667)          --           --           --
                                          --------      -------     --------     --------      -------     --------
         Net income (loss).............   $  4,981      $ 1,179     $  6,160     $(11,011)     $   967     $(10,044)
                                          ========      =======     ========     ========      =======     ========
Basic net income (loss) per share(1)...                             $   0.70                               $  (1.13)
                                                                    ========                               ========
Diluted net income (loss) per
  share(1).............................                             $   0.69                               $  (1.13)
                                                                    ========                               ========
Shares used in computing basic net
  income (loss) per share(1)...........                                8,804                                  8,901
                                                                    ========                               ========
Shares used in computing diluted net
  income (loss) per share(1)...........                                8,930                                  8,901
                                                                    ========                               ========

                                                              MARCH 31, 1998
                                                              --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........     $ 3,648
Working capital.............................................       1,313
Investment in Boston Scientific.............................      75,455
Total assets................................................      95,577
Long-term liabilities.......................................      32,123
Total stockholder's and parent company equity...............      59,573

---------------
(1) See Note 5 of Notes to Unaudited Pro Forma Consolidated Financial Information for a description of the basis of determining net income (loss) per share information.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion should be read in conjunction with the Consolidated Financial Statements and the related notes and the other information included elsewhere in this Information Statement. Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. For a more detailed discussion of these and other business risks, see "Risk Factors."

     The Company is focused on developing and commercializing proprietary surgical products, including bioresorbable hemostatic devices and biosealants for tissue repair and regeneration, to increase the effectiveness of and minimize complications following open and minimally invasive surgeries. CoStasis(TM) atraumatic hemostat, the Company's lead hemostatic product, designed for use initially in cardiothoracic indications, is currently in a multi-site, randomized, pivotal clinical trial in Europe. In 1998, the Company expects to complete the trial and file for CE Mark. The Company has received an IDE from the FDA and has commenced U.S. pivotal trials targeting cardiac, hepatic, orthopedic and general surgery indications. CoSeal(TM) surgical sealant, the Company's lead biosealant product designed for sealing organs and other tissues resulting from surgical wounds and incisions, is expected to commence European clinical trials by the end of 1998. Industry experts estimate that the annual potential worldwide market for fibrin sealants and surgical adhesives is $850 million. Industry experts also estimate the annual potential surgical sealant marketplace is $650 million. The Company believes its surgical products will provide several distinct advantages over currently available technologies, including ease of preparation and use, novel delivery systems, improved safety profiles and clinical effectiveness. The Company also sells Collagraft implant, an orthopedic product, and has research and development programs in other orthopedic areas and in recombinant human collagen and thrombin. The Company's products and programs are based on a platform of proprietary technologies centered around collagen and hydrophilic polymers that quickly polymerize in vivo and bind to tissue.

     Prior to the Distribution, the Company has been a wholly-owned subsidiary of Collagen. In October 1997, Collagen announced that it would proceed to separate its Aesthetic Technologies Group and its Collagen Technologies Group into two independent, publicly-traded companies. The Distribution is designed to separate two distinct businesses with significant differences in their markets, products, research needs, investment needs, employee retention and compensation plans and plans for growth. Collagen's Board believes the separation into two independent companies will enhance the ability of each to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and create incentives that are more attractive and appropriate for the recruitment and retention of key employees. As a consequence, Collagen believes that investors will be able to evaluate better the merits of the two groups of businesses and their future prospects. In December 1997, Collagen purchased substantially all of the remaining outstanding shares of Cohesion Corporation. Effective January 1, 1998, Collagen contributed the Transferred Businesses to the Company pursuant to the terms of the Intercompany Agreements. A description of the assets and liabilities contributed by Collagen to the Company is contained in Note 1 of Notes to Consolidated Financial Statements.

     The Company's historical financial position and results of operations discussed in this Information Statement and the financial statements and related notes included in this Information Statement reflect the historical operations of the Transferred Businesses contributed by Collagen to the Company. Prior to being contributed to the Company by Collagen, the Transferred Businesses were part of the Collagen Technologies Group. In particular, this Management's Discussion and Analysis of Financial Condition and Results of Operations reflects the historical results of that operating group for all years presented as if the contribution of the Transferred Businesses by Collagen to the Company had occurred on July 1, 1992. (See Note 1 of Notes to Consolidated Financial Statements).

RESULTS OF OPERATIONS

  Nine Months Ended March 31, 1997 and 1998

     Revenues were $2.1 million and $1.5 million for the nine months ended March 31, 1997 and 1998, respectively. Sales of Collagraft bone graft products were $1.6 million and $1.1 for the nine months ended March 31, 1997 and 1998, respectively. The decreases were attributed to lower sales of Collagraft by Zimmer, and therefore, lower sales from the Company to Zimmer. The Company expects sales of Collagraft in fiscal 1998 to be at levels slightly lower than those of fiscal 1997 due to anticipated lower sales of Collagraft by Zimmer.

     A number of uncertainties exist surrounding the marketing and distribution of Collagraft bone graft products. The Company's primary means of distribution for the products is through a third party firm, Zimmer. The Company's business and financial results could be adversely affected in the event that Zimmer is unable to market the product effectively, anticipate customer demand accurately, or effectively manage industry-wide pricing and cost containment pressures in health care.

     Cost of sales was 92% and 55% of sales for the nine months ended March 31, 1997 and 1998, respectively. The decrease in cost of sales as a percentage of sales primarily was due to a lower allocation of fixed overhead in relation to the total cost of production at the manufacturing facility. The smaller volume of Collagraft relative to the quantities of other collagen-based products is the reason for the change in the allocation of fixed overhead.

     Research and development ("R&D") spending represents program-specific costs and other indirect R&D costs related to the Transferred Businesses and allocated to the Company. The allocation of indirect costs is based on headcount associated with specific R&D programs and specific identifiable costs. R&D spending was $6.6 million and $11.3 million for the nine months ended March 31, 1997 and 1998, respectively. The increase in R&D spending primarily was due to increased activity in the tissue adhesive and biosealant programs, and the recombinant human collagen program. The Company expects R&D spending in fiscal 1998 to be at levels higher than fiscal 1997 as a result of increased activities in these programs.

     General and administrative ("G&A") expenses were $5.2 million and $3.8 million for the nine months ended March 31, 1997 and 1998, respectively. G&A costs represent an allocation of Collagen's expenses to the Company derived primarily as a function of headcount and specific identifiable costs. The decrease in spending was due to lower officer separation costs in 1998 and legal fees as a result of the settlement of the lawsuit with Matrix Pharmaceuticals, Inc. ("Matrix"). Future levels of G&A spending will depend on various factors, including the level of product sales.

     The charge for purchased in-process research and development ("in-process R&D") of $10.5 million in the nine months ended March 31, 1998 was a non-recurring charge related to the purchase of substantially all of the remaining shares in Cohesion Corporation, including cash compensation expense of approximately $3.8 million associated with the purchase of certain vested employee stock options.

     Gains on sales of investments were $9.2 million and $13.7 million for the nine months ended March 31, 1997 and 1998, respectively, primarily resulting from the sale of 330,000 and 247,340 shares of Target Therapeutics, Inc. ("Target") and Boston Scientific common stock, respectively. In April 1997, Target was acquired by Boston Scientific and, as a result, Collagen received approximately 1,365,200 shares of Boston Scientific common stock. Subsequent to March 31, 1998 and through June 18, 1998, the Company sold 85,000 shares of Boston Scientific stock which provided cash proceeds of $5.7 million. The number of additional shares of Boston Scientific common stock sold, if any, will depend on market conditions and the anticipated cash needs of the Company.

     Interest income was approximately $386,000 and $262,000 for the nine months ended March 31, 1997 and 1998, respectively. The decrease in interest income primarily was due to lower average cash, cash equivalent, and short-term investment balances.

     The Company recorded no provision or benefit for income taxes on a $3.1 million loss before taxes for the nine months ended March 31, 1997 based on the Company's anticipated pre-tax operating loss for the year and excluding nondeductible expenses such as equity losses in affiliates. The Company recorded no provision or benefit for income taxes on an $11.0 million loss before taxes for the nine months ended March 31, 1998 based upon the Company's anticipated pre-tax operating loss for the year and excluding nondeductible expenses such as equity losses in affiliates and in-process R&D charges related to the increase in ownership of Cohesion Corporation.

     Following the Distribution and approval by the Company's Board of Directors, the Company anticipates offering to exchange or substitute the outstanding options of Cohesion Corporation for options to acquire approximately 620,000 shares of Common Stock. The new options are expected to have an exercise price substantially less than the fair market value of the Company's shares at the time of such exchange, based on an assumed exchange ratio of 1.67 to 1 as anticipated and to be determined by the Company's Board of Directors. Assuming such offers are accepted by the Cohesion Corporation option holders and assuming an expected fair value of $10.00 per share at the date of the exchange, the Company expects to record a non-cash compensation expense of approximately $1.5 million at the date of the exchange in connection with vested options and an additional $4.5 million of deferred compensation to be amortized during the next three fiscal years.

  Fiscal Years Ended June 30, 1995, 1996 and 1997

     Revenues were $3.5 million, $3.6 million and $2.5 million for fiscal years 1995, 1996 and 1997, respectively. Sales of Collagraft bone graft products in fiscal 1996 increased $100,000 from fiscal 1995 sales of $3.0 million. Sales of Collagraft in fiscal 1997 were $1.9 million, a decrease of $1.2 million or 39% from fiscal 1996 sales of $3.1 million. The $1.2 million decrease in fiscal 1997 over fiscal 1996 was due to lower sales of Collagraft by Zimmer and the consequent decrease in sales from the Company to Zimmer.

     Cost of sales as a percentage of sales was 55%, 67%, and 83% for fiscal years 1995, 1996 and 1997, respectively. The increase in cost of sales as a percentage of sales in fiscal 1996 over 1995 and fiscal 1997 over 1996 was due primarily to higher unit costs.

     R&D expenses increased by $852,000 or 25% in fiscal 1996 over fiscal 1995 primarily due to increased spending in the recombinant human collagen program. R&D spending was $9.6 million in fiscal 1997, compared with $4.3 million in fiscal 1996, an increase of $5.3 million or 126%. This increase was primarily attributable to the inclusion of a full year of R&D expenses for the tissue adhesive and biosealant programs as a result of Collagen increasing its ownership percentage in Cohesion Corporation to 81% in May 1996, and, to a lesser extent, efforts in the recombinant human collagen and orthopedic programs in fiscal 1997.

     G&A expenses were $2.7 million, $3.1 million and $7.2 million in fiscal 1995, 1996, and 1997, respectively. G&A expenses increased $394,000 or 14% from fiscal 1995 to fiscal 1996, due primarily to the Matrix lawsuit legal fees and the addition of a Chief Operating Officer. G&A expenses increased $4.1 million or 129%, from fiscal 1996 to fiscal 1997, due primarily to payments made to Collagen's former Chief Executive Officer, Howard Palefsky, in accordance with Mr. Palefsky's separation agreement and costs associated with existing loans to Mr. Palefsky, which payments and costs were allocated to the Company pursuant to the Intercompany Agreements. By agreement, Mr. Palefsky will continue to serve as a consultant to the Company during the next two years and provide general strategic advice, especially with respect to stockholder value, as well as operational advice to the Company. The Company made cash payments of $752,000 to Mr. Palefsky in fiscal 1997, and will make cash payments to Mr. Palefsky during fiscal 1998 and 1999 totaling $575,000 and $233,000, respectively. The Company also agreed to forgive all indebtedness, aggregating $1.6 million, owed by Mr. Palefsky to Collagen (and assigned to the Company effective January 1, 1998) subject to certain conditions. (See Note 1 of Notes to Consolidated Financial Statements.) Such indebtedness was fully reserved during fiscal 1997. The increase in fiscal 1997 spending was also attributed to legal expenses incurred in connection with a lawsuit with Matrix. In May 1997, Collagen settled its lawsuit with Matrix, which had been pending since December 1994. The lawsuit involved Collagen's claims of trade secret misappropriation against Matrix and two former Collagen employees hired by Matrix in 1992, as well as cross-complaints against Collagen by Matrix and the two employees for defamation and violation of state unfair competition law. Collagen granted Matrix a nonexclusive license to certain intellectual property (which was transferred to the Company effective January 1, 1998) for certain nonmonetary consideration. The lawsuit was settled and dismissed with prejudice. All claims by and against all parties have been released. G&A expenses are expected to remain relatively constant in fiscal 1998 due to reductions in costs associated with the Distribution, and expenses associated with Mr. Palefsky, offset by anticipated increased expenses associated with operating as a public company.

     The charge for purchased in-process R&D of $3.0 million in fiscal 1996 related to the increase in ownership in Cohesion Corporation from approximately 40% to 81%.

     Gains on sales of investments were $5.1 million, $82.1 million and $24.5 million in fiscal 1995, 1996 and 1997, respectively. In fiscal 1995, the Company sold 245,000 shares of common stock of Target and recorded a net pre-tax gain on investments of $5.1 million (after the recording of a $925,000 reduction in the carrying value of certain equity investments due to a decline in value determined to be other than temporary.) In fiscal 1996, the Company recorded a net pre-tax gain on investments of $82.1 million (after the recording of a $4.0 million reduction in the carrying value of certain equity investments due to a decline in value determined to be other than temporary), resulting primarily from the sale of 1,792,000 shares of Target common stock. In fiscal 1997, the Company's net pre-tax gain on investments of $24.5 million, primarily resulted from the sale of 330,000 shares of Target common stock and the sale of the Company's holdings in Prograft Medical, Inc. ("Prograft") to W.L. Gore and Associates, Inc.

     Equity in earnings of Target were $1.4 million in fiscal 1996 compared to $2.4 million in fiscal 1995. Equity in Target's earnings decreased in fiscal 1996 over fiscal 1995 due to Collagen's ownership percentage falling from approximately 29% at June 30, 1995 to approximately 11% in June 30, 1996. In December 1995, when Collagen's ownership interest fell below 20%, Collagen changed from the equity to the cost method of accounting for its investment in Target.

     Equity in losses of other affiliate companies were $1.2 million, $1.8 million and $813,000 for fiscal 1995, 1996 and 1997, respectively. Equity losses in other affiliate companies increased in fiscal 1996 over fiscal 1995 due to higher Cohesion Corporation losses. The decrease in equity losses in fiscal 1997 was due to the elimination of equity losses from Cohesion Corporation as a result of Collagen increasing its ownership percentage to 81% in May 1996 and such losses being consolidated thereafter.

     Interest income was $25,000, $378,000 and $566,000 in fiscal 1995, 1996 and
1997, respectively. The increases were due primarily to higher average cash, cash equivalent, and short-term investment balances and higher interest rates.

     Interest expense was $2.1 million, $2.5 million, and $377,000 in fiscal 1995, 1996 and 1997, respectively. Interest expense in fiscal 1995 represents interest on parent company borrowings. Interest expense in fiscal 1996 related primarily to borrowings under Collagen's $15.0 million revolving credit facility, which was paid in full and canceled in June 1997, and interest on parent company borrowings. Interest expense in fiscal 1997 related only to borrowings under Collagen's $15.0 million revolving credit facility. The revolving line of credit was allocated to the Company because the credit facility was secured by shares of Target Common Stock, which were also allocated to the Company.

     The Company recorded an income tax provision of $0.6 million for fiscal 1995 on a pretax loss of $0.3 million. The provision for income taxes relates primarily to equity losses in affiliates which are not deductible for tax purposes. The Company's effective income tax rate was approximately 42% for fiscal 1997 compared to 45% for fiscal 1996. The higher effective tax rate in fiscal 1996 primarily was due to the impact of non-deductible items such as equity losses in affiliates and in-process research and development charges related to the increase in ownership of Cohesion Corporation.

LIQUIDITY AND CAPITAL RESOURCES

     On January 1, 1998, Collagen contributed to the Company, cash, cash equivalents and short-term investments of $1.8 million, certain equity investments, including Boston Scientific common stock and Innovasive common stock, as well as the agreement with Zimmer regarding the distribution of Collagraft. The Company expects to rely upon proceeds from the sale of these investments, as well as revenues from the sale of Collagraft, for future working capital, capital expenditures and other corporate purposes. The Company had a $5.0 million loan outstanding on a $15.0 million revolving credit facility during fiscal 1996 and 1997, however, the balance was paid in full and canceled in June 1997.

     For the nine months ended March 31, 1998, cash provided by investing activities of $3.8 million primarily related to proceeds of $14.7 million (net of taxes paid) from the sale of 247,340 shares of common stock of Boston Scientific and proceeds of approximately $704,000 from the sale of shares in affiliates, partially offset by the acquisition of substantially all of the remaining outstanding shares of Cohesion Corporation totaling $10.5 million and capital expenditures and investments in and loans to affiliates of $1.2 million. Subsequent to March 31, 1998 and through June 18, 1998, the Company sold 85,000 shares of Boston Scientific stock which provided cash proceeds of $5.7 million.

     At June 30, 1997, cash, cash equivalents and short-term investments were $13.8 million compared to $11.1 million at June 30, 1996. Net cash used in operating activities was $6.5 million and $6.1 million for fiscal 1996 and fiscal 1997, respectively.

     For fiscal 1997, the $6.1 million used in operating activities was mainly attributable to a $7.3 million net loss after adjusting for depreciation and amortization expense, equity in losses of affiliate companies, and gain on investments (net of taxes paid), partially offset by a $1.6 million decrease in receivables primarily related to the sales of Target common stock. The principal sources of cash for investing and financing activities in fiscal 1997 were the proceeds of $5.6 million (net of taxes paid) from the sale of 330,000 shares of Target common stock and proceeds of $9.8 million from the sale of holdings in Prograft, partially offset by the repayment of the line of credit of approximately $5.0 million and capital and intangible asset expenditures and additional investments in and loans to affiliates of approximately $1.6 million. The Company anticipates capital expenditures, equity investments in, and loans to affiliate companies to be approximately $4.0 million in fiscal 1998.

     The Company's principal sources of liquidity include sales of Boston Scientific common stock, and its cash, cash equivalents and short-term investments. During fiscal 1995, 1996 and 1997, the Company sold an aggregate of 3,312,500 shares of Target common stock (adjusted for a two-for-one stock split) for an aggregate pre-tax gain of approximately $101.1 million ($116.6 million proceeds less cost basis of $15.5 million). As a result of the acquisition of Target by Boston Scientific in April 1997, Collagen received approximately 1,365,200 shares of Boston Scientific common stock in exchange for Collagen's 1,275,888 shares of Target common stock. The Company anticipates that stock sales will be made from time to time, with the objective of generating cash for, among other things, further investments in both current and new affiliate companies. The Company may defer further sales of Boston Scientific common stock during fiscal 1998 for tax planning purposes, although decisions concerning prospective Boston Scientific common stock sales will also be affected by the then-current market price of Boston Scientific common stock. As another source of financing, the Company may in the near term establish a credit facility, although there can be no assurance that a line of credit will be available to the Company on acceptable terms, if at all.

     The Company's capital requirements will depend on numerous factors, including the progress of the Company's clinical research and product development programs, the extent to which the Company enters into collaborative relationships with third parties and the scope of the Company's obligations in such relationships, the receipt of, and the time required to obtain, regulatory clearances and approvals, the resources required to protect the Company's intellectual property and other factors. The timing and amount of such capital requirements cannot be accurately predicted.

     The Company believes that its current sources of liquidity should be adequate to fund its anticipated capital requirements through at least the next two years. However, during this period and thereafter, the Company may require additional financing. The Company does not anticipate significant capital expenditures in the near term, however, it may make investments in businesses and technologies that are necessary to support its objectives. There can be no assurance that additional financing will be available to the Company on acceptable terms, if at all.

INVESTMENTS, ACQUISITIONS AND LICENSING AGREEMENTS

     Collagen increased its ownership position in Cohesion Corporation from approximately 40% to 81% in May 1996 and from 81% to approximately 99% in December 1997. In connection with Collagen's May 1996 and December 1997 investments and purchases of Cohesion Corporation shares, substantially all of the $3.0 million and $10.5 million purchase prices, respectively, were allocated to in-process research and development, which was expensed at the time of the purchases. The $10.5 million December 1997 purchase price includes cash compensation amounts of approximately $3.8 million associated with the purchase of certain vested employee stock options.


     The Company determined the amounts to be allocated to in-process technology for Cohesion Corporation based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. The Company concluded that the in-process technology had no alternative future use after taking into consideration the potential for both usage of the technology in different products and for resale of the technology. Such studies are still preliminary and are subject to revision. The products and programs related to the in-process technology acquired are currently in the clinical trial and pre-clinical trial stages, respectively. This technology, which relates to surgical hemostasis and sealing products the Company is developing, utilizes liquid-based biomaterials and related delivery systems. The Company expects to benefit from the in-process technology within the next three years, provided that sufficient preclinical and clinical data has been generated, submitted to regulatory authorities, and cleared for commercial sale by those regulatory authorities; however the Company can make no assurance in this regard. The Company expects to spend approximately $5 to 6 million per year for the next three years on its in-process technology in an effort to develop commercially viable products. If this technology is not successfully developed and commercialized, the Company's ability to generate product revenue and its business, financial condition and results of operations will be materially and adversely effected.


     Seeking to capitalize on technical success in expressing recombinant collagen in mouse milk, in February 1996, Collagen made an additional equity investment of approximately $4.5 million in Pharming B.V. of The Netherlands ("Pharming"), which brought Collagen's ownership percentage in Pharming to approximately 12%. At March 31, 1998 Collagen's ownership position in Pharming was approximately 10%, which included an additional $500,000 invested during the quarter ended December 31, 1997. In connection with the Distribution, and pursuant to the Intercompany Agreements, the Pharming ownership position was transferred to the Company, effective January 1, 1998. Pharming is dedicated to the development and worldwide commercialization of human health care products produced in transgenic animals. The Company and Pharming will attempt to produce collagen in the milk of transgenic cattle.

     In October 1995, Collagen purchased approximately 844,000 shares of common stock, representing approximately 9% of the outstanding capital stock of Innovasive for $4.1 million and entered into a collaborative product development agreement. Innovasive develops, manufactures and markets tissue and bone reattachment systems that are particularly relevant to the sports medicine and arthroscopy segments of the orthopedic surgery market. The Company, pursuant to the Intercompany Agreements, assumed Collagen's relationship and obligations with Innovasive. The Company and Innovasive are collaborating to develop certain resorbable mechanical tissue-fixation devices utilizing collagen-based biomaterials for applications in orthopedic tissue repairs. The Company is performing development activities in accordance with a project plan and Innovasive is reimbursing the Company for such activities in accordance with the project budget. Accordingly, over the next several years, the collaboration will require the Company's expertise with collagen-based biomaterials and a small percentage of the Company's R&D expenditures. In the event that marketable products are developed as a result of this collaboration, the Company will have the right but not the obligation to manufacture such products.

     In June 1997, the Company sold its 21% investment in Prograft, a privately held affiliate, to W.L. Gore and Associates, Inc. and recorded a pre-tax gain of $15.4 million. Prograft was formed in July 1993 by Collagen, Target and Celtrix Pharmaceuticals, Inc. to develop vascular prostheses, including stents, grafts, and stent-grafts for the treatment of diseased and damaged blood vessels.

YEAR 2000

     Under the Services Agreement, the Company will use Collagen's computer systems until June 30, 1999. Subsequent to June 30, 1999, the Company may extend the terms of the Services Agreement or elect to purchase its own computer systems. Some of Collagen's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar business activity. Collagen has completed and assessment and will modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company will incur no costs related to ensuring that Collagen's computer systems are year 2000 compliant. If the Company elects to purchase its own computer systems, the Company will ensure that these are fully functional in the year 2000 as part of the system selection process. Accordingly, the Company estimates that its costs associated with the year 2000 issue are immaterial.

                                    BUSINESS

OVERVIEW

     The Company is focused on developing and commercializing proprietary surgical products, including bioresorbable hemostatic devices and biosealants for tissue repair and regeneration, which increase the effectiveness of and minimize complications following open and minimally invasive surgeries. CoStasis(TM) atraumatic hemostat ("CoStasis"), the Company's lead hemostatic product candidate, designed for use initially in cardiothoracic indications, is currently in a multi-site, randomized, pivotal clinical trial in Europe. In 1998, the Company expects to complete the trial and file for CE Mark. The Company has received an Investigational Device Exemption (an "IDE") from the United States Food and Drug Administration (the "FDA") and has commenced U.S. pivotal trials of CoStasis, targeting cardiac, hepatic, orthopedic and general surgery indications. CoSeal(TM) surgical sealant ("CoSeal"), the Company's lead biosealant product candidate designed for sealing organs and other tissues resulting from surgical wounds and incisions, is expected to commence European clinical trials by the end of 1998. Industry experts estimate that the potential worldwide market for fibrin sealants and surgical adhesives is $850 million annually. Industry analysts also estimate that the potential surgical sealant marketplace is $650 million annually. The Company believes its surgical products will provide several distinct advantages over currently available technologies, including ease of preparation and use, novel delivery systems, improved safety profiles and clinical effectiveness. The Company also sells Collagraft(R) implant ("Collagraft"), an orthopedic product, and has research and development programs in other orthopedic areas and in recombinant human collagen and thrombin. The Company's products and programs are based on a platform of proprietary technologies centered around collagen and hydrophilic polymers that quickly polymerize in vivo and bind to tissue.

BACKGROUND

     The market for wound treatment includes two significant segments: hemostatic products, used to control bleeding, and surgical sealants, used to seal organs and tissues compromised by surgery or other trauma. The Company estimates that there are approximately 9.3 million cardiovascular, hepatic, orthopedic and general surgeries performed each year in the United States during which hemostatic products may be used, and approximately 1.4 million such surgeries performed each year in the United States in which sealant products may be used. During most surgical procedures, which entail damage to the vasculature and the compromise of normal tissue barriers, bleeding is inevitable, but the degree to which bleeding constitutes a threat to the well-being of the patient depends on the degree of intervention and the tissues involved. The ability to control bleeding and the subsequent repair of tissues and systems containing fluids, such as the vasculature, heart, bladder and bowel, however, are essential, as the consequences of uncontrolled bleeding and fluid leakage can be catastrophic. In a typical cardiovascular surgical procedure, for example, the surgeon first attempts to control bleeding from major blood vessels, and the attendant pulsating blood loss, by tying off or cauterizing the vessels. However, it is typically more difficult to control diffuse bleeding from multiple veins and capillaries, which are too numerous to close individually. This diffuse bleeding is time-consuming to control with currently available products and limits the surgeon's ability to close the patient at the end of a procedure. Surgeons must also close wounds created by the trauma of surgery and seal the surgical site to prevent the leakage of fluids, air or waste. Effective sealing of organs and tissue during surgery is a critical factor in the ultimate success of a surgical procedure. Ineffective sealing can result in life-threatening complications such as blood loss and leakage of air or waste, higher levels of pain, prolonged hospitalization and a higher mortality rate. As a result of these considerations, surgeons have increasingly sought improved technologies for both bleeding control and wound closure.

EXISTING PRODUCTS FOR BLEEDING CONTROL

     Currently, surgeons have a variety of tools to stop bleeding (hemostasis) during surgery. To treat bleeding, surgeons have traditionally identified large bleeding vessels, accessed them and tied them off to stop bleeding. Recently, this technique has been supplemented by the use of heat-induced coagulation using cauterization or lasers. In the absence of excessive damage to the vascular system, these techniques are usually effective in addressing the surgical problems associated with such bleeding. To treat diffuse capillary bleeding, however, surgeons have limited alternatives, including simply applying pressure at the bleeding site. Pressure alone, however, is often insufficient to achieve hemostasis and the surgeon typically uses additional devices to assist in the application of pressure to the bleeding tissue.

     Traditional Hemostatic Products. Traditional hemostatic products include powders, sponges and bone wax; however, each of these products has inherent limitations. Sponges and powders composed of oxidized cellulose, bovine collagen or bovine thrombin represent a first-line approach to controlling bleeding. Oxidized cellulose sponges or powders are regularly used to control bleeding, however because these products are solids, they do not readily conform to the bleeding tissue surface and often require the use of pressure, or tamponade, to hold them in place until coagulation is achieved. Bovine collagen sponges or powders contain collagen surface material which assists in the activation of platelets and contributes to fibrin clot formation, however they too are solid materials and suffer from the same limitations as oxidized cellulose sponges or powders. Additionally, both are difficult to use in minimally invasive procedures, such as laparoscopic and endoscopic surgery. Bovine thrombin has also been frequently used in the control of bleeding, but with severe limitations in effectiveness. Bovine thrombin powders must be mixed and prepared in a multi-step process during surgery to form a solution which, when applied to the surgical site, is designed to function in the same manner as natural thrombin by facilitating the formation of a hemostatic fibrin clot. Its utility as a hemostatic device, however, is severely limited because the bovine thrombin solution often washes away from the bleeding site as it is applied. Surgeons often attempt to address this problem by applying the bovine thrombin solution on a collagen sponge, however this technique suffers from the same limitations inherent in the use of sponges. Finally, a nonresorbable wax, called bone wax, is commonly used in certain surgical applications, such as orthopedic or cardiothorasic surgery, which involves the cutting of bone. Bone wax is frequently applied to cut bone surfaces to aid in the control of diffuse bleeding, however it seals the cut bone surfaces, thereby impeding the repair and regeneration of the bone. In addition, because bone wax is not resorbed by the body, surgeons often use cauterization to control bleeding, which results in the destruction of bone and tissue. While the use of hemostatic devices in surgery is critical, the Company believes that the limited effectiveness of these traditional devices has generated demand for new approaches and technologies.

     First Generation Fibrin Sealants. In the last few decades, fibrin sealant technology has been developed and represents a significant, albeit limited, step in the evolution of hemostatic products. Fibrin sealants are liquid products composed of blood-derived fibrinogen and thrombin that are mixed and delivered to the bleeding site, forming a fibrin clot (gel) that adheres to bleeding surfaces and induces coagulation. The resulting fibrin matrix acts as a scaffolding to promote tissue repair and regeneration. While the clinical use of fibrin and thrombin was pioneered at the turn of the century, the widespread use of fibrinogen and thrombin as a surgical adhesive for hemostasis did not occur until the 1970s, with the advent of first generation, non-commercial fibrin sealants otherwise known as "home-brews". Home-brewed fibrin sealants have not been approved by the FDA and are typically created by surgeons using informal, disparate techniques and divergent materials. The typical home-brew fibrin sealant product is composed of bovine thrombin from the pharmacy and fibrinogen from an autologous (derived from the patient) or homologous (derived from other donors) source, requiring significant advance preparation, time and effort. Because home-brewed products are generally not of commercial grade consistency, their purity and concentration is uneven and their performance and efficacy is often difficult to predict. Home-brews were used widely until commercial fibrin sealant products derived from pooled human plasma became available throughout Europe, Japan and Canada in the 1980s.

     Commercial Fibrin Sealants. Commercial fibrin sealants were developed to standardize the purity and concentration of fibrinogen and thrombin combinations using pooled blood sources, providing a more consistent and effective product. While the resultant improved hemostatic performance of these products led to their adoption in many surgical applications, their usefulness in surgery is limited. The preparation of fibrin sealants requires multiple mixing steps, often taking between 15 and 30 minutes. Once prepared, fibrin sealants are used with delivery systems which routinely occlude and must be discarded during surgery due to clogging of the fibrin clot in the delivery system or applicator tip. Even following application to the site, fibrin sealants have limited utility on certain surfaces, such as bone, due to weak adherence to the tissue surface, and require a relatively bloodless field due to their limited hemostatic capacity. In addition, there has been concern related to the use of proteins obtained from pooled blood sources, as a result of the potential to transmit infectious disease. In 1978, the FDA revoked clearance for commercial fibrinogen concentrates, an essential element of fibrin sealants, due to reported high rates of hepatitis infection among patients. These concerns led to the development of several alternative fibrin sealants, using the patient's own blood as a source of fibrinogen, which are being marketed and sold outside the United States. These solutions suffer from a number of significant drawbacks in that a large amount of the patient's blood is required, the time to prepare the solution is significant and the limited concentration of fibrinogen results in a relatively weak adhesive fibrin gel at the treated site.

     Sales of fibrin sealants outside the United States are estimated to total approximately $250 million annually and the FDA has recently granted clearance for the distribution of the first fibrin sealant product in the United States. Several fibrin sealant products are currently in development in the United States and industry experts estimate that annual sales of such products, assuming regulatory clearance is obtained, will reach $350 million in the United States by 2001. The number of procedures using fibrin sealants in the year 2001 is projected to be more than 1.5 million, with cardiovascular surgeries constituting more than 700,000 of such procedures.

     Unmet Clinical Need. Currently, the control of diffuse bleeding in surgery contributes to wasted time in the operating room and increased patient morbidity and mortality rates. The Company believes that there is an unmet clinical need for hemostatic devices that are easy to prepare and implement in the operating room environment and useful in both open and minimally invasive procedures. The Company believes that ideally, such a device should be liquid-based, provide intimate contouring to tissue surfaces to more readily stop bleeding, sufficiently adhesive and elastic to form a fluid-tight barrier to leakage until the patient's tissue can repair, and be prepared using fibrinogen derived from the patient's blood in order to address risks inherent in the use of pooled blood products.

EXISTING PRODUCTS FOR SEALING ANASTOMOSES AND SURGICAL INCISIONS

     The wound closure market includes a variety of devices, such as sutures and staples, fibrin sealants and hydrogels, that are used by the surgeon to prevent the leakage of fluids, gas and solids by sealing the interface of surgical grafts and incisions into tissue barriers in the body ("anastomoses"), such as the vasculature, heart, bladder and bowel. Historically, the most common method of wound closure has been the use of sutures and/or surgical stapling, both of which have limited effectiveness in many applications. The ability of the surgeon to effect a fluid-tight seal using sutures or staples alone, without any supplemental sealant product, is highly dependent on the skill of the surgeon in completing fluid-tight suturing at the sites of surgical intervention or trauma. Sutures and staples not only lack inherent sealing capabilities, but they are also difficult to place, especially in minimally invasive surgery, and may tear tissue, increasing the risk of post-surgical complications. Nonetheless, sutures and staples are the principal products comprising the international wound closure market, which industry experts estimate is more than $2 billion per year.

     Fibrin Sealants and Hydrogels. A variety of products are used to supplement sutures and staples to enhance the effectiveness of the surgical closure of tissue. In addition to their use as hemostatic agents, fibrin sealants are frequently used as a complement to sutures and staples to facilitate the completion of a fluid-tight seal. However, fibrin sealants are unable to bind securely to host tissue and have poor handling qualities, which limits their utility as a sealant in surgery and as a barrier to fluid loss. Polymer-based hydrogels are an alternative to fibrin sealants for providing a fluid-tight seal or barrier at the sites of surgical incisions and anastomoses, and hydrogel technology has been approved for use in Europe to seal air leaks in lung surgery and is currently being tested in other fields of use such as cardiovascular surgery. Although hydrogels are polymerizing liquids which have the ability to contour readily to the tissue surface, they are unable to covalently cross-link directly to the tissue surface at the surgical site. Instead, the surgeon must apply multiple layers of liquid sealant to the surface to be treated and then apply light to activate a polymerization process which forms an elastic matrix to seal the surgical site of application. Not only is this process cumbersome, but it requires time, the necessary equipment for light activation and sufficient space in the operating field to accommodate the procedure.

     Unmet Clinical Need. The Company believes that there is an unmet clinical need for a self-polymerizing, liquid sealant product that can effectively supplement the surgeon's use of sutures or staples, facilitate quicker closure and assist in reducing the surgical complications from post-operational leakage. While the flow of the contents of certain body systems is controlled during surgery, such as through the use of bypass in cardiovascular procedures, these barriers must be tightly sealed at the conclusion of surgical repair to avoid significant complications. In order to meet existing clinical needs, the Company believes that such a product should be easy to prepare and use, effective in a single application, able to bind tightly to the patient's tissue and devoid of human blood products or animal proteins.

THE COHESION TECHNOLOGIES SOLUTIONS

     CoStasis and CoSeal are self-polymerizing liquid systems designed to be prepared quickly and easily. CoStasis and CoSeal are designed to be safe, bioresorbable products, without the risk of transmission of infectious agents, for use with a variety of delivery systems in repeated applications throughout a minimally invasive or open surgical procedure. The Company believes, based on results from its clinical trials, that CoStasis is effective in stopping diffuse bleeding on all tissue surfaces. CoStasis incorporates collagen, which has superior hemostatic qualities, thereby enhancing its adhesiveness and elasticity, enabling the product to bind tightly to a variety of tissue surfaces, yet remain sufficiently elastic to stay in place, even in bleeding sites. CoSeal is a completely synthetic hydrogel based on the Company's PEG polymer technology, which is designed to polymerize at the site of application and bind tightly by covalently cross-linking directly to the tissue surface. The Company believes that its CoStasis hemostatic device and CoSeal surgical sealant represent a major advantage over current products, including:

     - Ease of Preparation. CoStasis is designed as an easy to prepare two-part system which offers significant time advantages over existing products. The premixed, ready to use collagen/thrombin suspension is supplied in one syringe and is mixed with autologous plasma from a second syringe at the time of administration. The Company's proprietary CellPaker(TM) plasma processing system is designed to enable the patient's own plasma to be quickly and sterilely separated in the operating room using a small amount (approximately 20cc) of the patient's blood. Unlike competitive products, which generally require large amounts of a patient's blood (or use plasma from a pooled blood source) and have preparation times of up to 30 minutes, CoStasis is designed to require a small amount of a patient's blood and have a relatively short preparation time, thereby permitting the surgeon the flexibility to decide during the procedure whether or not to administer the product. CoSeal is a synthetic product, based on the Company's PEG polymer technology, which requires a relatively short period of time (typically two to four minutes) to prepare and load into a syringe for use.

     - Ease of Use. CoStasis and CoSeal are self-polymerizing liquid systems, designed to avoid the need for ancillary equipment such as light sources or heat to be activated and effective. The products are also designed to be used repeatedly over the length of a surgical procedure and are not prone to clogging, a limitation of certain current products. Both CoStasis and CoSeal are being designed to be delivered through a variety of systems, to avoid clogging, including spray heads, cannulas and catheters. The Company believes that this will enable their use in a variety of surgical procedures, including minimally invasive procedures, that require liquid products with relatively low viscosity.

     - Efficacy. CoStasis and CoSeal are designed to be more adherent and elastic than current products, which the Company believes will enable them to bind strongly to a variety of tissue surfaces, including bleeding sites. CoStasis is also being designed for use in a variety of applications that customarily arise in surgery, including bleeding bone edges, anastomotic sites and diffuse bleeding organs. CoSeal is designed to bond strongly and rapidly to the patient's own tissue, covalently cross-linking directly to the tissue surface to form a secure sealant matrix over the treated surgical site, preventing leakage of fluids, solids and gases. As a result, the Company believes that surgeons will be able to use these products as a replacement for the variety of products and procedures currently in use for each of these applications.

     - Safety. CoStasis uses the patient's own blood as the source of its plasma-derived fibrinogen component, eliminating the potential contamination risks inherent in the use of pooled blood-derived products. The collagen component of CoStasis is derived from a closed-herd bovine source, insuring the highest purity of any bovine collagen currently available and minimizing the potential for allergic reactions. CoSeal is based on reactive derivatives of PEG, which has a history of safe use in other medical applications. Because CoSeal is a completely synthetic product, no human blood products or animal proteins are required.

     - Competitive Cost. CoStasis and CoSeal are designed to provide the surgeon with the flexibility to determine whether to use the product during the surgical procedure, unlike current products which have lengthy preparation times and require the surgeon to commit to use of the product prior to a determination of need, at a cost that the Company believes is competitive with fibrin sealant products currently on the market.

STRATEGY

     The Company's objective is to develop, manufacture and commercialize innovative tissue repair and regeneration products, with the initial goal of rapidly exploiting its proprietary technology in the areas of surgical hemostats and sealants. The Company's strategy consists of the following key elements:

     - Initial Focus on Large Markets. The Company is focusing initially on the commercial development of hemostatic and sealant products for cardiothoracic and cardiovascular surgery indications. The Company estimates that there are approximately 9.3 million open and minimally invasive cardiovascular, hepatic, orthopedic and general surgeries performed each year in the United States in which hemostatic products may be used and approximately 1.4 million such surgeries performed each year in the United States in which sealant products may be used.

     - Leverage Product Competitive Advantages. The Company is conducting a 100-patient, multi-center, randomized clinical trial of CoStasis in Europe, controlled against conventional medical practices, including fibrin sealants, and expects to differentiate its products through ease of preparation, novel delivery systems, clinical effectiveness and safety. CoStasis uses autologous plasma (derived from the patient), as opposed to homologous plasma (derived from pooled blood sources), thereby eliminating the potential infectious disease risks inherent in the use of pooled blood-derived products.

     - Targeted Regulatory Classification and Distribution. The Company believes that CoStasis and CoSeal will be classified as medical devices in Europe and the United States and as a result will be subject to less onerous, less costly and shorter regulatory approval processes than if classified as biological agents or drugs. Initial distribution in Europe is planned through geographically focused, specialty cardiovascular distributors with existing customer relationships and established sales infrastructures. In the United States, the Company plans to target the concentrated cardiovascular surgery segment with a direct sales force to maximize operating margins and plans to consider additional distribution arrangements for other surgical specialties such as general surgery, gynecology and orthopedics.

     - Expand into Other Surgical Markets. The Company believes that its technology and initial product formulations may also be applied to additional, non-cardiac, high-volume procedures. The Company is developing hemostatic and sealant indications in colon-rectal (e.g., colon resections), hepatic (e.g., liver transplants) and orthopedic (e.g., bone grafts) surgeries, including both open and minimally invasive surgical techniques. The Company believes that its technology platform is highly scaleable and will enable it to expand into additional markets over time.

     - Capitalize on Intellectual Property Portfolio. The Company believes it has substantial design, manufacturing and applications engineering expertise in the development of biomaterials and delivery systems which, when combined with its intellectual property portfolio, will enable it to expand into additional markets by cost-effectively addressing unmet surgical needs for ease of preparation, ease of use, efficacy and safety.

     - Develop and Maintain Close Relationships with Leading Professionals Worldwide. The Company strives to maintain close relationships with leading scientists, surgeons and other healthcare professionals worldwide who are dedicated to expanding the use of biomaterials for hemostatic and sealant applications. The Company plans to actively assist and support educational and training programs for and the research efforts of such professionals.

PRODUCTS AND DEVELOPMENT PROGRAMS

     The following table summarizes the status of the Company's products and development programs:

-------------------------------------------------------------------------------------------------------------------
  PRIMARY PROGRAM/PRODUCT              STATUS(1)                              PRIMARY APPLICATION
-------------------------------------------------------------------------------------------------------------------
  COSTASIS HEMOSTAT                    Europe: Pivotal clinical trial         Cardiothoracic procedures
                                       ongoing; CE Mark application expected
                                       in 1998
                                       United States: Pivotal clinical trial  General, hepatic, orthopedic and
                                       started in April 1998                  cardiothoracic procedures
-------------------------------------------------------------------------------------------------------------------
  COSEAL BIOSEALANT                    Clinical trials planned for second     Cardiovascular and vascular
                                       half of 1998                           procedures
-------------------------------------------------------------------------------------------------------------------
  ORTHOPEDICS
     Collagraft Implant                Currently marketed; U.S. and Asian     Bone grafting applications
                                       distribution through Zimmer, Inc.
     Bone Anchor                       Clinical trial planned for second      Soft tissue fixation to bone
                                       half of 1998
     Osteoarthritis                    Clinical feasibility study completed   Pain relief from degenerative joint
                                       in Europe in 1997                      disease in bones
-------------------------------------------------------------------------------------------------------------------
  OTHER DEVELOPMENT PROGRAMS
     Adhesion Prevention Barriers      Preclinical studies                    General, gynecological, orthopedic
                                                                              and cardiovascular procedures
     Resorbable Sealant for            Preclinical studies                    Percutaneous catheterization
     Percutaneous Catheter Access                                             procedures
     Sites
     Recombinant Human Collagen and    Research                               Replacement for bovine collagen and
     Thrombin                                                                 thrombin
-------------------------------------------------------------------------------------------------------------------

(1) Indicates product development status. "Preclinical" denotes formulation and efficacy studies in animal models necessary to support an application to commence human clinical testing. "Research" includes discovery, research, development of and subsequent identification of a candidate for preclinical studies. The regulatory approval process requires successful completion of many steps before a product is approved for commercialization. See "Risk Factors -- Government Regulation" and "-- Government Regulation."

COSTASIS HEMOSTATIC AGENT

     The Company believes that while surgeons have several devices to control diffuse bleeding during surgery, none may be prepared as quickly and easily, or work as rapidly and effectively as is needed. While traditional sponges and powders are effective hemostatic agents, such devices are solids, and are therefore unable to flow over tissue surfaces and into bleeding crevices. In addition, sponges and powders tend to move away from the bleeding site without application of pressure by the surgeon. Fibrin sealants overcome some of these limitations, however they are cumbersome to prepare and use and adhere poorly to bleeding surfaces. Significant concerns regarding the safety of blood-derived products have also limited the adoption of commercial fibrin sealants in the United States and other markets. The Company believes there is a clinical need for a surgical product which can be easily prepared and used in the operating room to provide rapid and effective treatment of diffuse capillary bleeding on a spectrum of tissue surfaces.

                                 CoStasis Agent
                            CoStasis Delivery System

     CoStasis is an atraumatic liquid hemostat designed for use in surgical procedures to control bleeding from capillaries and small veins. Composed of a sterile suspension of bovine fibrillar collagen and bovine thrombin in calcium chloride, CoStasis is applied to the bleeding site with the patient's plasma, incorporating the surgical advantages of collagen, fibrinogen and thrombin. The pre-mixed, ready-to-use collagen/thrombin suspension is supplied in one syringe and is mixed with the patient's own plasma from a second syringe at the time of administration to the bleeding site. The patient's plasma provides the source of fibrinogen that is cleaved by the thrombin to form a collagen-reinforced fibrin clot, which is hemostatic and adherent to the bleeding tissue.

     The collagen component of CoStasis is derived from Collagen's closed herd cows, a source available to none of the Company's competitors. The thrombin component is obtained from commercial sources, and is processed to a high level of purity. The use of these components minimizes the possibility of allergic reactions associated with lower-purity bovine collagen or thrombin used in other products. In addition, both components come from manufacturing processes which eliminate viruses, providing a further margin of safety. The pre-mixed nature of the collagen/thrombin components reduces preparation time compared to lyophilized commercial fibrin sealants, which must be reconstituted before use, and when compared to other agents, which have complex preparation requirements.

     In addition, the Company has developed a patented system, called the CellPaker, which is designed to quickly and sterilely separate the patient's blood into plasma in the operating room for use in conjunction with CoStasis. The CellPaker is a single use device, which the Company plans to package separately from CoStasis, and which the Company believes will make it easy to obtain the patient's plasma upon entry into surgery. Unlike competitive products, which generally require a large amount of a patient's blood (or plasma from a pooled blood source) and have lengthy preparation times, CoStasis is designed to require a small amount of a patient's blood and have a relatively short preparation time (less than 10 minutes).

                                CellPaker Device

                                CellPaker System

     When applied to a bleeding surface, the CoStasis/plasma composite is designed to rapidly form a collagen/fibrin matrix which conforms to the tissue surface and is able to enter surface cracks and crevices. The hemostatic capacity of the collagen/fibrin gel is a combination of the effects of collagen, fibrin and thrombin in activation of the coagulation cascades and in presenting a physical barrier which exerts pressure on the site to stem blood flow. Preclinical studies have demonstrated that CoStasis acts significantly faster than traditional hemostatic sponges and commercial fibrin sealants in the control of bleeding from a variety of bleeding tissue sites. CoStasis also proved effective in controlling bleeding in animal models in which coagulation was compromised using heparin or aspirin. The Company believes that these preclinical data indicate that CoStasis has the potential to be highly effective in the rapid control of diffuse bleeding from capillaries, venules, and arterioles under diverse conditions modeling clinical use and tissue conditions.

     CoStasis has been used to control bleeding in several surgical indications in clinical trials in the United States and Europe. In March 1997, the Company received an IDE from the FDA to test CoStasis in feasibility studies in the control of bleeding at split thickness skin graft donor sites in nine patients who were undergoing skin grafting due to burns or tissue reconstruction procedures. CoStasis was effective in the control of bleeding and no adverse sequelae were reported with its use. Subsequently, in the latter half of 1997, CoStasis was used in a European feasibility study in 13 subjects undergoing coronary artery bypass surgery ("CABG"). In this study, CoStasis controlled bleeding at the sites of grafted vessels joining vessels of the heart (anastomoses) and the bleeding surface of the heart and chest wall. In January 1998, the Company began a multi-center, randomized, controlled, pivotal clinical trial of CoStasis in Europe for the control of bleeding in approximately 100 CABG surgery patients. This study is expected to be completed and a CE Mark dossier is expected to be filed by the end of 1998. The Company has received an IDE from the FDA to expand clinical trials in the United States in the fields of cardiothoracic, orthopedic, general and hepatic surgery. These trials were initiated in April 1998 and are expected to be completed by the end of 1998. The Company expects to use the data available from these studies in Europe and the United States to support worldwide submissions for approval to market CoStasis.

     CoStasis contains thrombin, which is a FDA-licensed biological drug. Consequently, the FDA considers CoStasis to be a combination product subject to jurisdiction by the Center for Biologics Evaluation and Research ("CBER") and the Center for Devices and Radiological Health ("CDRH"). The FDA has assigned lead review responsibility to CDRH following a "Request for Designation" determination by the FDA in September 1996. The Company believes that this decision was significant, as fibrin sealants containing human plasma are regulated as biological drugs, which may substantially increase the duration and complexity of their regulatory approval processes compared to that of CoStasis.

COSEAL BIOSEALANT

     Surgical repair necessitates the opening or puncturing of body cavities and the compromise of barriers that normally prevent fluid, solids and gas leakage in the body. This leakage ranges from a minor inconvenience to a life-threatening event and is especially burdensome in cardiothoracic, cardiovascular and abdominal surgery procedures. Currently, the surgeon is dependent on meticulous use of surgical staples and sutures to create a fluid- or gas-tight seal when repairing these tissues. In some cases, "home-brew" or commercial fibrin sealants are used to assist in achieving a dependable seal. While polymer-based hydrogels are an alternative to fibrin sealants, they are unable to covalently cross-link directly to the tissue surface at the surgical site and often require cumbersome processes, including light or energy activation, in order to seal the surgical site of application. The Company therefore believes that the ideal product is dependable, effective and easy to prepare and apply to seal surgical sites in all patients, enabling the surgeon to complete surgery more quickly, knowing that the patient would not suffer adverse consequences due to subsequent post-surgical leakage. The Company believes that there is a significant clinical demand in many surgical applications for biosealants that prevent leakage of fluids, solids or gases from the surgical or trauma site.

     The Company's CoSeal biosealant uses two biocompatible liquids which polymerize in seconds at the site of application without the need for activating equipment and are absorbed by the body within weeks after the

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

tissue has repaired. CoSeal is based on reactive derivatives of polyethylene glycol, which has a history of safe use in other medical applications. These PEG-polymers are liquids of low viscosity and flow readily across the surfaces to be sealed. In seconds, they covalently cross-link with the patient's tissue over the treated surgical site to form a tightly bound matrix with excellent elasticity and strength. CoSeal is based on a completely synthetic, PEG-polymer platform technology, which avoids the need for any blood products or animal proteins, addressing concerns about transmission of infectious agents.

     Some existing products and products in development use light- or energy-activated polymers that require significant additional equipment in the surgical field and are difficult to use in minimally invasive surgery. CoSeal is a self-polymerizing device which does not require activating equipment. In consultation with its clinical advisers, the Company is also developing a variety of special delivery devices. These delivery devices complement the designed flexibility in CoSeal, giving surgeons a variety of tools for diverse applications.

     CoSeal has demonstrated ease of use and clinical effectiveness in sealing surgical sites in cardiovascular grafting procedures in animal models. Once CoSeal was applied, vascular grafts did not leak at anastomoses or puncture sites when treated. The Company expects to begin clinical trials of CoSeal in cardiovascular surgery procedures in the second half of 1998 and to file a CE Mark dossier for cardiovascular sealing indications in 1999.

ORTHOPEDICS

     The Company is currently marketing Collagraft, its proprietary bone graft substitute, through its partner Zimmer, and is developing a number of additional collagen-based biomaterials for use in a variety of orthopedic indications pursuant to a product development and distribution agreement between Collagen and Zimmer, which was assigned to the Company in connection with the Intercompany Agreements. Under the terms of such agreement, Collagen has granted Zimmer exclusive and perpetual distribution rights for Collagraft in certain specified countries and territories (the "Zimmer Territory") and has agreed to pay Zimmer a royalty for Collagraft products sold by Collagen over a specified period. Collagen has sole discretion as to whether and how to market Collagraft outside of the Zimmer territory and holds a license to use, with the right to sublicense, Zimmer's Collagraft trademark to market Collagraft outside of the Zimmer territory and to seek trademark protection of Collagraft in its own name. Collagen and Zimmer have also agreed under the same agreement to jointly perform research, development and clinical studies and to obtain regulatory approvals for Collagraft and other products composed solely of a bovine collagen component and a HA/TCP (as defined below) component. Collagen is the sole owner of all inventions, improvements, trade secrets and other proprietary rights and know-how with respect to any collagen-based or biologically based materials or biologically active factors used or incorporated in Collagraft and developed pursuant to the agreement.

     Collagraft. The Company's Collagraft implant is a bone graft substitute which provides a scaffolding around which new bone can grow. A bone graft substitute eliminates the need for a patient to undergo a painful autograft bone grafting procedure, which involves harvesting the patient's own bone from another site, and prevents the transmission of human infectious agents and inconsistent results from allograft procedures where bone graft supplied through a bone bank is used. The Company's Collagraft paste and Collagraft strip products, when used with a patient's own bone marrow, are indicated for use in acute long bone fractures and traumatic bone defects to provide a matrix for the repair process of bone. The Collagraft products are a mixture of purified fibrillar collagen and hydroxyapatite/tricalcium phosphate ceramic ("HA/TCP") and are supplied sterile in both strip (premixed) and ready-to-mix form. Hydroxyapatite is a biocompatible substance that is minimally reabsorbed. Tricalcium phosphate is radiopaque, biocompatible and biodegradable. Its degradation products can be reconstituted by the body to form new bone mineral, allowing for bone deposition.

     Bone Anchors. Bone anchors are used to anchor soft tissue to bone. The Company is in the process of developing a bone anchor product with Innovasive pursuant to a research and development agreement. Under the terms of such agreement, the parties have agreed to jointly develop fully or partially resorbable mechanical meniscal repair devices and mechanical tissue-to-bone fixation devices and the rights, title and interest in any technology jointly developed are jointly owned. The parties have agreed that until October 2000, neither party will develop or commence the development of any such products independently, or in collaboration with, or purchase any such products from, any third party. Under a related distribution agreement, Innovasive holds exclusive marketing rights to such product. The FDA has approved an IDE to initiate clinical trials of the Company's bone anchor product. The Company expects to commence these trials in the second half of 1998.

     Osteoarthritis. Osteoarthritis, also known as degenerative joint disease, is the most prevalent form of arthritis in the United States. The Centers for Disease Control and Prevention estimated in 1990 that seven million people in the United States suffered significant limitations in their daily activities due to the effects of osteoarthritis. A European feasibility study involving 30 patients was conducted by the Company in 1997 and significant pain reduction was obtained with a single injection of collagen into the joint space. The Company expects to conduct additional clinical trials in 1998.

OTHER PRODUCT DEVELOPMENT PROGRAMS

     Adhesion Prevention Barriers. The Company is also developing CoStop, an adhesion-prevention barrier, based on the Company's proprietary PEG-polymer technology. Adhesion-prevention barriers are used to prevent the formation of debilitating or painful internal tissue adhesions (or scars) after surgery. The few products currently on the market suffer serious shortcomings, including low efficacy, high cost, difficult handling, and ineffectiveness in the presence of blood. The Company believes CoStop, with its PEG-polymer technology, will offer superior efficacy, greater ease-of-use and lower cost, relative to products on the market or known to be under development.

     Resorbable Sealant for Percutaneous Access Sites. The Company is researching the use of its hemostatic and biosealant technology for sealing sites for percutaneous catheter-based femoral artery cardiovascular procedures. It is estimated that approximately 2.1 million diagnostic and therapeutic catheter-based procedures are performed worldwide each year, in applications including coronary angiography and percutaneous transluminal coronary angioplasty. Research studies in canine models have indicated that both the CoStasis and CoSeal technologies can achieve effective, rapid hemostasis in the sealing of these access sites.

     Recombinant Human Collagen and Thrombin. The Company's recombinant program is focused on the development of recombinant human collagen and thrombin through transgenic animals and yeast. The Company's objective is to obtain commercially significant quantities of recombinant human type I collagen and thrombin to serve as an alternative to bovine collagen and thrombin in its products. The Company believes that by doing this, it will be able to develop a wider range of innovative surgical products for tissue repair and regeneration. The Company has made an equity investment in and is actively collaborating with Pharming, B.V. of the Netherlands for the purpose of developing recombinant human collagen through transgenic animals. In addition, the Company has a collaborative agreement with Genotypes, Inc. of South San Francisco, California, to develop recombinant human collagen through yeast. The Company is working with Genzyme Transgenics, Inc. to produce human thrombin through transgenic animals.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are directed at achieving continuing improvements in surgical products to achieve hemostasis, tissue sealing and adhesion prevention. It has identified opportunities in using only synthetic agents and recombinant proteins in product configurations and in achieving superior sealant properties with advanced hemostatic potential at the surgical site. In addition, future product development will utilize the Company's proprietary technology platforms in the generation of tissue engineering products for tissue repair, regeneration and replacement. Research and development expenses for the years ended June 30, 1995, 1996, 1997 and for the nine months ended March 31, 1998 were $3.4 million, $4.3 million, $9.6 million and $11.3 million, respectively ($8.3 million and $10.3 million for the year ended June 30, 1997 and the nine months ended March 31, 1998, respectively, on a pro forma basis reflecting reimbursements from Collagen under the Research and Development Agreement.)

MANUFACTURING

     The Company anticipates that it will manufacture and package its final products and that it will use outside contractors for other functions such as non-proprietary, high volume processes. The Company has
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

approximately 12,000 square feet of manufacturing space in Palo Alto, California. There can be no assurance that the Company will be able to attract, train and retain the required personnel or will be able to increase its manufacturing capability to manufacture commercial quantities of its planned products in a timely manner, or at all. Manufacturers often encounter difficulties in scaling up production of their products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel, and the Company may encounter similar problems. The Company can make no assurance that its manufacturing scale-up efforts will be successful or that high-volume manufacturing, if needed, can be established or maintained at commercially reasonable costs on a timely basis, if at all. Any of these factors could have an material adverse effect on the Company's ability to develop and commercialize its products, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Intense Competition" and "Limited Manufacturing Capacity."

     The Company purchases raw materials used in its products from various suppliers. For example, the Company purchases all of its requirements for collagen materials from Collagen, pursuant to the terms of the Intercompany Agreements. These materials have generally been readily available in the marketplace and have not been the subject of shortages. There can, however, be no assurance that the Company or its suppliers or contract manufacturers will not experience materials shortages in the future. The source of the collagen supplied by Collagen is bovine dermis. Collagen uses a patented viral inactivation process for its collagen-based products to promote both safety and quality. Since 1987, Collagen has sourced the bovine dermis from a "closed herd" of cattle in an effort to prevent diseases, such as BSE, from contaminating its collagen-based products. Maintaining a closed herd requires the physical separation of the herd from other herds, the tracking of the lineage of each animal and the maintenance of each animal under a veterinary program. In the event of any material diminution in the size of the herd for any reason, including accident or disease, Collagen would have a limited ability to quickly increase supply of acceptable cattle. Any such diminution would have a material adverse effect on the Company's ability to sell bovine collagen-based products and, as a result, the Company's business, financial condition and results of operations would be materially and adversely affected. Under the Company's product development and distribution agreement with Zimmer, the Company is required to purchase HA/TCP (hydroxyapatite/tricalcium phosphate) solely from Zimmer for the manufacture of the Collagraft implant; provided, however, the Company is released from such obligation if Zimmer is unable to meet certain product specifications, Zimmer fails to supply the Company with a certain percentage of its requirements for three consecutive months or an alternative supplier becomes available at competitive prices which Zimmer is unwilling to match. Any such future shortages of materials or components could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company, as well as any third-party manufacturers of its products, will be subject to inspections by the FDA for compliance with applicable GMP and QSR requirements, which include requirements relating to manufacturing conditions, extensive testing, control documentation and other quality assurance procedures. The facilities the Company uses have undergone an ISO inspection in preparation for obtaining a CE Mark on its products. Despite these efforts, the Company can make no assurance as to its ability to obtain all necessary FDA inspections of its facility in a timely fashion, if at all. See " -- Government Regulation."

SALES, MARKETING AND DISTRIBUTION

     The Company's planned core marketing, sales and distribution strategy includes using a combination of a direct sales force and distributors. Initial distribution in Europe is planned through geographically-focused, specialty cardiovascular distributors with existing customer relationships and established sales infrastructures. In the United States, the Company plans to target the concentrated cardiovascular surgery segment with a direct sales force in an effort to maximize operating margins and to consider additional distribution arrangements for other surgical specialties, such as general surgery, neurosurgery and orthopedics; however it can make no assurance as to the effectiveness of such strategy. The Company's sales, marketing and distribution plans will be dependent in part on the Company's ability to enter into successful strategic relationships and hire, train and retain specialized personnel. There can be no assurance that the Company will be able to secure such strategic relationships or hire, train or retain specialized personnel on terms that are attractive and acceptable to the Company, if at all.

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

     While sales of Collagraft bone graft products to Zimmer in fiscal years 1995, 1996, 1997 and in the nine months ended March 31, 1997 and 1998 totaled $3.0 million, $3.1 million, 1.9 million, $1.6 million and $7.1 million, respectively, the Company can make no assurance regarding future sales levels. Collagraft bone graft products are marketed in the United States and Asia. The Company holds marketing rights for Collagraft bone graft products in Europe, Canada, Africa and the Middle East. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and " -- Government Regulation."

COMPETITION

     The Company anticipates that it will compete with many domestic and foreign medical device, pharmaceutical and biopharmaceutical companies and organizations across each of its product categories and areas in which it is conducting research and development activities. Many of these companies and organizations have or will have substantially greater financial, technological, research and development, regulatory and clinical, marketing, sales and personnel resources than the Company. The Company's competitors may develop alternative technologies and products that are more effective, easier to use or more economical than those which have been or are being developed by the Company or that render the Company's technology and products obsolete and non-competitive. Certain of these competitors may obtain approval or clearance by the FDA or foreign regulatory approval, patent protection, and achieve product commercialization earlier than the Company. Any of these factors could have a material, adverse effect on the Company's financial condition and results of operations. There can be no assurance that any marketing or other strategic partners that the Company may engage will not pursue parallel development of technologies or products relating to or competitive with the Company's planned product portfolio. In general, other recently developed technologies or procedures are, or may in the future be, the basis for competitive products.

     Hemostatic and Biosealant Devices. In the hemostatic and biosealant areas, the Company believes in the United States it will face strong competition from existing methodologies for controlling bleeding and sealing wounds resulting from surgery, such as hemostatic powders and sponges, as well as from collagen-based hemostats and traditional sutures and staples marketed by companies such as Johnson & Johnson, United States Surgical Corporation and American Home Products Corporation. In addition, the Company believes that it will face competition from more recent products and technologies, such as those developed by Fusion Medical Technologies, Inc. ("Fusion") and Focal, Inc. ("Focal"). Outside of the United States, other competitive products currently being marketed include fibrin sealants, sold in Europe and the Pacific Rim countries by Immuno AG and Centeon L.L.C. In addition, in the United States, there are several fibrin sealants under development, including those by the American Red Cross, Baxter Healthcare Corporation, Convatec, a subsidiary of Bristol-Myers Squibb Company, Haemacure Corporation and V.I. Technologies, Inc. (Vitex). In addition to conventional fibrin sealants, there are a number of other products in late-stage development using either collagen or polymer technologies, made by Fusion and Focal, as well as another class of sealants, cyanoacrylates.

     The Company plans to develop a second-generation, non-fibrinogen dependent biosealant which eliminates the need to collect and process plasma at the time of surgery due to the Company's PEG polymer technology and which will offer surgeons strong, easy-to-apply sealing in sensitive open and endoscopic surgery situations. The Company plans to ultimately seek additional indications in general surgery, urology and neurology. The Company believes that the second-generation biosealants it currently has under development will largely supersede fibrin sealants in adhesive applications and that patch or membrane products will likely remain niche products compared to liquid and gel formulations, since patch products are generally more difficult to handle and apply than a liquid or gel, especially in minimally invasive surgery. Most second-generation products under development are still in the pre-clinical stage in the United States and overseas, with the exception of those being developed by Focal, which is marketing its FocalSeal photoactivated polymer hydrogel outside of the United States with Ethicon, Inc., a Johnson & Johnson subsidiary.

     Orthopedics. Bone graft substitutes currently are used in a small fraction of bone grafting procedures. The vast majority of bone grafting procedures currently use autograft (autologous bone) taken from the patient's own body and allograft (bone from bone banks taken from deceased donors). Collagraft bone graft products belong to a new family of products called bone graft substitutes. The most direct competitor to
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

Collagraft bone graft products is ProOsteon, a synthetic bone graft substitute made of a coral-like mineral. A less direct competitor to Collagraft bone graft products is an allograft bone product called Grafton, which is packaged in a syringe and marketed and priced like a bone graft substitute. Several companies and institutions are engaged in the development of collagen-based and other materials, techniques, procedures and products for use in medical applications anticipated to be addressed by Collagraft bone graft products.

INTELLECTUAL PROPERTY

     Collagen and the Company have entered into an Assignment and License Agreement, effective January 1, 1998, which, among other things, allocates Collagen's technology and intellectual property between the Company and Collagen. Pursuant to the Assignment and License Agreement, substantially all of Collagen's technology and intellectual property (including patents, copyrights, trademarks, trade secrets), other than technology relating to the breast implant technology, has been assigned to the Company, and the Company has granted back to Collagen an exclusive, worldwide, perpetual, fully-paid license to such assigned technology and intellectual property that is used solely in the field of Collagen's business, which consists of the development, manufacture, use, sale and other commercialization of human aesthetics products, technologies and treatments, breast implant products and processes, urinary incontinence products and treatments and ostomy products. The Assignment and License Agreement provides that each of the Company and Collagen may obtain certain rights to improvements made by the other company prior to March 15, 2004, inasmuch as such improvements, if any, are in the applicable party's field of business. In addition, under the Assignment and License Agreement, each of the Company and Collagen have covenanted to not compete with each other's business until March 15, 2004.


     As of March 15, 1998, the Company's patent portfolio includes 52 active, issued U.S. patents, 199 issued foreign patents and over 59 U.S. and non-U.S. patents pending. These patents cover novel compositions of a variety of biomaterials and uses in various fields of medicine. The patent portfolio has a strong focus on proprietary technology in the fields of collagen compositions and hydrophilic polymers used for in situ polymerization. The Company also holds several registered trademarks in the United States and a number of foreign countries and pursues the protection of its trademarks and service marks, whether or not such marks are registered. Notwithstanding these measures, the Company can make no assurance as to the effectiveness of its efforts and many of the Company's older patents covering collagen-containing compositions will expire within the next several years. However, the majority of the Company's patent portfolio covers biomaterials that are tailored for use in a particular manner, and these patents will not expire until well into the next decade. In addition, the Company has a number of more recently issued patents covering various methods of treatment using specific formulations of biomaterials that will not expire for 15 or more years.


     The Company has filed patent applications covering tissue adhesives, biosealants, and adhesion prevention agents; however, it can make no assurance that any such patents will issue, will provide the Company any competitive advantages or will not be challenged by third parties.

     The Company also relies upon trade secret protection for certain unpatented aspects of its proprietary technology. There can be no assurance that others will not independently develop or otherwise acquire substantially equivalent proprietary information or techniques, that others will not otherwise gain access to its proprietary technology or disclose such technology, or that the Company can meaningfully protect its trade secrets. The Company requires its employees and consultants to execute appropriate confidentiality and proprietary information agreements upon the commencement of an employment or consulting relationship with it. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company; however, certain of the Company's agreements with consultants, who typically are employed on a full-time basis by academic institutions or hospitals, do not contain assignment of invention provisions. There can be no assurance that these agreements will provide meaningful protection or adequate remedies for the Company in the event of unauthorized use, transfer or disclosure of such information or inventions.

     The Company's success will depend on its ability to obtain patent protection for its products, preserve its trade secrets, prevent third parties from infringing upon its proprietary rights, and operate without infringing upon the proprietary rights of others, both in the United States and internationally. There can be no assurance that the Company's pending or future patent applications will issue, or that the claims of the Company's issued patents, or any patents that may issue in the future, will provide any competitive advantages for the Company's products or that they will not be successfully challenged, narrowed, invalidated or circumvented in the future. Moreover, litigation and interference or opposition proceedings associated with obtaining, enforcing or defending patents or trade secrets is expensive and can divert the efforts of technical and management personnel. The Company has filed patent applications in certain foreign countries corresponding to certain patent applications that it has filed in the United States and may file additional patent applications inside and outside the United States. The Company believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws and believes the protection afforded by foreign patents or any other foreign intellectual property protection, if obtained, may be more limited than that provided domestically. In addition, there can be no assurance that competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use, offer for sale, sell and import its products. The Company is aware that certain medical device, pharmaceutical and other companies, universities and research institutions have filed patent applications or have issued patents relating to compositions and methods for wound closure and adhesion prevention. In addition, the medical device and pharmaceutical industries have been characterized by litigation regarding patents and other intellectual property rights, and many companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that litigation will not be brought against the Company by third parties in the future challenging the Company's patent rights or claiming infringement by the Company of patents held by these or other third parties.

     Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the medical products industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. While the Company intends to seek patent protection for its proprietary technology, products and processes, there can be no assurance as to the success or timeliness in obtaining any such patents, that the breadth of claims obtained, if any, will provide adequate protection of the Company's proprietary technologies, products and processes, or that the Company will be able to adequately enforce any such claims to protect its proprietary technology, products and processes. Because patent applications in the United States are confidential until the patents issue, and publication of discoveries in the scientific and patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that covered by pending patent applications or that the Company was the first to file patent applications for such inventions. The Company may desire or may be required to obtain licenses to patents or proprietary rights of others. No assurance can be given that any licenses required under any patents or proprietary rights of third parties would be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around of otherwise avoid such patents, or it could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

     Litigation may be necessary to defend against or assert claims of patent infringement or invalidity, to enforce or defend patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings in the U.S. Patent and Trademark Office, or opposition proceedings in a foreign patent office, may be necessary to determine the priority of inventions with respect to patent applications of the Company or its licensors. Litigation, interference or opposition proceedings could result in substantial costs to and diversion of effort by the Company, and adverse determinations in any such proceedings could prevent the Company from manufacturing, marketing or selling its products and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with collaborative partners, vendors, suppliers, employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain, but not all, commercial partners and consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement. There can be no assurance that binding agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. See "Risk Factors -- Uncertainties Relating to Intellectual Property."

GOVERNMENT REGULATION

     The Company's existing and proposed products, its research and development and planned commercialization activities are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. The Federal Food, Drug and Cosmetic Act (the "FDC Act"), as amended, the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the preclinical and clinical testing, manufacturing conditions, device safety, efficacy, labeling and storage, record keeping, advertising and the promotion of medical devices and drugs. Product development and approval within this regulatory framework take a number of years and involve the expenditure of substantial resources.

     Additionally, in order for the Company to market its products in Europe and other foreign countries, the Company and/or its partners, if any, must obtain required regulatory approvals and comply with extensive regulations governing safety, quality and manufacturing processes. These regulations vary significantly from country to country. The time required to obtain approval to market the Company's products outside the United States may be longer or shorter than that required in the United States. In order to market the products being developed by the Company in the member countries of the European Union, the Company will be required to obtain CE Mark certification. CE Mark certification is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In the first half of 1998, the Company completed a successful quality systems audit to the ISO 9001/EN46001 and Medical Devices Directive requirements, which is one of the principal steps in the CE Mark process. The remainder of the CE Mark process consists primarily of review by the approving body of additional documentation submitted by the Company to document each product's clinical safety and performance. Although a quality system audit has been completed, there can be no assurance that the Company will be successful in completing the remainder of the CE Mark certification process or obtaining CE Mark certification in a timely manner, if at all.

     In the United States, medical devices are classified into three different classes (Class I, Class II and Class III) on the basis of controls deemed necessary to reasonably ensure the safety and effectiveness of the device. Class I devices are subject to general controls (relating to labeling, premarket notification and adherence to the FDA's good manufacturing practices ("GMPs"), recently codified in the quality system regulation (the "QSR")). Class II devices are subject to general and special controls (relating to performance standards, postmarket surveillance, patient registries, and FDA guidelines). Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness. They generally are life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices. Before a new medical device can be marketed, marketing clearance must be obtained through a premarket notification under Section 510(k) of the FDC Act or a premarket approval ("PMA") application under Section 515 of the FDC Act. A 510(k) clearance will typically be granted by the FDA if it can be established that the device is substantially equivalent to a "predicate device," which is a legally marketed Class I or Class II device or a preamendment Class III device (i.e., one that has been marketed since a date prior to May 28, 1976) for which the FDA has not called for PMAs. The FDA has been requiring an increasingly rigorous demonstration of substantial equivalence and this may include a requirement to submit human clinical trial data. It generally takes four to twelve months from the date of a 510(k) submission to obtain clearance, but it may take longer. The FDA may determine that a medical device is not substantially equivalent to a predicate device, or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness, or that constitute a major change in the intended use of the device, will require new 510(k) submissions.

     A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a preamendment Class III device for which the FDA has called for PMAs. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, and laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission includes the proposed labeling, advertising literature, and any training materials. The PMA can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. The FDA review of a PMA application generally takes one to three years from the date the PMA is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians and others knowledgeable in the applicable field, may be convened to review and evaluate the application and provide a recommendation to the FDA as to whether the device should be approved. The FDA accords substantial weight to the recommendation but is not bound by it. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure compliance with applicable QSR requirements, which include extensive requirements relating to product design, manufacturing processes, testing, control documentation and other quality assurance procedures.

     If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When, and if, those conditions have been fulfilled to the satisfaction of the FDA, the FDA will issue a PMA approval letter, authorizing marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "non-approvable" letter. The FDA may determine that additional clinical trials are necessary, in which case the PMA may be delayed for one or more years while additional clinical trials are conducted and submitted in an amendment to the PMA. Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

     If human clinical trials of a device are required, either for a 510(k) premarket notification or a PMA application, and the device presents a "significant risk," the sponsor of the trial must file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs, without the need for FDA review. Submission of an IDE provides no assurance that the FDA will approve the IDE. Even if the IDE is approved, there can be no assurance that the FDA will determine that the data derived from the studies support the safety and efficacy of the device or warrant the continuation of clinical studies. Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study, provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     The Company anticipates that its products will be regulated as Class III medical devices and will require PMA approval prior to being marketed in the United States. If this is the case, the Company will need to obtain for each of its products an IDE in order to conduct clinical trials in the United States. There can be no assurance that the Company will receive Class III medical device designation for its products or that it will be able to obtain IDEs for each of its planned products or that data from such clinical studies if and when commenced will demonstrate the safety and effectiveness of the Company's product or will adequately support a PMA application.

     If clearance or approval for a given product of the Company is obtained, such product will be subject to pervasive and continuing regulation by the FDA. For example, the Company will be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, such as labeling regulations, applicable QSR requirements, the Medical Device Reporting ("MDR") regulations (which require a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA prohibitions against promoting products for unapproved or "off-label" uses. Any failure by the Company to comply with applicable regulatory requirements could result in the detention or seizure of products, issuance of an enjoinment of future product activities and the assessment of civil and criminal penalties against the Company, its officers and its employees. Failure to comply with the regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict the effect, if any, that such changes might have on its prospects, business, financial condition or results of operations.

     In November 1997, the President of the United States signed into law the FDA Modernization Act of 1997. This legislation makes changes to the device provisions of the FDC Act and other provisions in the FDC Act affecting the regulation of devices. Among other things, the changes will affect the IDE, 510(k) and PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off label information. The Company cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of the Company's products.

     Although the Company anticipates that its products will be classified by the FDA as medical devices, in the event that a given product is classified by the FDA as a drug, it will require FDA approval of a new drug application ("NDA") prior to commercialization in the United States. The NDA process is generally more onerous, costly and lengthy than the PMA process, often requiring more extensive preclinical and clinical testing. Many products for which NDAs have been submitted by other companies have never been approved for marketing. Before clinical studies of a new drug can begin, an investigational new drug ("IND") application must be submitted to the FDA. FDA regulations provide that human clinical trials may begin thirty days following submission of an IND application, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the application. An IND application contains extensive preclinical data and information about the drug.

     There can be no assurance that the Company will develop sufficient data and information to submit an IND for its products or that such data and information if submitted, would be sufficient for the purposes of commencing clinical studies of the products. Delays in the receipt of or failure to obtain FDA authorization to begin or continue clinical trials could have a material adverse effect on the Company's business, financial condition or results of operations.

     The FDA regulates the manufacturing, product testing, and marketing of both medical devices and drugs. Manufacturers of drugs are required to comply with applicable GMP and, in the case of medical devices, QSR requirements, which include requirements relating to product design, manufacturing processes, product testing, and quality assurance, as well as the corresponding maintenance of records and documentation. There is no assurance that the Company will be able to comply with the applicable QSR requirements. In addition, the Company is required to provide information to the FDA on death or serious injuries alleged to have been associated with the use of its medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. Failure of the Company to comply with QSR regulations, or other FDA regulatory requirements, could have a material adverse effect on the Company's business, financial conditions, or results of operations.

     CoStasis contains thrombin, which is a FDA-licensed biological drug. Consequently, the FDA considers CoStasis to be a combination product subject to jurisdiction by the Center for Biologics Evaluation and Research ("CBER") and the Center for Devices and Radiological Health ("CDRH"). The FDA has assigned lead review responsibility to CDRH following a "Request for Designation" determination by the FDA in September 1996. The Company believes that this decision was significant, as fibrin sealants containing human plasma are regulated as biological drugs, which may substantially increase the duration and complexity of their regulatory approval processes compared to that of CoStasis.

     The collagen used in the Company's products is derived from U.S. cattle. Bovine Spongiform Encephalopathy ("BSE") is a disease, initially reported in cattle in the United Kingdom, characterized by degenerative lesions of the central nervous system. The source of infections in animals derives from eating infected sheep-derived feed. While the disease has been reported in European countries, the Company is not aware of any reports of BSE in U.S. cattle to date. There can be no assurance that the various foreign or domestic regulatory authorities will not raise issues regarding BSE or other matters which may adversely affect the Company's ability to manufacture, market or sell its bovine collagen-based products, which could have a material and adverse effect on the Company's business, financial condition and results of operations.

THIRD PARTY REIMBURSEMENT

     Reimbursement and health care payment systems in international markets vary significantly by country. In connection with international product introductions, the Company and any future strategic marketing partners may be required to seek international reimbursement approvals. If required, there can be no assurance that any such approvals will be obtained in a timely manner, or at all, and failure to receive such international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

     In the United States, health care providers, such as hospitals and physicians, that purchase medical devices such as the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of surgical procedures. The Company anticipates that in a prospective payment system, such as the DRG system utilized by Medicare, and in many managed care systems used by private health care payers, there will be no separate, additional reimbursement for the Company's products and therefore no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either governmental or private reimbursement systems. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private third party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's business may be also materially and adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. See "Risk Factors -- Third Party Reimbursement."

PRODUCT LIABILITY AND INSURANCE

     The development, manufacture and sale of the Company's products may expose the Company to product liability claims. Although to date no claim has been asserted against the Company, there can be no assurance that the Company will not experience losses due to product liability claims in the future. Although the Company currently has general liability insurance with coverage in the amount of $1 million per occurrence, subject to a $2 million annual limitation, and product liability insurance with coverage in the amount of $5 million per occurrence, subject to a $5 million annual limitation, there can be no assurance that such coverage will be available to the Company in the future on reasonable terms, if at all. In addition, there can be no assurance that all of the activities encompassed within the Company's business are or will be covered under the Company's policies. The Company may require additional product liability coverage if the Company significantly expands commercialization of its products. Such additional coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Any claims or series of claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Potential Product Liability Exposure; Limited Insurance Coverage."

FACILITIES

     The Company occupies approximately 55,000 square feet of facilities in Palo Alto, California. The Company has leased these facilities under agreements that expire between 1999 and 2004 and contain renewal options. The Company believes that its facilities are adequate to meet its requirements through at least the end of 1999.

EMPLOYEES

     At March 31, 1998, the Company had 69 employees, 39 of whom were engaged directly in research and new product development, seven in regulatory affairs, quality assurance and clinical activities, eight in manufacturing, two in sales and marketing and 13 in finance and administration. The Company maintains compensation, benefits, equity participation, and work environment policies intended to assist in attracting and retaining qualified personnel. The Company believes the success of its business will depend, in significant part, on its ability to attract and retain such personnel. No employee of the Company is represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good. See "Risk Factors -- Uncertainty of Ability to Attract and Retain Key Management, Employees and Consultants."

                                   MANAGEMENT
EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information as of May 29, 1998 with respect to the Company's directors and executive officers.


                 NAME                        AGE                         POSITION
                 ----                        ---                         --------
David Foster...........................      40       Chief Executive Officer, Director
Frank DeLustro, Ph.D. .................      50       President and Chief Operating Officer,
                                                      Director
Ross Erickson..........................      53       Vice President, Regulatory Affairs and
                                                      Clinical Research
Charles Williams.......................      56       Vice President, Operations
Alan Schempp...........................      46       Vice President, Sales and Marketing
Deborah Webster........................      38       Vice President and Chief Administrative
                                                      Officer
Sharon Kokubun.........................      42       Vice President, Financial Operations
John Daniels, M.D.(1)(2)...............      59       Chairman of the Board
Reid Dennis(1)(2)......................      71       Director
Craig Johnson..........................      50       Director


---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     David Foster, Chief Executive Officer and Director. Mr. Foster has served as Chief Executive Officer of the Company since January 1998. From February 1997 to December 1997 he served as Senior Vice President and General Manager, Collagen Technologies Group. From May 1992 until February 1997, Mr. Foster served as Chief Financial Officer of Collagen. Mr. Foster serves on the Board of Directors of Pharming, B.V. and Innovasive Devices, Inc. Mr. Foster has a B.S. in Mechanical Engineering and an M.B.A. from the University of California at Berkeley.

     Frank DeLustro, Ph.D., President, Chief Operating Officer and Director. Dr. DeLustro has served as President and Chief Operating Officer of the Company since December 1997. He served as President and Chief Executive Officer of Cohesion Corporation from its inception in 1996 until January 1998. Prior to joining Cohesion Corporation, Dr. DeLustro served at Collagen for 13 years in positions of increasing responsibility, most recently as Senior Vice President, Scientific Affairs. Dr. DeLustro has a B.S. in Biology from Fordham University and a Ph.D. in Immunology/Microbiology from Upstate Medical School, SUNY (Syracuse). He is the author of over 40 scientific publications and holder of 18 U.S. patents.

     Ross Erickson, Vice President, Regulatory Affairs and Clinical
Research. Mr. Erickson has served as Vice President, Regulatory Affairs and Quality Assurance of the Company since January 1998. He was Vice President of Regulatory Affairs and Clinical Affairs at Cohesion Corporation from May 1996 to December 1997. From January 1987 to April 1996, he held various positions with Collagen and was Vice President of Regulatory Affairs and Quality Assurance from 1991. Mr. Erickson has a B.A. and M.A. from Western Michigan University.

     Charles Williams, Vice President, Operations. Mr. Williams has served as Vice President, Operations of the Company since January 1998. He served as Vice President, Operations of Cohesion Corporation from March 1997 to December 1997. Prior to joining Cohesion Corporation, Mr. Williams served as Vice President of Operations at Collagenesis, Inc., a medical device company from December 1996 to March 1997, and as Vice President of Operations at Fusion Medical Technologies, Inc., a medical device company from March 1995 to November 1996. From March 1992 to March 1995, Mr. Williams served as Vice President, Manufacturing Operations at The Liposome Company, a pharmaceutical company. Mr. Williams has a B.S. in Chemical Engineering from the University of Tennessee and a M.S. in Biochemical Engineering from Rutgers University.

     Alan Schempp, Vice President, Sales and Marketing. Mr. Schempp has served as Vice President, Sales and Marketing of the Company since January 1998. From November 1997 to December 1997, he served as a Vice President, Marketing and Business Development of Cohesion Corporation. Prior to that time, he was a founder and president of Quicksilver Medical, a medical device consulting company from June 1996 to September 1997, and a director of Endoscopic Imaging Systems, a medical device company he co-founded from June 1995 to June 1996. Mr. Schempp was a co-founder of and served as Vice President, Sales and Marketing for Intramed Laboratories, a medical device company, from 1987 to 1995. Mr. Schempp has a B.F.A. from the University of Kansas and an M.B.A. from the University of Phoenix.

     Deborah Webster, Vice President and Chief Administrative Officer. Ms. Webster has served as Vice President and Chief Administrative Officer of the Company since January 1998. Ms. Webster joined Collagen in 1982 and served in various human resource and management positions until 1991, when she was appointed to Vice President Human Resources and Administrative Services. Ms. Webster has a B.A. from the University of California at Berkeley and completed the Stanford University Executive Program at the Graduate Business School.

     Sharon Kokubun, Vice President, Financial Operations. Ms. Kokubun has served as Vice President, Financial Operations of the Company since January 1998. Ms. Kokubun joined Collagen in April 1988 as Assistant Controller and was promoted in February 1994 to Treasurer. Ms. Kokubun is a certified public accountant and has an M.B.A. in finance from the University of Hawaii.

     John Daniels, M.D., Chairman of the Board. Dr. Daniels has been Chairman of the Company's Board of Directors since January 1998 and has served on the Board of Directors of Collagen since 1977 and is an Associate Professor of Medicine/Oncology at the University of Southern California. Dr. Daniels is also Chairman of the Board and Chief Financial Officer of Balance Pharmaceuticals, Inc., a pharmaceutical company, and President, Chief Executive Officer and a director of Regional Therapeutics, Inc. Dr. Daniels has a B.S. in biology and an M.D. from Stanford University. Dr. Daniels plans to resign from the Board of Directors of Collagen upon completion of the Distribution.

     Reid Dennis, Director. Mr. Dennis has been a director of the Company since January 1998, and a director of Collagen since 1975. Mr. Dennis served as President of Collagen from February 1976 to March 1978, as Chairman of the Board from March 1978 to February 1995, and has served as Chairman Emeritus of Collagen since February 1995. Mr. Dennis is a General Partner of various partnerships associated with Institutional Venture Partners. Mr. Dennis has a B.A. in Electrical Engineering and an M.B.A. from Stanford University. Mr. Dennis plans to resign from the Board of Directors of Collagen upon completion of the Distribution.

     Craig Johnson, Director. Mr. Johnson has been a director of the Company since January 1998, and a director of Collagen since 1991. Mr. Johnson has been a Director of Venture Law Group, A Professional Corporation, principal outside counsel to the Company, and a partner of its predecessor partnership since February 1993. From 1980 to February 1993, Mr. Johnson was a member of the law firm of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation. Mr. Johnson plans to resign from the Board of Directors of Collagen upon completion of the Distribution. He also serves on the Board of Directors of Retix, Inc.

     The Company currently has authorized a Board of Directors of five. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors and/or executive officers of the Company.

DIRECTOR COMPENSATION

     The Company does not currently provide cash compensation to directors for services in such capacity. Each nonemployee director after the Distribution will be eligible to participate in the Company's 1998 Directors' Stock Option Plan, pursuant to which nonemployee directors are automatically granted options to purchase shares of Common Stock on the terms and conditions set forth in such plan.

BOARD COMMITTEES

     In March 1998, the Board established the Audit Committee and the Compensation Committee. The Audit Committee recommends engagement of the Company's independent auditors, reviews the scope of the audit, considers comments made by the independent auditors with respect to the Company's internal control structure, including systems, procedures and internal accounting controls and the consideration given thereto by management, and reviews the Company's internal control structure, including systems, procedures and internal accounting controls, with the Company's financial and accounting staff. The Audit Committee currently consists of directors Mr. Dennis and Dr. Daniels. The Compensation Committee provides guidance and commentary for all corporate compensation, benefits, perquisite and employee (and director) equity programs. It reviews and makes recommendations to the Board regarding such matters as the Company's compensation of its officers, all employee equity plans and individual equity grants and bonus plans and bonus payments. The Compensation Committee currently consists of Mr. Dennis and Dr. Daniels.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are currently Messrs. Dennis and Daniels, neither of which has in over ten years been an officer or employee of the Company or Collagen or any subsidiary of Collagen.

SCIENTIFIC ADVISORY BOARD

     The Company is assisted in its research and development activities by its Scientific Advisory Board (the "SAB"), composed of leading scientists who review the Company's research and development activities, discuss technological advances relevant to the Company and its business, and otherwise assist the Company, as appropriate. The members of the SAB are listed below.

     Francis Castellino, Ph.D., is the Kleiderer-Pezold Professor of Biochemistry and Dean of the College of Arts and Sciences at the University of Notre Dame in South Bend, Indiana. He has conducted research in the areas of fibrinolysis and blood coagulation since his arrival at Notre Dame in 1970. His ongoing efforts to discover and define the structure-function relationships of coagulation and fibrinolytic enzymes have led him to develop extensive publications on the expression and identification of proteins and protein domains. He received his B.S. from the University of Scranton, M.S. and Ph.D. in Biochemistry from the University of Iowa.

     Caroline Damsky, Ph.D., is a Professor at the University of California at San Francisco, Schools of Dentistry and Medicine. Dr. Damsky conducts research in many areas, including the areas of cellular adhesion and invasion, adhesion-related signaling mechanisms and adhesive interactions in the development of cancer. Dr. Damsky received her B.A. from Stanford University, an M.A. and a Ph.D. from the University of Pennsylvania, performed post-doctoral work at the University of Pennsylvania and the Wisar Institute and has authored over 75 published works.

     Jack Lemons, Ph.D., is a Professor in the Department of Biomaterials at the University of Alabama School of Dentistry and a Professor in the Department of Surgery at the University of Alabama School of Medicine. He is also a Director of Orthopedic Laboratory Research, a Professor of Biomedical and Materials Engineering and a Professor of the Joint Materials Science Program at the University of Alabama. He is also an Adjunct Professor of Prosthodontics at the University of Pittsburg School of Dental Medicine. He received his B.S., M.S. and Ph.D. from the University of Florida.

     Alan S. Michaels, Sc.D., is a graduate of the Massachusetts Institute of Technology and served as Professor of Engineering at that institution from 1948 to 1966. He currently has his own industrial consulting practice, Alan Sherman Michaels, Sc.D., Inc. In 1962, he founded and was President of Amicon Corporation, an enterprise which pioneered the development of membrane ultrafiltration. Dr. Michaels also founded and was President of Pharmetrics Inc., in 1970, which was later acquired by Alza Corporation in 1972. He has been a Professor of Chemical Engineering and Medicine at Stanford University as well as a Distinguished

University Professor at North Carolina State University and is a member of the National Academy of Engineering.

     Francesco Ramirez, Ph.D., is Deputy Director at the Brookdale Center for Developmental and Molecular Biology, Co-Director of the Interdisciplinary Graduate School Program in Cellular, Molecular and Biological Sciences and the Dr. Amy and James Elster Professor of Molecular Biology and Professor of Pediatrics at the Mount Sinai School of Medicine. Dr. Ramirez is the author of numerous scientific publications and awards. He received his M.A. from Liceo Classico Garibaldi and a D.Sc. from the Universita degli Studi di Palermo, and has authored over 120 published works.

     Dean Toriumi, M.D., is an Associate Professor in the Department of Otolaryngology-Head and Neck Surgery at the University of Illinois at Chicago and is board-certified in otolaryngology and facial plastic and reconstructive surgery. He is a member of several professional societies, including the American Academy of Otolaryngology-Head and Neck Surgery, the American Academy of Facial Plastic and Reconstructive Surgery, and the American College of Surgeons. Dr. Toriumi is presently the Secretary of the American Academy of Facial Plastic and Reconstructive Surgery. Dr. Toriumi also serves on the editorial boards of several journals, including Facial Plastic Surgery, Otolaryngology-Head & Neck Surgery, Long-Term Effects of Medical Implants and Operative Techniques in Otolaryngology-Head & Neck Surgery.

CLINICAL ADVISORY BOARD

     The Clinical Advisory Board assists the Company in identifying potential new uses for its product candidates and helps to refine product formulations to better address problems encountered during product development.

     Arthur Hill, M.D., is a board certified thoracic and general surgeon with expertise in thoracic and cardiac surgery. He is a fellow of both the American College of Surgeons and the American College of Cardiology. Dr. Hill trained in thoracic surgery at the Stanford University Medical Center and trained in General Surgery at the University of California at Los Angeles. Dr. Hill is the author of numerous scientific articles in the areas of thoracic and cardiac surgery. Dr. Hill received his medical degree from Tufts University and was a Post Doctoral Fellow of the Cardiovascular Research Institute at the University of California, San Francisco.

     Gail Lebovic, M.A., M.D., is a board-certified general surgeon with expertise in breast, laparoscopic and endocrine surgery. She is a Fellow of the American College of Surgeons and is founder and chairperson of the Bay Area Breast Center. She practices in Palo Alto, California, and is an attending surgeon at the Stanford University Medical Center and the Plastic Surgery Center. Dr. Lebovic received her M.D. from the George Washington University School of Medicine.

     Camran Nezhat, M.D., holds clinical faculty appointments in surgery, gynecology and obstetrics at the Stanford University School of Medicine and is director of the Stanford Endoscopy Center for Training and Technology. Dr. Nezhat was a pioneer in the use of video cameras in laparoscopic surgery and has authored two books and more than 100 articles on this and other areas of surgery. He is a member of several professional societies, including the American College of Obstetrics and Gynecologists and American College of Surgeons, and has received many awards, including the Society of Laparoscopic Surgeons Excel Award in 1995. Dr. Nezhat received his M.D. from Tehran University.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation received for services rendered during the fiscal year ended June 30, 1997 to Collagen Corporation and to Cohesion Corporation, as applicable, by the Company's Chief Executive Officer, David Foster, and each of Frank DeLustro, Ph.D., Ross Erickson, Deborah Webster and Charles Williams, the other four most highly compensated executive officers of the Company (the "Named Executive Officers"). Each of such person's aggregate compensation during the last fiscal year exceeded, or would exceed on an annualized basis, $100,000. The services rendered by the Named Executive Officers to Collagen and the Company, as applicable, were in capacities not equivalent to those to be provided to the Company. Therefore, the information set forth below may not reflect the compensation to be paid to such individuals and should not be relied on as being indicative of the Company's compensation structure and policies.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION               LONG-TERM COMPENSATION AWARDS
                               -----------------------------------------   --------------------------------
                                                                            SECURITIES
                                                         OTHER ANNUAL       UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION   SALARY($)   BONUS($)   COMPENSATION(1)($)   OPTIONS(2)(#)    COMPENSATION($)
 ---------------------------   ---------   --------   ------------------   -------------    ---------------
David J. Foster(3)...........   160,263     47,600             --              6,000(4)            453(5)
Senior Vice President and
General Manager Collagen
Technologies Group (Collagen)
Frank DeLustro, Ph.D.(6).....   179,570         --             --                 --             1,081(7)
President and Chief Executive
Officer (Cohesion
Corporation)
Ross Erickson(8).............   163,212         --             --                 --             1,592(9)
Vice President, Regulatory
Affairs and Clinical Research
(Cohesion Corporation)
Deborah Webster(10)..........   148,187     41,620             --              6,000(11)         4,608(12)
Vice President, Human
Resources and Administrative
Services (Collagen)
Charles Williams(13).........    43,075         --             --             35,000(14)           608(15)
Vice President, Operations
(Cohesion Corporation)

---------------
 (1) The value of perquisites or personal benefits is not included in the amounts disclosed if, in the aggregate for any named individual, it did not exceed the lesser of $50,000 or ten percent of total salary and bonus reported for such individual in the Summary Compensation Table.

 (2) This table does not reflect options granted subsequent to the close of fiscal 1997, which may represent grants partially in recognition of fiscal 1997 performance.

 (3) Mr. Foster is Chief Executive Officer of the Company.

 (4) Represents options to purchase Collagen Common Stock at $16.75 per share.

 (5) Represents life insurance premiums of $453 paid on behalf of Mr. Foster.

 (6) Dr. DeLustro is President and Chief Operating Officer of the Company.

 (7) Represents life insurance premiums of $1,081 paid on Dr. DeLustro's behalf.

 (8) Mr. Erickson is Vice President, Regulatory Affairs and Clinical Research of the Company.

 (9) Represents life insurance premiums of $1,592 paid on Mr. Erickson's behalf.

(10) Ms. Webster is Vice President and Chief Administrative Officer of the Company.

(11) Represents options to purchase Collagen Common Stock at $16.75 per share.

(12) Represents $4,285 paid to Ms. Webster for a 15-year service award and life insurance premiums of $323 paid on behalf of Ms. Webster.

(13) Mr. Williams is Vice President, Operations of the Company.

(14) Represents 35,000 options to purchase Cohesion Corporation Common Stock at $0.70 per share.

(15) Represents life insurance premiums paid on Mr. Williams' behalf of $608.

OPTION GRANTS

     The following table provides certain summary information regarding stock options granted to the Named Executive Officers during the fiscal year ended June 30, 1997. As a result of the Distribution, each option to purchase Collagen Common Stock granted to the Named Executive Officers listed below will be replaced with either a new option to purchase shares of Collagen Common Stock, a new option to purchase shares of the Company Common Stock or new options to purchase shares of both Collagen Common Stock and the

Company Common Stock, as provided in the Benefits Agreement. As a result, their value may depend, in part, on the future value of Collagen Common Stock as well as the future value of the Company Common Stock. See "Relationship Between Collagen and the Company After the Distribution." Additionally, following the Distribution and approval by the Board of Directors, the Company anticipates offering to exchange or substitute the outstanding options of Cohesion Corporation for options to acquire the Common Stock of the Company. The services rendered by the Named Executive Officers to Collagen and the Company, as applicable, were in capacities not equivalent to those to be provided to the Company. Therefore, the information set forth below should not be relied on as being indicative of the Company's compensation structure and policies.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                                    INDIVIDUAL GRANTS(1)                     REALIZABLE VALUE AT
                                   -------------------------------------------------------      ASSUMED ANNUAL
                                    NUMBER OF      PERCENT OF                                RATES OF STOCK PRICE
                                   SECURITIES    TOTAL OPTIONS                                 APPRECIATION FOR
                                   UNDERLYING      GRANTED TO     EXERCISE OR                 OPTION TERM($)(2)
                                     OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   --------------------
              NAME                 GRANTED(#)    FISCAL YEAR(%)    ($/SHARE)       DATE         5%         10%
              ----                 -----------   --------------   -----------   ----------   --------   ---------
David J. Foster..................     6,000            1.39(3)       16.75       08/09/06     63,204     160,171
Frank DeLustro, Ph.D.............         0             N/A            N/A            N/A        N/A         N/A
Ross Erickson....................         0             N/A            N/A            N/A        N/A         N/A
Deborah Webster..................     6,000            1.39(3)       16.75       08/09/06     63,204     160,171
Charles Williams.................    35,000           26.32(4)        0.70       05/09/07     15,408      39,047

---------------
(1) Consists of stock options granted pursuant to Collagen and Cohesion Corporation stock option plans. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the grant date.

(2) Potential realizable value amounts represent certain assumed rates of appreciation in stock price for a given exercise price only and assume the conversion or exchange of all options to purchase Collagen Common Stock and Cohesion Corporation's Common Stock into options to purchase the Company's Common Stock. Actual gains, if any, on stock option exercises and holdings of applicable shares of Collagen Common Stock or Cohesion Corporation Common Stock or the Company's Common Stock are dependent on the future performance of the applicable stock. There is no assurance that the amounts reflected will be realized. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's, Cohesion Corporation's or Collagen's estimate or projection of future stock prices. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the applicable shares of Collagen Common Stock, Cohesion Corporation's or the Company's Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(3) Out of a total of 432,750 options granted during the last fiscal year to purchase Collagen Common Stock.

(4) Out of a total of 133,000 options granted during the last fiscal year to purchase Cohesion Corporation Common Stock.

OPTION EXERCISES AND HOLDINGS

     The following table provides certain summary information for each Named Executive Officer with respect to Collagen and Cohesion Corporation option exercises for the Common Stock of Collagen and Cohesion Corporation, as applicable, for the year ended June 30, 1997. As a result of the Distribution, each option granted to the Named Executive Officers in Collagen listed below will be replaced with either a new option to purchase shares of Collagen Common Stock, a new option to purchase shares of the Company Common Stock or new options to purchase shares of both Collagen Common Stock and the Company Common Stock, as provided in the Benefits Agreement and, as a result, their value may depend, in part, on the future value of Collagen Common Stock as well as the future value of the Company Common Stock. See "Relationship Between Collagen and the Company After the Distribution." Additionally, following the Distribution and approval by the Board of Directors, the Company anticipates offering to exchange or substitute the outstanding options of Cohesion Corporation for options to acquire the Common Stock of the Company. The services rendered by the Named Executive Officers to Collagen and Cohesion Corporation, as applicable, were in capacities not equivalent to those to be provided to the Company. Therefore, the information set forth below should not be relied on as being indicative of the Company's compensation structure and policies. Additionally, it should be noted that while the information set forth below refers to "exercisable" and "unexercisable" options, all of such options may be exercised immediately, and, if exercised, the unvested portion of the option remains subject to a right of repurchase from the applicable entity.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND OPTION VALUES ON JUNE 30, 1997

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                             OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                              SHARES                            YEAR-END(#)         AT FISCAL YEAR-END($)(1)(2)(3)
                            ACQUIRED ON       VALUE            (EXERCISABLE/                (EXERCISABLE/
           NAME             EXERCISE(#)   REALIZED($)(3)       UNEXERCISABLE)               UNEXERCISABLE)
           ----             -----------   --------------   ----------------------   ------------------------------
David J. Foster(4)........         0               0         36,340 / 12,460            3,100 / 6,400
Frank DeLustro, Ph.D. ....     3,300(5)       49,500        87,468 / 70,712(6)         24,783 / 48,067
                               1,000(5)       10,875
Ross Erickson.............         0               0        52,810 / 73,310(8)         25,983 / 28,980
Deborah Webster(7)........        41             400         41,610 / 11,340            44,491 / 5,840
Charles Williams(9).......         0               0            0 / 35,000                0 / 24,500

---------------
(1) The fair market value of Collagen's Common Stock as quoted on the Nasdaq National Stock Market at the close of business on June 30, 1997 was $17.50 per share.

(2) The estimated fair market value for Cohesion Corporation's Common Stock on June 30, 1997, as determined by Cohesion Corporation's Board of Directors, was $0.70.

(3) The "Value Realized" or the unrealized "Value of Unexercised In-the-Money Options at fiscal-year-end" represent the aggregate difference between the market value on the date of exercise or at June 30, 1997, in the case of the unrealized values, and the applicable exercise price.

(4) Mr. Foster's options referenced in this table are options to purchase Collagen Common Stock.

(5) Dr. DeLustro exercised during fiscal year 1997 (i) 3,300 options to purchase Collagen Common Stock with an exercise price of $7.25 and (ii) 1,000 options to purchase Collagen Common Stock with an exercise price of $6.3750 per share. The fair market value of Collagen Common Stock as quoted on the Nasdaq National Stock Market on these dates was $22.25 and $17.25, respectively.

(6) Represents 54,135 exercisable and 4,045 unexercisable options to purchase Collagen Common Stock. The balance represent options to purchase Cohesion Corporation Common Stock. All Cohesion Corporation options are immediately exercisable, subject to a right of repurchase by Cohesion Corporation for the unvested portion.

(7) Ms. Webster's options referenced in this table are options to purchase Collagen Common Stock.

(8) Represents 32,810 exercisable and 3,310 unexercisable options to purchase Collagen Common Stock. The balance represent options to purchase Cohesion Corporation Common Stock. All Cohesion Corporation options are immediately exercisable, subject to a right of repurchase by Cohesion Corporation for the unvested portion.

(9) Mr. Williams' options referenced in this table are options to purchase Collagen Corporation Common Stock.

TREATMENT OF STOCK OPTIONS OUTSTANDING AS OF THE DISTRIBUTION DATE

  Options held by Employees and Consultants

     Each employee (including officers) and consultant of Collagen or any subsidiary of Collagen who, immediately prior to the Distribution Date, holds a vested stock option to purchase shares of Collagen Common Stock will, in connection with the Distribution, receive two new options in replacement of the original option, one to acquire shares of Collagen Common Stock and the other to acquire shares of the

Company's Common Stock. Each new option will give the holder the right to purchase a number of shares equal to the number of shares in the original option.

     Each employee (including officers) and consultant of Collagen or any subsidiary of Collagen who, immediately prior to the Distribution Date, holds an unvested stock option to purchase shares of Collagen Common Stock will, in connection with the Distribution, receive a new option in replacement of the original option to acquire the same number of shares of Common Stock of the entity (the Company or Collagen) by which such optionee shall be employed or retained as a consultant following the Distribution.

     The exercise price of each new option will be determined in accordance with Emerging Issues Task Force Issue 90-9 as to be agreed upon by Cohesion's Board and the Collagen Board (or any committee thereof), after consultation with legal and accounting advisors. The exercise price of each new option received by employees and consultants is expected to generally preserve any spread between the exercise price of the replaced option and the fair market value of Collagen's stock on the Distribution Date. The exercise price, as adjusted in light of the above considerations, is not intended to result in any compensation expense to the Company or Collagen. All other terms of the new options other than the exercise price will be the same as those of the original options provided, however, that service as an employee or consultant of Cohesion Corporation or the Company shall be equivalent to providing service as an employee or consultant of Collagen. At the option of the Collagen Board or the Company's Board, out-of-the-money options may be treated differently.

     Following the Distribution, the Company's Board and the Collagen Board may, at their discretion, grant additional options to their respective employees (including officers) and consultants at such time or times and having such terms as are determined by the respective Board.

     Following the Distribution and approval by the Board of Directors, the Company anticipates offering to exchange or substitute the outstanding options of its subsidiary Cohesion Corporation for options to acquire the Common Stock of the Company. The new options are expected to have an exercise price substantially less than the fair market value of the Company's shares at the time of such exchange, based on an anticipated exchange ratio of 1.67 to 1 which ratio will be determined by the Board of Directors. Assuming such offers are accepted by the Cohesion Corporation option holders and assuming an expected fair value of $10.00 per share at the date of the exchange, the Company expects to record compensation expense of approximately $1.5 million at the date of the exchange in connection with vested options and an additional $4.5 million of deferred compensation to be amortized during the next three fiscal years.

  Options for Non-Employee Directors

     Each non-employee director of Collagen or any subsidiary of Collagen who, immediately prior to the Distribution Date, holds a vested but not exercised option to purchase shares of Collagen Common Stock will, in connection with the Distribution, receive two new options in replacement of the original option, one to acquire shares of Collagen Common Stock and the other to acquire shares of Cohesion Common Stock. Each new option will give the holder the right to purchase a number of shares equal to the number of shares in the original option. Each non-employee director of Collagen who, immediately prior to the Distribution Date, holds an unvested stock option to purchase shares of Collagen Common Stock, will, in connection with the Distribution, receive a new option in replacement of the original option to acquire the same number of shares of Common Stock of the entity (Collagen or Cohesion) for which such optionee will serve as a director following the Distribution.

     The exercise price of each new option will be determined in accordance with Emerging Issues Task Force Issue 90-9 as to be agreed upon by the Collagen Board and the Cohesion Board (or any committees thereof), after consultation with legal and accounting advisors. The exercise price of each new option received by non-employee directors is expected to generally preserve any spread between the exercise price of the replaced option and the fair market value of Collagen's stock on the Distribution Date. The exercise price, as adjusted in light of the above considerations, is not intended to result in any compensation expense to Collagen or the Company. All other terms of the new options will be the same as those of the original options; provided, however, that service as a director of Cohesion Corporation or Cohesion shall be equivalent to providing service as a director of Collagen. At the option of Collagen's Board or the Company's Board, out-of-the-money options may be treated differently.

     Following the Distribution, each non-employee director of Collagen and Cohesion will be eligible to participate in the 1998 directors' stock option plan adopted by the company for which he or she serves as a director and to receive automatic annual option grants pursuant to such plan.

STOCK PLANS

     The Company's Board adopted, and Collagen, as the sole stockholder of the Company in April 1998, approved the Company's 1998 Stock Option Plan, the 1998 Employee Stock Purchase Plan and the Director's Stock Option Plan (collectively, the "Company Plans") and reserved 2,607,000 shares, 250,000 shares and 268,000 shares of Common Stock, respectively, for issuance under such plans on or after the Distribution. The principal terms of each of the Company Plans are set forth below.

  1998 Stock Option Plan

     The Company's 1998 Stock Option Plan (the "Stock Plan") was adopted by the Board of Directors and approved by Collagen, as the sole stockholder, in April 1998. A total of 2,607,000 shares of Common Stock have been reserved for issuance under the Stock Plan; none of which are currently outstanding. The purposes of the Stock Plan are to attract and retain the best available personnel to the Company, to provide additional incentives to the Company's employees and consultants and to promote the success of the Company's business. The Stock Plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Code and for the granting to employees and consultants including nonemployee directors of nonstatutory stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value under all plans of the Company and determined for each share as of the date the option to purchase the shares was granted in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. If not terminated earlier, the Stock Plan will terminate in April 2008.

     Options granted under the Stock Plan may be either "incentive stock options" within the meaning of Section 422 of the Code, or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the written terms of the option agreement. The Stock Plan may be administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The Stock Plan is currently administered by the Compensation Committee. The Administrator determines the terms of options granted under the Stock Plan, including the number of shares subject to the option, exercise price, term and exercisability. In no event, however, may an individual employee receive option grants for more than 250,000 shares under the Stock Plan in any fiscal year. Such limitation shall not take effect until the earliest date required under Section 162(m) of the Code. The exercise price of all incentive stock options granted under the Stock Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock of the Company or any parent or subsidiary corporation of the Company (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant; provided, however, that the exercise price of any nonstatutory stock option granted to a Named Executive Officer must equal at least 100% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash or other consideration as determined by the Administrator.

     The Administrator determines the term of options, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% Stockholder. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. The Administrator determines when options become exercisable. Options granted under the Stock Plan generally become exercisable at the rate of 25% of the total number of shares subject to the options twelve months after the date of grant, and 2% of the total number of shares subject to the options each month thereafter.

     In the event of the sale of all or substantially all of the assets of the Company, or the merger of the Company with another corporation, then each option shall be assumed or an equivalent option substituted by the successor corporation unless the successor corporation does not agree to the assumption or substitution, in which case each option will terminate upon the consummation of the merger or sale of assets. The Administrator has the authority to amend or terminate the Stock Plan as long as such action does not adversely affect any outstanding option and provided that stockholder approval shall be required for an amendment to increase the number of shares subject to the Stock Plan, to change the designation of the class of persons eligible to be granted options, or to change the limitation on grants to individual employees.

  1998 Employee Stock Purchase Plan

     The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by Collagen as the sole stockholder in April 1998. A total of 250,000 shares of Common Stock have been reserved for issuance under the Purchase Plan; none of which are currently issued. The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods (other than the first offering period) commencing on January 1 and July 1 of each year. Each offering period will consist of four consecutive purchase periods of six months' duration. The initial offering period is expected to commence on the later of July 1, 1998 or the Distribution Date and end on June 30, 2000; the initial purchase period is expected to end on December 31, 1998. The Purchase Plan will be administered by the Compensation Committee (comprised of Dr. Daniels and Mr. Dennis, the outside directors of the Company who are not eligible to participate in the Purchase
Plan). Employees, including officers and employee directors, of the Company, or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. If not terminated earlier, the Purchase Plan will have a term of 20 years.

     The Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of the Company's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder.

  1998 Directors' Stock Option Plan

     The Directors' Plan was adopted by the Board of Directors and approved by Collagen as the sole stockholder in April 1998. A total of 268,000 shares of Common Stock have been reserved for issuance under the Directors' Plan; none of which are currently outstanding. The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which such director has a personal interest.

     The Directors' Plan provides that each person who becomes a non-employee director of the Company will be granted a nonstatutory stock option to purchase 10,000 shares of Common Stock (the "Initial Option") on the date on which the optionee first becomes a non-employee director of the Company. On July 1 of each year, each non-employee director of the Company, including non-employee directors who did not receive an Initial Option, will be granted an option to purchase 5,000 shares of Common Stock (an "Annual Option") if, on such date, he or she has served on the Board of Directors for at least six months. The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one non-employee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

     The Directors' Plan provides that the Vested Restructured Options and the Unvested Restructured Options shall be exercisable in accordance with the terms under which the vested and unvested options to purchase Collagen Common Stock were issued pursuant to the 1990 Directors' Plan; provided, however that service as a director of Cohesion Corporation or the Company shall be equivalent to providing service as a director of Collagen. The Directors' Plan further provides that the Initial Option shall become exercisable in installments as to 25% of the total number of shares subject to the Initial Option on each of the first, second, third and fourth anniversaries of the date of grant of the Initial Option, and each Annual Option shall become exercisable in full on the first anniversary of the date of grant of that Annual Option. If a non-employee Director ceases to serve as a Director for any reason other than death or disability, he or she may, but only within three months after the date he or she ceases to be a Director of the Company, exercise options granted under the Directors' Plan to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise any such option at the date of such termination, or if he or she does not exercise such option (which he or she was entitled to exercise) within such three month period, such option shall terminate.

     Options granted under the Directors' Plan have a term of ten years. In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation or any other reorganization of the Company in which more than 50% of the shares of the Company entitled to vote are exchanged, each non-employee director shall have either (a) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger or reorganization, at the end of which time the option shall terminate, or (b) the right to exercise the option, including any part that would not otherwise be exercisable, or receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such dissolution, liquidation, sale, merger or reorganization. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option. If not terminated earlier, the Directors' Plan will have a term of ten years.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  Limitation of Liability of the Directors of the Company

     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (d) for any transaction from which the director derived an improper personal benefit. While the Company's Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Company's Certificate of Incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Company's Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors. The Company plans to enter into indemnification agreements with its officers and directors.

  Indemnification of Directors and Officers

     The Company's Certificate of Incorporation provides that each person who is or was or has agreed to become a director or officer of the Company, or each such person who is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company, in accordance with the Company's Bylaws, to the fullest extent permitted from time to time by the Delaware Law, as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's Certificate of Incorporation or otherwise by the Company. In addition, the Company may enter into one or more agreements with any person providing for indemnification greater than or different from that provided in the Company's Certificate of Incorporation.

     The Company's Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company or any such person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, will be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Law as the same exists or may in the future be amended against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts due under the Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, except as described in the next paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company's Board.

     The Company's Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company's Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company's Certificate of Incorporation, the Company's Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Pursuant to the Company's Bylaws, if a claim is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The Company's Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the Delaware Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

CHANGE OF CONTROL AGREEMENTS

     The Company and Collagen entered into certain "change of control" agreements with certain of the Company's executive officers pursuant to which all options granted to such executive officers to purchase

Collagen Common Stock shall immediately vest to the extent that such options would have vested during the 24 months following the termination date, and all options granted to such executive officers to purchase Common Stock of Cohesion Corporation, a majority-owned subsidiary of the Company, shall immediately vest to the extent that such options would have vested during the 24 months following the change of control, in the event that such officer's employment is involuntarily terminated without cause within a specified period of time following a change of control of the Company or Collagen. Events constituting a change of control include (i) any person acquiring 50% or more of the total voting power represented by the Company's then outstanding voting securities without the approval of the Company's Board; (ii) any person acquiring 50% or more of the total voting power represented by Collagen's then outstanding voting securities without the approval of Collagen's Board; (iii) any merger, sale of assets or liquidation of the Company in which the Company's outstanding voting securities prior to the transaction cease to represent at least 50% of the total voting power represented by the voting securities of the Company or of the surviving entity after the transaction; (iv) any merger, sale of assets or liquidation of Collagen in which Collagen's outstanding voting securities prior to the transaction cease to represent at least 50% of the total voting power represented by the voting securities of Collagen or of the surviving entity after the transaction; (v) replacing a majority of the Company's Board; or (vi) replacing a majority of Collagen's Board. The change of control agreements will expire by their own terms on the Distribution Date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain expected information regarding the beneficial ownership of the Company's Common Stock as of the Distribution Date by (a) each of the Company's directors and Named Executive Officers, (b) all directors and executive officers as a group, and (c) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock. Based on information as of June 30, 1998, obtained from Collagen's records, Cohesion Corporation's records and a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the 1934 Securities Exchange Act, the Company believes that the beneficial ownership information at the time of the Distribution, will be as set forth below.



                                                                 SHARES BENEFICIALLY
                                                                     OWNED (1)(2)
                                                              --------------------------
            NAME AND ADDRESS OF BENEFICIAL OWNER               NUMBER       PERCENT(%)
            ------------------------------------              ---------    -------------
Wellington Management Company(3)............................  1,195,500         13.5
75 State Street
Boston, MA 02109
Heartland Advisors, Inc.(4).................................  1,079,800         12.2
790 North Milwaukee Street
Milwaukee, WI 53202
T. Rowe Price Associates, Inc.(5)...........................    727,400          8.2
100 East Pratt Street
Baltimore, MD 21202
Dimensional Fund Advisors, Inc.(6)..........................    504,050          5.7
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Reid W. Dennis(7)...........................................    703,043          7.9
3000 Sand Hill Road
Building 2, Suite 290
Menlo Park, CA 94025
John R. Daniels, M.D.(8)....................................    149,458          1.7
David J. Foster(9)..........................................     54,480            *
Frank DeLustro, Ph.D.(10)...................................    102,549          1.2
Deborah Webster(11).........................................     53,036            *
Charles Williams(12)........................................     20,701            *
Ross Erickson(13)...........................................     53,718            *
Sharon Kokubun(14)..........................................     16,031            *
Alan Schempp................................................          0            *
Craig W. Johnson(15)........................................     86,000            *
All directors and executive officers as a group (10 persons)
  (16)......................................................  1,239,016         14.0


---------------
  *  Less than one percent of the outstanding shares of Common Stock.

 (1) It has been assumed that (a) the persons named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other footnotes to this table, (b) for every one share of Collagen Common Stock held, Collagen Holders will receive one share of Common Stock as a dividend, as part of the Distribution and (c) that (i) all shares of Cohesion Corporation Common Stock, (ii) all options to purchase Cohesion Corporation Common Stock and
     (iii) all options to purchase Collagen Common Stock, will be exchanged or converted into Company Common Stock or options to purchase such stock, on a 1:67, 1:67 and 1:1 basis, respectively. It should be noted that the Company, while it may offer to exchange or convert the Cohesion Corporation shares of Common Stock or options to purchase such stock into shares of the Company's Common Stock or options to purchase such stock, the Company's Board of Directors has not yet decided to proceed with such an offer.


 (2) Gives effect to the Distribution, as if it had occurred on June 30, 1998 and assumes that (a) as of June 30, 1998, 8,864,020 shares of Collagen Common Stock were issued and outstanding, exclusive of shares held by Collagen as treasury stock, and (b) based on that same number in (a) after the Distribution, 8,864,020 shares of the Company's Common Stock will be issued and outstanding.


 (3) Wellington Management Company ("WMI") is an investment advisor registered with the Securities and Exchange Commission (the "Commission") under the Investment Advisors Act of 1940, as amended (the "1940 Act"). WMI may be deemed to beneficially own the stated shares by virtue of its status as a registered investment advisor to its various investment advisory clients. Of such amount, WMI may be deemed to have shared voting power with respect to 594,400 shares and shared dispositive power with respect to 1,195,500 shares. The information presented is based upon information filed with the Commission on Schedule 13G by the stockholder.

 (4) Heartland Advisors, Inc., America's Value Investor ("Heartland Advisors") is an investment advisor registered with the Commission under the 1940 Act. Heartland Advisors may be deemed to beneficially own the stated shares by virtue of its status as a registered investment advisor to its various investment advisory clients. Of such amount, Heartland Advisors may be deemed to have shared voting power with respect to 1,039,900 shares and shared dispositive power with respect to 1,050,400 shares. The information presented is based upon information filed with the Commission on Schedule 13G by the stockholder.

 (5) T. Rowe Price Associates, Inc. may be deemed to beneficially own the stated shares by virtue of its status as a registered investment advisor to its various investment advisory clients. Of such amount, T. Rowe Price Associates, Inc. may be deemed to have sole voting power with respect to 245,500 shares and sole dispositive power with respect to 717,000 shares. The information presented is based upon information provided filed with the Commission on Schedule 13G by the stockholder.

 (6) Dimensional Fund Advisors, Inc. ("DFA") is an investment advisor registered with the Commission under the 1940 Act. DFA may be deemed to beneficially own the stated shares by virtue of its status as a registered investment advisor to various investment advisory clients. Of such amount, DFA may be deemed to have sole voting power with respect to 339,650 shares and sole dispositive power with respect to 504,050 shares. The information presented is based upon information filed with the Commission on Schedule 13G by the stockholder.

 (7) Includes 27,000 shares of Collagen Common Stock issuable upon exercise of options; excludes 1,500 shares held by Mr. Dennis as trustee for Suzanna Weaver Dennis, of which he disclaims any beneficial ownership.


 (8) Includes 27,000 shares of Collagen Common Stock issuable upon exercise of Collagen options and 3,131 shares of Cohesion Corporation Common Stock issuable upon exercise of Cohesion Corporation options (assuming an exchange factor of 1.67 of the Company options for every one Cohesion Corporation option held).



 (9) Includes 45,860 shares of Collagen Common Stock issuable upon exercise of options.



(10) Includes 56,680 shares of Collagen Common Stock issuable upon exercise of Collagen options and 27,834 shares of Cohesion Corporation Common Stock issuable upon exercise of Cohesion Corporation options (assuming an exchange factor of 1.67 of the Company options for every one Cohesion Corporation option held).



(11) Includes 45,990 shares of Collagen Common Stock issuable upon exercise of Collagen options.



(12) Includes 20,701 shares of Cohesion Corporation Common Stock issuable upon exercise of Cohesion Corporation options (assuming an exchange factor of 1.67 of the Company options for every one Cohesion Corporation option held).



(13) Includes 32,930 shares of Collagen Common Stock issuable upon exercise of Collagen options and 18,788 shares of Cohesion Corporation Common Stock issuable upon exercise of Cohesion Corporation options (assuming an exchange factor of 1.67 of the Company options for every one Cohesion Corporation option held).



(14) Includes 10,940 shares of Collagen Common Stock issuable upon exercise of Collagen options.



(15) Includes 50,000 shares of Collagen Common Stock, options to purchase 36,000 shares of Collagen Common Stock, 7,257 shares of Cohesion Corporation Common Stock and 3,243 shares held by VLG Investments ("VLGI"), an investment fund affiliated with Mr. Johnson. Mr. Johnson disclaims beneficial ownership of all shares held by VLGI, except to the extent of his pecuniary interest therein.



(16) Includes an aggregate of 255,400 shares of Collagen Common Stock issuable upon exercise of Collagen options and an aggregate of 70,454 shares of Cohesion Corporation Common Stock issuable upon exercise of Cohesion Corporation options (assuming an exchange factor of 1.67 of the Company options for every one Cohesion Corporation option held).


LISTING AND TRADING OF THE COMMON STOCK

     There is currently no public market for the Common Stock. Prices at which the Common Stock may trade after the Distribution cannot be predicted and will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the Common Stock, investor perception of the Company and its industry and general economic and market conditions. See "Risk Factors -- No Prior Public Market; Volatility of Common Stock Price."


     The Company projects that it initially will have approximately 813 stockholders of record, based upon the number of stockholders of record of Collagen on June 30, 1998. The Common Stock distributed to Collagen's stockholders in the Distribution will be freely tradeable, except for securities received by persons who may be deemed to be "affiliates" of the Company or Collagen under the Securities Act. These persons who may be subject to certain volume and other trading restrictions. Persons who may be deemed to be "affiliates" of the Company or Collagen after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company and Collagen as well as principal stockholders of the Company and Collagen.

                              CERTAIN TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  CollOptics, Inc.

     In December 1992, Collagen purchased 800,000 shares of preferred stock of CollOptics, Inc. ("CollOptics") for an aggregate of $500,000. In addition, Collagen granted to CollOptics a license to use Collagen's technology in the field of refractive surgery for long-term vision correction and entered into certain other technology-related agreements with CollOptics. In September 1995, Collagen purchased an additional 1,000,000 shares of CollOptics preferred stock for an aggregate of $500,000. During fiscal 1997, CollOptics made certain payments to Collagen, primarily for research and development services and the reimbursement of expenses paid by Collagen, totaling $500,000. As of June 30, 1997, CollOptics owed Collagen $769,981 for research and development services and the reimbursement of expenses paid by the Company. David J. Foster, Chief Executive Officer of the Company and Dr. Frank DeLustro, President and Chief Operating Officer of the Company, are directors of CollOptics. As of June 30, 1997, Collagen held a 47% equity interest in CollOptics. In connection with the Distribution, all outstanding shares of CollOptics owned by Collagen and all agreements between Collagen and CollOptics were transferred to the Company effective January 1, 1998.

  Cohesion Corporation

     In November 1993, Collagen purchased from Cohesion Corporation, for approximately $65,000, 50,000 shares of Preferred Stock ("Cohesion Corporation Preferred Stock") and 200,000 shares of Common Stock ("Cohesion Corporation Common Stock"). In April 1994, Collagen purchased 95,238 shares of Cohesion Corporation Preferred Stock for approximately $86,000, and in July 1994, Collagen purchased 104,762 shares of Cohesion Corporation Preferred Stock for approximately $94,000. Cohesion Corporation was formerly known as Otogen Corporation ("Otogen") and Dr. Rodney Perkins, a director of Collagen at that time, was the majority stockholder, Chairman and President. In addition to the purchase of shares, Collagen granted to Cohesion Corporation a license to use the Company's technology in the fields of otology and neurosurgical applications, in return for which Collagen was granted an additional 50,000 shares of Cohesion Corporation Common Stock. Between April 1994 and May 1996, Collagen made an additional equity investment in Cohesion Corporation of $180,000 and loaned to Cohesion Corporation an aggregate of approximately $1,540,000. In May 1996, Collagen purchased an additional aggregate of 875,000 shares of Cohesion Corporation Common Stock and Cohesion Corporation Preferred Stock from Cohesion Corporation for an aggregate of approximately $5.1 million (including conversion of Cohesion Corporation's outstanding indebtedness to Collagen) and purchased 275,000 shares of Cohesion Corporation Common Stock and Cohesion Corporation Preferred Stock from Dr. Perkins for an aggregate of $1,452,500. Collagen also granted to Cohesion Corporation a license to use certain of Collagen's technology in the fields of tissue adhesion and anti-adhesion technology, excluding ophthalmic applications, in return for which Collagen was granted an additional 75,000 shares of Cohesion Corporation Preferred Stock. In addition, Collagen agreed to loan Cohesion Corporation up to $5,000,000 in the form of convertible debt, which loan drawn upon at the direction of the President of Cohesion Corporation, bore interest at an annual rate of the greater of the prime lending rate or 10% and was due and payable five years after the date of the first disbursement, subject to acceleration under certain circumstances. In connection with the loan transaction, Dr. Perkins granted Collagen an option to purchase up to 125,000 additional shares of Cohesion Corporation Common Stock held by Dr. Perkins, which option became exercisable as to 25,000 shares for each $1,000,000 of the loan commitment that was disbursed. In each of May 1997, August 1997 and October 1997 Collagen loaned $1,000,000 to Cohesion Corporation under the loan commitment and purchased 25,000 shares of Cohesion Corporation Common Stock from Dr. Perkins. In addition, in connection with this transaction, Collagen agreed to grant Dr. Perkins an option to purchase up to 77,500 shares of Collagen Common Stock in connection with his continued participation on the Cohesion Corporation Board of Directors. In connection with the May 1996 stock purchase transactions, Craig W. Johnson, a director and Secretary of Collagen, and an investment partnership in which he holds a beneficial interest purchased an aggregate of 25,000 shares of Cohesion Corporation Common Stock and Cohesion Corporation Preferred Stock for an aggregate of

$127,750. In June 1996, Dr. John R. Daniels, a director of Collagen, was appointed to Cohesion Corporation's Board of Directors. As of June 30, 1997, Collagen held an 81% equity interest in Cohesion Corporation, and in December 1997 increased its ownership position to 99%. Effective January 1, 1998, Collagen contributed all of its holdings of Cohesion Corporation capital stock and its research and development programs for sealant and adhesion barriers to the Company.

  Innovasive Devices, Inc.

     In October 1995, Collagen purchased 844,000 shares of preferred stock of Innovasive for $4,100,000. In connection with this investment, Collagen entered into Research and Development, Distribution and Manufacturing and Supply Agreements with Innovasive with respect to tissue fixation devices manufactured from collagen-based materials using Collagen's proprietary technology. Shortly following its investment in Innovasive, Collagen purchased from Howard D. Palefsky, the former Chairman and Chief Executive Officer of Collagen, all of his holdings of Innovasive capital stock (30,303 shares) for an aggregate of $63,552. During fiscal 1997, pursuant to the terms of the Research and Development Agreement, Innovasive made payments to Collagen totaling $698,665 for research and development services and reimbursement of expenses paid by Collagen. As of June 30, 1997, Innovasive owed Collagen $289,243 for research and development services and the reimbursement of expenses paid by Collagen. Collagen is entitled to elect one member of Innovasive's Board of Directors so long as it holds five percent of Innovasive's capital stock on a fully diluted basis. Mr. Foster is Collagen's current designee on the Innovasive Board of Directors. As of December 31, 1997, Collagen held approximately nine percent of Innovasive's outstanding capital stock. In connection with the Distribution, all outstanding shares of Innovasive owned by Collagen and all agreements between Collagen and Innovasive were transferred to the Company.

  Outside Legal Counsel

     Since February 1993, Collagen has retained as its principal outside legal counsel Venture Law Group, A Professional Corporation, a law firm of which Craig
W. Johnson, a director of Collagen, is a director. Prior to such time, Collagen had retained Wilson, Sonsini, Goodrich & Rosati, Professional Corporation ("WSG&R"), as its principal outside legal counsel since 1977. From 1980 until February 1993, Mr. Johnson was a member of WSG&R. In connection with the Distribution, Mr. Johnson, who has been elected to the Company's Board, will resign from Collagen's Board.

  Executive Officers and Directors

     In October 1995, Ross Erickson, then an executive officer of Collagen and currently an executive officer of the Company, borrowed $120,000 from Collagen pursuant to a secured promissory note. This debt was secured by real property purchased by Mr. Erickson and all shares of Collagen's stock issued to Mr. Erickson pursuant to the exercise of stock options. In May 1997, all amounts due to Collagen under such loan were repaid through the assumption of the loan by Cohesion Corporation. In October 1997 and December 1997 Ross Erickson repaid to Cohesion Corporation all amounts owing on such promissory note.

     In August 1994, June 1995 and December 1995, Mr. Palefsky borrowed an aggregate of $475,000 from Collagen pursuant to promissory notes secured by all shares of Collagen's capital stock held by Mr. Palefsky while such debt is outstanding, and bearing an annual interest rate equal to the lesser of 10% or the prime rate at the close of each quarter for which interest accrues. In February 1996, Mr. Palefsky borrowed an additional $1,080,000 from Collagen on an unsecured basis pursuant to a promissory note bearing an annual interest rate equal to the lesser of 10% or the prime rate at the close of each quarter for which interest accrues.

     In March 1997, Mr. Palefsky entered into an agreement with Collagen in connection with the severance of his employment relationship with Collagen. At the same time, Mr. Palefsky entered into a consulting relationship with Collagen, which has been assigned to the Company pursuant to the Separation and Distribution Agreement. Under the consulting agreement, Collagen agreed to pay Mr. Palefsky a consulting fee of $29,167 during each of the first 24 months of his consultancy. As additional compensation for services during his consultancy and for Mr. Palefsky's execution and adherence to a noncompetition agreement with

Collagen, Collagen agreed to: (i) pay Mr. Palefsky a bonus of $650,000, (ii) conditioned on completion of the first year of his consultancy and noncompetition, pay Mr. Palefsky a bonus of $225,000 on the first anniversary date of the agreement and forgive $425,000 of the principal and any accrued interest thereon of outstanding loans totaling $475,000 in principal amount, made to Mr. Palefsky by Collagen and (iii) conditioned on completion of the second year of Mr. Palefsky's consultancy, Collagen agreed to forgive the balance of the principal and any accrued interest thereon of the above loans and also to forgive the entire principal balance and any accrued interest thereon of the loan in the principal amount of $1,080,000 made by Collagen in February 1996 to Mr. Palefsky. During his consultancy, Mr. Palefsky is also entitled to reimbursement for his reasonable expenses incurred in connection with rendering consulting services to Collagen. Mr. Palefsky's options to purchase stock of Collagen will continue to vest during his period of consultancy and shall, in any event, be fully vested on conclusion of the consultancy.

     In July 1996, Reid W. Dennis, Chairman Emeritus and a director of Collagen and a director of the Company, borrowed $1,000,000 from Collagen on an unsecured basis pursuant to a promissory note bearing an annual interest rate of 8.25%. Mr. Dennis repaid the entire balance of principal and accrued interest on this note in September 1996.

     In December 1997, Charles Williams, Vice President, Operations of the Company, borrowed $150,000 from Cohesion Corporation, pursuant to a promissory note bearing an annual interest rate of 8.5%, secured by certain real property owned by Mr. Williams and all shares of Cohesion Corporation Common Stock issued to Mr. Williams upon exercise of stock options currently held or acquired following the date of the loan by Mr. Williams while the loan amount is outstanding.

  Change of Control Agreements

     The Company and Collagen entered into certain "change of control" agreements with certain of the Company's executive officers pursuant to which all options granted to such executive officers to purchase Collagen Common Stock shall immediately vest to the extent that such options would have vested during the 24 months following the termination date, and all options granted to such executive officers to purchase Common Stock of Cohesion Corporation, a majority-owned subsidiary of the Company, shall immediately vest to the extent that such options would have vested during the 24 months following the change of control, in the event that such officer's employment is involuntarily terminated without cause within a specified period of time following a change of control of the Company or Collagen. Events constituting a change of control include (i) any person acquiring 50% or more of the total voting power represented by the Company's then outstanding voting securities without the approval of the Company's Board; (ii) any person acquiring 50% or more of the total voting power represented by Collagen's then outstanding voting securities without the approval of Collagen's Board; (iii) any merger, sale of assets or liquidation of the Company in which the Company's outstanding voting securities prior to the transaction cease to represent at least 50% of the total voting power represented by the voting securities of the Company or of the surviving entity after the transaction; (iv) any merger, sale of assets or liquidation of Collagen in which Collagen's outstanding voting securities prior to the transaction cease to represent at least 50% of the total voting power represented by the voting securities of Collagen or of the surviving entity after the transaction; (v) replacing a majority of the Company's Board; or (vi) replacing a majority of Collagen's Board. The change of control agreements will expire by their own terms on the Distribution Date.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of the Distribution, the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value. The description set forth below is incomplete and qualified by reference to the Company's Amended and Restated Certificate of Incorporation and Bylaws, filed as exhibits to the Company's Registration Statement on Form 10.

COMMON STOCK


     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See
"-- Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. As of June 30, 1998, 8,861,034 shares of Common Stock were outstanding. Such shares of Common Stock will be distributed by the sole stockholder, Collagen, upon completion of the Distribution and will be at that time fully paid and non-assessable.


PREFERRED STOCK

     The Board of Directors is authorized to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. There are currently no shares of Preferred Stock outstanding.

     The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any additional shares of Preferred Stock.

DISTRIBUTION AGENT; TRANSFER AGENT AND REGISTRAR

     The Distribution Agent and Transfer Agent and Registrar for the Common Stock is Bank of New York, N.A. The Distribution Agent and Transfer Agent's telephone number is (212) 815-6955.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company's Amended and Restated Certificate and its Bylaws will, after the Distribution, provide, among other things, that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the President of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors.

     The Company is subject to the provisions of Section 203 of the Delaware law, an anti-takeover law. In general, the statue prohibits a publicly held Delaware corporation from entering into a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. See "Risk
Factors -- Potential Adverse Effect of Anti-Takeover Provisions."

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 (the "Registration Statement," which term shall include any amendments thereto) under the Exchange Act. This Information Statement, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Registration Statement concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of such site is http://www.sec.gov.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this post-effective amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          By:       /s/ DAVID FOSTER
                                            ------------------------------------
                                                        David Foster
                                                  Chief Executive Officer
                                                Cohesion Technologies, Inc.

Date: July 6, 1998

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits


NUMBER     NOTES                            DESCRIPTION
-------   -------   ------------------------------------------------------------
     2.1  (2)(12)   Separation and Distribution Agreement dated January 1, 1998, between the Company and Collagen Corporation.
     3.1  *         Amended and Restated Certificate of Incorporation of the
                    Company.
     3.2  *         Bylaws of the Company.
     4.1  *         Specimen Stock Certificate.
    10.1  (2)(13)   Collagraft Supply Agreement dated January 1, 1998, between the Company and Collagen Corporation.
    10.2  (2)(14)   Collagen Supply Agreement dated January 1, 1998, between the
                    Company and Collagen Corporation.
    10.3  (2)(15)   Assignment and License Agreement dated January 1, 1998,
                    between the Company and Collagen Corporation.
    10.4  (2)(16)   Recombinant Technology Development and License Agreement
                    dated January 1, 1998, between the Company and Collagen
                    Corporation.
    10.5  (17)      Services Agreement dated January 1, 1998, between the
                    Company and Collagen Corporation.
    10.6  (18)      Benefits Agreement dated January 1, 1998, between the
                    Company and Collagen Corporation.
    10.7  (19)      Tax Allocation and Indemnity Agreement dated January 1,
                    1998, between the Company and Collagen Corporation.
    10.8  (2)(20)   Vitrogen International Distribution Agreement dated January
                    1, 1998, between the Company and Collagen Corporation.
    10.9  *(2)      Letter Agreement dated October 1, 1996 between Collagen
                    Corporation and Genotypes, Inc.
    10.10 *(11)     Form of Indemnification Agreement between the Company and
                    each of its Officers and Directors.
    10.11 *(11)     1998 Stock Option Plan.
    10.12 *(11)     1998 Employee Stock Purchase Plan.
    10.13 *(11)     1998 Directors' Stock Option Plan.
    10.14 (3)       Collaborative Research and Distribution Agreement between
                    Collagen Corporation and Zimmer, Inc. dated as of June 26,
                    1985.
    10.15 (4)       Amendments dated February 16, 1993 and February 18, 1993
                    respectively, to the Product Development and Distribution
                    Agreement dated January 18, 1985 by and between Collagen
                    Corporation and Zimmer, Inc.
    10.16 (5)       Lease Agreement dated June 1, 1992 by and between Collagen
                    Corporation and Harbor Investment Partners.
    10.17 (6)       Lease Renewal for 2500 Faber Place, Palo Alto, dated
                    December 1, 1992 between Collagen Corporation and Leonard
                    Ely, Shirley Ely, Carl Carlsen and Mary Carlsen.
    10.18 *(2)      Amended and Restated Research, Lease and Supply Agreement
                    dated as of February 20, 1996 between Collagen Corporation and Pharming B.V.
    10.19 *(2)      Research and Development Agreement dated October 17, 1995
                    between Collagen Corporation and Innovasive Devices, Inc.
    10.20 *(2)      Manufacturing and Supply Agreement dated as of October 17,
                    1995 between Collagen Corporation and Innovasive Devices,
                    Inc.
    10.21 *(2)      Distribution Agreement dated as of October 17, 1995 between
                    Collagen Corporation and Innovasive Devices, Inc.
    10.22 (7)       Promissory Note between Howard D. Palefsky and the
                    Registrant dated February 20, 1996.
    10.23 (8)(11)   Amended and Restated Secured Loan Agreement between Ross R.
                    Erickson and Collagen Corporation dated December 31, 1995.
    10.24 (9)       Loan Agreement between Collagen Corporation and Cohesion
                    Corporation dated May 24, 1996.
    10.25 (10)      Agreement between Howard D. Palefsky and Collagen
                    Corporation dated March 15, 1997.

NUMBER     NOTES                            DESCRIPTION
-------   -------   ------------------------------------------------------------
    10.26 *(11)     Form of Management Continuity Agreement between certain
                    officers of the Company and Collagen Corporation dated
                    February 7, 1997.
    10.27 *(2)      Intellectual Property and Production Agreement between
                    Genotypes and Collagen Corporation dated August 15, 1996.
    10.28 *(11)     Secured Loan Agreement between Charles Williams and Cohesion
                    Corporation dated December 15, 1997.
    21.1  *         List of Subsidiaries (none).
    27.1  *         Financial Data Schedule.


---------------
 (1) To be supplied by amendment.

 (2) Confidential treatment has been or will be requested as to certain portions of this Exhibit.

 (3) Incorporated by reference to Exhibit 10.24 filed with Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1985.

 (4) Incorporated by reference to Exhibit 10.60 filed with Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.

 (5) Incorporated by reference to Exhibit 10.56 filed with Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1992.

 (6) Incorporated by reference to Exhibit 10.63 of Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.

 (7) Incorporated by reference to Exhibit 10.79 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

 (8) Incorporated by reference to Exhibit 10.76 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995.

 (9) Incorporated by reference to Exhibit 10.82 of Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

(10) Incorporated by reference to Exhibit 10.88 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

(11) Management contract or compensatory plan or arrangement.

(12) Incorporated by reference to Exhibit 2.1 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(13) Incorporated by reference to Exhibit 10.104 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(14) Incorporated by reference to Exhibit 10.97 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(15) Incorporated by reference to Exhibit 10.103 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(16) Incorporated by reference to Exhibit 10.98 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(17) Incorporated by reference to Exhibit 10.100 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(18) Incorporated by reference to Exhibit 10.101 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(19) Incorporated by reference to Exhibit 10.99 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(20) Incorporated by reference to Exhibit 10.102 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.


* Previously filed with the Registration Statement on Form 10, or an amendment thereto.

                                   APPENDIX A

                                LEHMAN BROTHERS

April 16, 1998
Board of Directors
Collagen Corporation
2500 Faber Place
Palo Alto, California 94303

Members of the Board:

     We understand that Collagen Corporation (the "Company") is proposing to distribute all of the stock of Cohesion Technologies, Inc. ("Cohesion") to the Company's stockholders on a pro rata basis so that stockholders of the Company will receive one share of common stock of Cohesion for each share of common stock of the Company owned by such stockholder (the "Distribution"). The terms and conditions of the Distribution are set forth in more detail in the Company's preliminary proxy statement (the "Proxy Statement").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Distribution. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Distribution.

     In arriving at our opinion, we reviewed and analyzed: (1) the specific terms of the Distribution, (2) the Proxy Statement, the Company's annual report on Form 10-K for the year ended June 30, 1997 and such other publicly available information concerning the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company and Cohesion furnished to us by the Company, (4) a trading history of the Company's common stock and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (6) a comparison of the historical financial results and present financial condition of Cohesion with those of other companies that we deemed relevant. In addition, we have had discussions with the management of the Company concerning the businesses, operations, assets, financial conditions and prospects of the Company (including on a pro forma basis) and Cohesion and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Cohesion, following the Distribution, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and Cohesion and that the Company and Cohesion will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Cohesion and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Cohesion. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the business of Cohesion. We have assumed that the Distribution will be a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes in, among other factors, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of Cohesion will likely be characterized by a period of redistribution among stockholders of the Company who receive such shares in the Distribution, which may temporarily depress the market price of such shares during such period. Accordingly, we express no opinion as to the prices at which shares of common stock of Cohesion or the Company actually will trade following the consummation of the Distribution. This opinion should not be viewed as providing any assurances that the combined market value of the shares of common stock of the Company after consummation of the Distribution and the shares of the common stock of Cohesion to be received by a stockholder of the Company pursuant to the Distribution will be in excess of the market value of the shares of common stock of the Company owned by such stockholder at any time prior to announcement or consummation of the Distribution.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Distribution is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Distribution and will receive a fee for our services which is contingent upon the consummation of the Distribution. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Distribution. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to (i) how such stockholder should vote with respect to the Distribution or (ii) any action or investment decision which may be taken by such stockholders with respect to shares of common stock of the company and Cohesion owned or to be received by them in the Distribution.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          By:         /s/ TED BRECK

                                            ------------------------------------
                                            Managing Director

                  INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
COHESION TECHNOLOGIES, INC. CONSOLIDATED FINANCIAL
  STATEMENTS:
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of June 30, 1996 and 1997 and
  March 31, 1998............................................   F-3
Consolidated Statements of Operations for the years ended
  June 30, 1995, 1996 and 1997 and the nine months ended
  March 31, 1997 and 1998...................................   F-4
Consolidated Statements of Stockholder's and Parent Company
  Equity (Net Capital Deficiency) for the years ended June
  30, 1995, 1996 and 1997 and the nine months ended March
  31, 1998..................................................   F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1995, 1996 and 1997 and the nine months ended
  March 31, 1997 and 1998...................................   F-6
Notes to Consolidated Financial Statements..................   F-7
COHESION TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL INFORMATION:
Description of Unaudited Pro forma Consolidated Financial
  Information...............................................  F-24
Unaudited Pro forma Consolidated Balance Sheet as of March
  31, 1998..................................................  F-25
Unaudited Pro forma Consolidated Statements of Operations
  for the year ended June 30, 1997 and the nine months ended
  March 31, 1998............................................  F-26
Notes to Unaudited Pro forma Consolidated Financial
  Information...............................................  F-27

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Cohesion Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Cohesion Technologies, Inc. ("Cohesion"), (a wholly-owned subsidiary of Collagen Corporation), as described in Note 1 to the consolidated financial statements, as of June 30, 1996 and 1997, and the related consolidated statements of operations, stockholder's and parent company equity (net capital deficiency) and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of Cohesion's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cohesion at June 30, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Palo Alto, California
March 6, 1998

                          COHESION TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   JUNE 30,
                                                              -------------------     MARCH 31,
                                                               1996        1997          1998
                                                              -------    --------    ------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $11,074    $ 13,706      $ 3,632
  Short-term investments....................................       --          92           16
  Accounts receivable, less allowance for doubtful accounts
    ($14 at June 30, 1996, $2 at June 30, 1997, $3 at March
    31, 1998)...............................................      532          97          183
  Inventories...............................................       56          56           39
  Current deferred taxes....................................    3,618       2,608          875
  Receivable due from sales of Boston Scientific Corporation
    stock...................................................    1,866          --           --
  Other current assets......................................    1,840         942          449
                                                              -------    --------      -------
         Total current assets...............................   18,986      17,501        5,194
Property and equipment, net.................................    1,537       1,566        2,004
Intangible assets, net......................................    1,850       1,491        1,375
Investment in Boston Scientific Corporation (Target
  Therapeutics, Inc. in 1996)...............................   65,841      83,874       75,455
Other investments...........................................    7,771      10,041        9,854
Long-term deferred taxes....................................       35          33        1,396
Loans to officers and employees.............................    1,807           9          199
Other assets................................................       89          89          100
                                                              -------    --------      -------
                                                              $97,916    $114,604      $95,577
                                                              =======    ========      =======
LIABILITIES AND STOCKHOLDER'S AND PARENT COMPANY EQUITY
Current liabilities:
  Accounts payable..........................................  $   586    $    627      $   449
  Accrued compensation......................................      352         625          945
  Accrued liabilities.......................................    2,293       1,516        1,870
  Income taxes payable......................................    2,292       2,700          300
  Notes payable.............................................    5,000          --           --
  Payable to Collagen.......................................       --          --          317
                                                              -------    --------      -------
         Total current liabilities..........................   10,523       5,468        3,881
Long-term liabilities:
  Deferred income taxes.....................................   27,091      35,052       32,087
  Other long-term liabilities...............................      169          79           36
                                                              -------    --------      -------
         Total long-term liabilities........................   27,260      35,131       32,123
Commitments and contingencies
Minority interest...........................................      588          --           --
Stockholder's and parent company equity:
  Preferred stock, $.001 par value, authorized: 5,000,000
    shares, issued and outstanding: 10 shares at June 30,
    1997 and March 31, 1998 (no shares at June 30, 1996)....       --          --           --
  Common stock, $.001 par value, authorized: 10,000,000
    shares, issued and outstanding: no shares at June 30,
    1996 and 1997 and March 31, 1998........................       --          --           --
  Additional paid-in capital................................    9,621       9,621        9,621
  Parent company equity.....................................   15,375      17,315        7,146
  Unrealized gain on available-for-sale investments.........   34,549      47,069       42,806
                                                              -------    --------      -------
         Total stockholder's and parent company equity......   59,545      74,005       59,573
                                                              -------    --------      -------
                                                              $97,916    $114,604      $95,577
                                                              =======    ========      =======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                              NINE MONTHS
                                                                                 ENDED
                                             YEARS ENDED JUNE 30,              MARCH 31,
                                        ------------------------------    --------------------
                                         1995       1996        1997        1997        1998
                                        -------    -------    --------    --------    --------
                                                                              (UNAUDITED)
Revenue -- product sales..............  $ 3,546    $ 3,612    $  2,527    $  2,075    $  1,472
Costs and expenses:
  Cost of sales.......................    1,961      2,404       2,105       1,902         816
  Research and development............    3,416      4,268       9,627       6,634      11,309
  General and administrative..........    2,726      3,120       7,153       5,245       3,820
  Purchased in-process research and
     development......................       --      3,000          --          --      10,530
                                        -------    -------    --------    --------    --------
          Total costs and expenses....    8,103     12,792      18,885      13,781      26,475
                                        -------    -------    --------    --------    --------
Loss from operations..................   (4,557)    (9,180)    (16,358)    (11,706)    (25,003)
Other income (expense):
  Net gain on investments, principally
     Boston Scientific Corporation
     (Target Therapeutics, Inc. in
     1995 and 1996)...................    5,110     82,093       9,063       9,222      13,739
  Net gain on sale of investment in
     Prograft Medical, Inc............       --         --      15,395          --          --
  Equity in earnings of Target
     Therapeutics, Inc................    2,417      1,430          --          --          --
  Equity in losses of other
     affiliates.......................   (1,230)    (1,824)       (813)       (730)         (9)
  Interest income.....................       25        378         566         386         262
  Interest expense....................   (2,113)    (2,532)       (377)       (288)         --
                                        -------    -------    --------    --------    --------
Income (loss) before provision for
  income taxes and minority
  interest............................     (348)    70,365       7,476      (3,116)    (11,011)
Provision for income taxes............      553     31,718       3,162          --          --
Minority interest.....................       --        (27)       (667)       (391)         --
                                        -------    -------    --------    --------    --------
Net income (loss).....................  $  (901)   $38,674    $  4,981    $ (2,725)   $(11,011)
                                        =======    =======    ========    ========    ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S AND PARENT COMPANY EQUITY (NET CAPITAL
                                  DEFICIENCY)
                     YEARS ENDED JUNE 30, 1995, 1996, 1997
                      AND NINE MONTHS ENDED MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                                               TOTAL
                                                                                              STOCK-
                                                                            UNREALIZED     HOLDER'S AND
                                                                            GAIN/(LOSS)       PARENT
                                     PREFERRED                                  ON            COMPANY
                                        AND       ADDITIONAL     PARENT     AVAILABLE-        EQUITY
                                      COMMON       PAID-IN      COMPANY      FOR-SALE      (NET CAPITAL
                                       STOCK       CAPITAL       EQUITY     INVESTMENTS     DEFICIENCY)
                                     ---------    ----------    --------    -----------    -------------
Balance at June 30, 1994...........   $   --        $9,621      $(15,353)    $     --        $ (5,732)
Other advances to Collagen
  Corporation......................       --            --        (1,927)          --          (1,927)
Net loss...........................       --            --          (901)          --            (901)
                                      ------        ------      --------     --------        --------
Balance at June 30, 1995...........       --         9,621       (18,181)          --          (8,560)
Other advances to Collagen
  Corporation......................       --            --        (5,118)          --          (5,118)
Unrealized gain on
  available-for-sale securities....       --            --            --       34,549          34,549
Net income.........................       --            --        38,674           --          38,674
                                      ------        ------      --------     --------        --------
Balance at June 30, 1996...........       --         9,621        15,375       34,549          59,545
Other advances to Collagen
  Corporation......................       --            --        (3,041)          --          (3,041)
Unrealized gain on
  available-for-sale securities....       --            --            --       12,520          12,520
Net income.........................       --            --         4,981           --           4,981
                                      ------        ------      --------     --------        --------
Balance at June 30, 1997...........       --         9,621        17,315       47,069          74,005
Other advances from Collagen
  Corporation (unaudited)..........       --            --           842           --             842
Unrealized loss on
  available-for-sale securities
  (unaudited)......................       --            --            --       (4,263)         (4,263)
Net loss (unaudited)...............       --            --       (11,011)          --         (11,011)
                                      ------        ------      --------     --------        --------
Balance at March 31, 1998
  (unaudited)......................   $   --        $9,621      $  7,146     $ 42,806        $ 59,573
                                      ======        ======      ========     ========        ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                                                NINE MONTHS ENDED
                                                    YEARS ENDED JUNE 30,            MARCH 31,
                                                -----------------------------   ------------------
                                                 1995       1996       1997      1997       1998
                                                -------   --------   --------   -------   --------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................  $  (901)  $ 38,674   $  4,981   $(2,725)  $(11,011)
  Adjustments to reconcile net income (loss)
     to net cash used in operating activities:
     Purchased in-process research
       and development........................       --      3,000         --        --     10,530
     Depreciation and amortization............      568        801        564       479        514
     Equity in (earnings) losses of
       affiliates.............................   (1,188)       393        813       730          9
     Gains on investments, net................   (2,952)   (42,547)   (13,625)   (4,051)   (13,739)
     Deferred income taxes....................      844     (7,508)       326        --      1,436
     Decrease (increase) in assets:
       Accounts receivable....................      415        188        435        32        (86)
       Inventories............................      (17)       (37)        --        31         17
       Other..................................     (150)    (1,331)     1,166      (239)       398
     Increase (decrease) in liabilities:
       Accounts payable, accrued liabilities
          and other...........................      577      1,177       (463)     (499)       496
       Income taxes payable...................      444         78        408    (1,992)    (2,400)
       Other long-term liabilities............       (4)       611       (679)     (394)       (43)
                                                -------   --------   --------   -------   --------
  Total adjustments...........................   (1,463)   (45,175)   (11,055)   (5,903)    (2,868)
                                                -------   --------   --------   -------   --------
     Net cash used in operating activities....   (2,364)    (6,501)    (6,074)   (8,628)   (13,879)
                                                -------   --------   --------   -------   --------
Cash flows from investing activities:
  Net proceeds from sales of Boston Scientific
     Corporation/Target Therapeutics, Inc.
     stock....................................    6,221     57,950      5,578     5,578     14,716
  Net proceeds from sales of other affiliate
     stock....................................       --      1,447      9,771        --        704
  Proceeds from sales and maturities of
     short-term investments...................       --         --         --        --         75
  Purchases of short-term investments.........       --         --         --        --         --
  Expenditures for property and equipment.....   (1,311)      (678)      (532)     (196)      (510)
  Increase in intangible and other assets.....     (416)    (2,042)      (824)      (14)        --
  Equity investments and loans to
     affiliates...............................   (5,737)   (14,337)      (287)     (251)      (650)
  Acquisition of shares of Cohesion
     Corporation, net of cash balances........       --     (1,256)        --        --    (10,530)
                                                -------   --------   --------   -------   --------
     Net cash provided by (used in) investing
       activities.............................   (1,243)    41,084     13,706     5,117      3,805
                                                -------   --------   --------   -------   --------
Cash flows from financing activities:
  Proceeds from (repayments of) bank
     borrowings...............................       --      5,000     (5,000)       --         --
  Proceeds from (repayments of) advances from
     Collagen Corporation.....................    3,600    (29,000)        --        --         --
                                                -------   --------   --------   -------   --------
     Net cash provided by (used in) financing
       activities.............................    3,600    (24,000)    (5,000)       --         --
                                                -------   --------   --------   -------   --------
Net increase (decrease) in cash and
  cash equivalents............................       (7)    10,583      2,632    (3,511)   (10,074)
Cash and cash equivalents at beginning of
  period......................................      498        491     11,074    11,074     13,706
                                                -------   --------   --------   -------   --------
Cash and cash equivalents at end of period....  $   491   $ 11,074   $ 13,706   $ 7,563   $  3,632
                                                =======   ========   ========   =======   ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Cohesion Technologies, Inc. ("Cohesion") was organized as a Delaware corporation and a wholly-owned subsidiary of Collagen Corporation ("Collagen") in June 1997. In October 1997, Collagen announced that it would proceed to separate its Aesthetic Technologies Group and its Collagen Technologies Group ("CTG") into two independent, publicly-traded companies. In connection with the separation, Collagen plans to distribute as a dividend to its stockholders, one share of Cohesion common stock for each share of Collagen common stock outstanding, (the "Distribution"). The Distribution is designed to separate two distinct businesses with significant differences in their markets, products, research needs, investment needs, employee retention and compensation plans and plans for growth. Collagen's Board believes the separation into two independent companies will enhance the ability of each to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and create incentives that are more attractive and appropriate for the recruitment and retention of key employees. As a consequence, Collagen believes that investors will be able to evaluate better the merits of the two groups of businesses and their future prospects.

     In March 1998, the Board of Directors of Collagen approved certain agreements between Cohesion and Collagen which (i) provided for the transfer, effective January 1, 1998, of certain assets and liabilities relating to the businesses previously conducted by Collagen's CTG to Cohesion, and (ii) established contractual arrangements between Collagen and Cohesion described below under Note 2. CTG's business activities focused on the design, development, manufacture and commercialization of innovative resorbable biomaterials, adhesive technologies, and delivery systems in the fields of tissue repair and regeneration.

     The accompanying consolidated financial statements have been prepared using Collagen's historical cost basis of the assets and liabilities of the various division activities that comprise Cohesion. The financial statements of Cohesion include the operating results of Cohesion Corporation, a developer of proprietary products for hemostasis and tissue adhesion, biosealants and adhesion barriers for surgical applications, since the acquisition of Cohesion Corporation by Collagen in fiscal 1996 (see Note 7, "Acquisitions of Cohesion Corporation").

     The consolidated financial statements reflect the results of operations, financial condition and cash flows of Cohesion as a component of Collagen and may not be indicative of the actual results of operations and financial position of Cohesion under separate ownership. The various assets, liabilities, revenues and expenses associated with CTG have been allocated to the historical financial statements of Cohesion in a manner consistent with the Assignment and License Agreement, and related agreements, discussed below. Management believes that the consolidated statements of operations include a reasonable allocation of costs incurred by Collagen which benefit Cohesion. These allocations of corporate expenses include, in aggregate, approximately 30% to 35% of the general and administrative expenses of Collagen for the periods presented with the exception of certain Chief Executive Officer ("CEO") expenses and legal costs related to Collagen's lawsuit with Matrix Pharmaceutical, Inc. ("Matrix"). (See Notes 1, 8 and 9.) The CEO expenses have been allocated to Cohesion based on the CEO's level of involvement in Cohesion during each fiscal year presented. All costs associated with the Matrix lawsuit, which was filed in December 1994 and settled in May 1997, were allocated based on the focus of the lawsuit during fiscal 1995, 1996 and 1997. Costs and expenses associated with cost of sales and research and development were generally allocated to Cohesion on a specific identification basis.

     The consolidated financial statements include an allocation of Collagen corporate debt and interest expense. In connection with the asset transfer discussed above, $10.9 million of cash, cash equivalents and

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) short-term investments remained with Collagen and the remaining cash, cash equivalents and short-term investments were transferred to Cohesion at December 31, 1997. Each debt security was allocated between the companies pro rata to the total allocation of such investments. All short-term investments for fiscal years 1997 and prior were allocated to Collagen. Substantially all investments in affiliates, including Boston Scientific Corporation of Natick, Massachusetts ("Boston Scientific") and Innovasive Devices, Inc. of Marlborough, Massachusetts ("Innovasive Devices") were allocated to Cohesion. Trade receivables, notes receivable, loans to officers and employees, fixed assets and employee related liabilities were allocated based on specific identification. All equity accounts, with the exception of the additional-paid-in-capital related to Target Therapeutics, Inc., remained with Collagen. For any assets or liabilities where it was not practical to use the specific identification method, Cohesion was allocated 30% of these assets and liabilities. The 30% allocation was based on a review of the characteristics and activity of these assets and liabilities and business objectives. In those years that Cohesion had negative cash and cash equivalent balances, a note payable due to Collagen was recorded. Accordingly, interest expense was accrued annually at 8% and Cohesion was assumed to have repaid the note payable balance and the accrued interest the following June 30th. The intercompany receivable/payable balances resulting from Cohesion's participation in Collagen's central cash management system, after consideration of the December 31, 1997 contribution of cash, cash equivalents and short-term investments, is a component of parent company's contributed capital on Cohesion's balance sheet. The officer separation agreement with Collagen's former CEO, as described below under Note 8, and the costs associated with the agreement have been allocated to Cohesion.

     Under the terms of the Services and Supply agreements between Cohesion and Collagen discussed below, Collagen will supply certain products to Cohesion for a fee. The cost of sales amounts included in the financial statements are based on historical costs for the periods presented. The intercompany agreements discussed in Note 2 provide for cost to be determined on a defined formula. If such prospective arrangements had been in place during the periods presented, cost of sales would have increased $167,000 in fiscal year 1995, decreased by $237,000 and $589,000 in fiscal years 1996 and 1997, respectively, and would have increased by $48,000 in the nine months ended March 31, 1998.

     Under the terms of the Recombinant Technology and Development License agreement between Cohesion and Collagen discussed below, Cohesion and Collagen will collaborate to develop recombinant human collagen and provide for cost sharing of the project until certain milestones are met. The research and development ("R&D") expenses included in the financial statements are based on historical costs for the periods presented. The intercompany agreements discussed in Note 2 provide for costs to be equally shared. If such prospective arrangements had been in place during the periods presented, R&D expenses, net of reimbursements from Collagen, would have decreased by $273,000, $703,000 and $1.3 million in fiscal years 1995, 1996 and 1997 and $1.0 million in the nine months ended March 31, 1998, respectively.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Cohesion and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Cohesion operates in one industry segment focusing on the development and sale of medical devices. Investments in unconsolidated subsidiaries, and other equity investments in which Cohesion has a 20% to 50% interest or otherwise has the ability to exercise significant influence, are accounted for under the equity method.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Interim Financial Information

     The financial information at March 31, 1998, and for the nine months ended March 31, 1997 and 1998, is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which Cohesion considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for those periods. Results of these periods are not necessarily indicative of results expected for the entire year.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents, Short-term Investments and Other Investments

     Cohesion considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash equivalents. Short-term investments consist principally of bankers acceptances, commercial paper and master notes and have maturities greater than 90 days, but not exceeding one year.

     Cohesion invests its excess cash in deposits with major banks and in money market securities of companies with strong credit ratings and from a variety of industries. These securities are typically short-term in nature and, therefore, bear minimal risk. Cohesion has not experienced any losses on its money market investments.

     Cohesion determines the appropriate classification of marketable securities at the time of purchase and re-evaluates such designation as of each balance sheet date. All of Cohesion's debt and equity securities are classified as available-for-sale. The carrying value of available-for-sale debt securities approximates fair value because of the short-term maturity of these investments. Both realized and unrealized gains and losses on debt securities were immaterial as of June 30, 1995, 1996 and 1997 and March 31, 1998 and for the years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1997 and 1998. Unrestricted available-for-sale equity securities in which Cohesion has a less than 20% interest, which includes holdings in Boston Scientific (holdings in Target Therapeutics, Inc. prior to April 1997) and Innovasive Devices are carried at fair value with the unrealized gains and losses, net of tax, reported as a separate component of stockholder's equity. Restricted equity securities in which Cohesion has less than a 20% interest are carried at cost or estimated realizable value, if less, and are included in "other investments and assets" in the accompanying balance sheets. In fiscal 1995 and 1996, the carrying value of certain restricted equity investments were reduced by $0.9 million and $4.0 million, respectively, to estimated net realizable value. The cost of securities sold is based on the specific identification method. The fair value of public equity securities held is based upon quoted closing market prices. The fair value of private equity securities held approximates the carrying value based on quoted market prices for similar securities.

     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. Interest and dividends on securities classified as available-for-sale are included in interest income.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Equity Collar Instruments

     At March 31, 1998, Cohesion held approximately 1.1 million shares of Boston Scientific common stock. In August 1997, in order to manage the risk of market fluctuations in this stock, Cohesion entered into certain costless collar instruments (the "collars"), to hedge a portion (650,000 shares) of the Boston Scientific equity securities against changes in market value. A costless collar instrument is a form of equity collar instrument consisting of a purchased put option and a written call option on a specific equity security such that the cost of the purchased put and the proceeds of the written call offset each other; therefore, there is no initial cost or cash outflow for these instruments. Cohesion purchased the collars with expiration dates and numbers of shares so that the potential adverse impact of movements in market price on the stock will be at least partially offset by an associated increase in the value of the collars.

     Realized gains and losses on the collars are recorded in other income (expense) with the related gains from the sale of the stock. Unrealized gains and losses on these instruments, net of tax, are recorded as an adjustment to unrealized gains and losses on available-for-sale investments, a component of stockholder's and parent company equity, with a corresponding receivable or payable recorded. Equity collar instruments that do not qualify for hedge accounting and early termination of these instruments with the sale of the underlying stock, would be recognized in other income (expense). For early termination without the sale of the underlying stock, the intrinsic value will adjust the cost basis of the underlying security.

  Inventories

     Inventories, which are purchased from Collagen, are valued at the lower of cost, determined on a standard cost basis which approximates average cost, or market.

  Property and Equipment

     Depreciation and amortization of property and equipment, which is stated at cost, are provided on the straight-line method over estimated useful lives as follows:

Machinery and equipment.....................................    3 - 7 years
Leasehold improvements......................................  Term of lease

  Intangible Assets

     Intangible assets are amortized using the straight-line method. Patents acquired prior to October 1996 are amortized over a seventeen year period beginning with the effective date or over the remainder of such period from the date acquired and patents purchased thereafter are expensed when acquired. Trademarks acquired prior to fiscal 1996 are amortized over a twenty year period beginning with the trademark filing dates and trademarks purchased thereafter are expensed when acquired. The effect of changes in accounting for patents and trademarks were not material to the accompanying financial statements.

  Loans to Officers and Employees

     Principal plus accrued interest due from current and former employees, totaled approximately $161,000, $1.7 million, and $1.4 million at June 30, 1996, and 1997, and March 31, 1998, respectively, prior to reserves. Principal plus accrued interest due from officers totaled approximately $1.6 million, $9,000, and $159,000 at

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
June 30, 1996 and 1997, and March 31, 1998, respectively. The fair value of the notes held approximates the carrying value based on quoted market prices for loans with similar terms.

     Included within the amounts due from current and former employees at June 30, 1997 and March 31, 1998, and within the amounts due from officers at June 30, 1996, are four promissory notes totaling $1.6 million, prior to reserves, due from Collagen's former Chairman and Chief Executive Officer, Howard Palefsky. All such notes are subject to interest at the lower of 10% per annum or the prime rate. Two loans totaling $450,000 were forgiven on March 15, 1998 and two loans totaling $1.1 million are to be forgiven on March 15, 1999, but all notes are repayable immediately if Mr. Palefsky discontinues serving as a consultant to Cohesion prior to the loan forgiveness dates. Due to uncertainties regarding collection, loans to Mr. Palefsky were fully reserved as of June 30, 1997, and the associated expenses were recognized in fiscal 1997.

  Summary of Fair Values of Financial Instruments

     The table below summarizes the carrying value and fair value of Cohesion's financial instruments which are all held for purposes other than trading.


                                           JUNE 30,             JUNE 30,            MARCH 31,
                                             1996                 1997                 1998
                                      ------------------   ------------------   ------------------
                                      CARRYING    FAIR     CARRYING    FAIR     CARRYING    FAIR
                                       VALUE      VALUE     VALUE      VALUE     VALUE      VALUE
                                      --------   -------   --------   -------   --------   -------
                                                             (IN THOUSANDS)
              Assets:
Cash Equivalents and Short-term
  Investments (see Note 4)..........  $ 7,417    $ 7,417   $10,599    $10,599   $ 3,139    $ 3,139
Boston Scientific Stock (see Note
  5)................................   65,841     65,841    83,874     83,874    75,455     75,455
Innovasive Devices Stock (see Note
  6)................................    4,064      8,440     5,670      9,916     5,594      8,439
Non-public Equity Securities
  (see Notes 1 and 7)...............    3,707      3,707     4,371      4,371     4,260      4,260
Loans to Officers and Employees
  (see Note 1)......................    1,807      1,807         9          9       199        199
Equity Collar Instruments (See Note
  1)................................       --         --        --         --        --      1,562
Liabilities:
Borrowings under Line of Credit
  (see Note 8)......................  $ 5,000    $ 5,000   $    --    $    --   $    --    $    --


  Revenue Recognition

     Revenue from product sales is recognized at time of shipment, net of allowances for estimated future returns.

  Earnings Per Share

     Cohesion computes earnings per share in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). Per share data for each of the three years in the period ended June 30, 1997 and the nine months ended March 31, 1997 and 1998 has not been presented as no common shares are outstanding and such information would not be meaningful.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Concentration of Credit and Other Risk

     Cohesion sells its intermediate products (Vitrogen, Cell Prime, Zygen, Angiostat and other bulk collagen products) to various universities and institutions and its Collagraft(R) bone graft matrix implant and Collagraft(R) bone graft matrix strip ("Collagraft bone graft products") to Zimmer, Inc. ("Zimmer"), Cohesion's marketing partner for Collagraft bone graft products. Cohesion performs ongoing credit evaluations of its customers and generally does not require collateral. Cohesion maintains reserves for potential credit losses and such losses have been within management's expectations.

     Cohesion allows, on occasion, its customers to return product for credit, and also allows customers to return defective or damaged product for credit or replacement. Written authorization from Cohesion is required to return merchandise. Some domestic and foreign customers are subject to extended payment terms. These practices have not had a material effect on Cohesion's working capital.

     As of March 31, 1998, Cohesion held 1,117,860 shares of Boston Scientific common stock, valued at over $75 million (based on a market price of $67.50 per share on such date). The market price of Boston Scientific's common stock is highly volatile and, as a medical device manufacturer, Boston Scientific is subject to a number of the same factors affecting its operations as Cohesion, as well as additional factors not applicable to Cohesion. Any significant downward fluctuation in the market price for Boston Scientific common stock could adversely impact Cohesion's earnings (due to lower returns per share on sales of such stock) as well as the value of Cohesion's total assets as stated on its balance sheet (based on a lower carrying value for the Boston Scientific investment, which as of March 31, 1998, represented approximately 79% of the value of Cohesion's total assets).

     All of Cohesion's research and development activities, its corporate headquarters, and other critical business functions are located near major earthquake faults. In addition, all of Cohesion's products are manufactured and stored at Collagen's manufacturing and warehouse facility with Cohesion currently maintaining only limited amounts of finished product inventory at these facilities. Both facilities are located near major earthquake faults. While Cohesion has some limited protection in the form of disaster recovery programs and basic insurance coverage, Cohesion's operating results and financial condition would be materially adversely affected in the event of a major earthquake, fire or other similar calamity affecting these facilities.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," and Financial Accounting Standard No. 131 ("SFAS 131"), "Disclosures About Segments of an Enterprise and Related Information," which will be required to be adopted by Cohesion in fiscal 1999. Adoption of these statements is not expected to have a significant impact on Cohesion's consolidated financial position, results of operations or cash flows.

 2. CONTRACTUAL AGREEMENTS WITH COLLAGEN

     Cohesion has entered into supply, services, research and development, benefits, tax allocation, and distribution agreements with Collagen effective January 1, 1998. Under the Collagraft Supply Agreement, Collagen will supply Cohesion's requirements of Collagraft necessary for Cohesion to fulfill its obligations under its agreement with Zimmer at a price that is the greater of a percentage of the sales price or a defined multiplier of Collagen's cost. In accordance with the Collagen Supply Agreement, Collagen will supply

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 2. CONTRACTUAL AGREEMENTS WITH COLLAGEN (CONTINUED)
Cohesion products, intermediates and finished materials at a price equal to a multiplier of Collagen's cost. Under the Services Agreement, which is effective through June 30, 1999, Cohesion shall provide Collagen with services in the following areas: facilities, telephone, library, investor relations, research and development services (to the extent not provided for by the research and development agreement), and clinical and regulatory. Collagen shall provide Cohesion with certain services in the following areas: financial and tax services, health and welfare benefits administration and administration of the 401(k) Savings Plan, administrative, legal, regulatory, quality assurance, medical affairs, and manufacturing services. Under the Services Agreement with Collagen, Cohesion will use Collagen's computer systems until June 30, 1999. Subsequent to June 30, 1999, Cohesion may extend its Services Agreement with Collagen or elect to purchase its own computer systems. In accordance with the Recombinant Technology and Development License Agreement, Cohesion and Collagen will collaborate to develop recombinant human collagen and provide for cost sharing for the project until certain milestones are met. The Benefits Agreement provides for the continuation or replacement of benefits for the employees transferred to Cohesion and employees remaining with Collagen. The Tax Allocation Agreement provides that Collagen will be responsible for all taxes prior to the Distribution date and Cohesion will be responsible for all of its tax liabilities subsequent to that date. Under the Vitrogen International Distribution Agreement, Collagen International, Inc., a subsidiary of Collagen, shall act as Cohesion's distributor in Germany for Vitrogen.

 3. BALANCE SHEET INFORMATION

                                                              JUNE 30,
                                                          ----------------    MARCH 31,
                                                           1996      1997       1998
                                                          ------    ------    ---------
                                                                 (IN THOUSANDS)
Other current assets:
  Receivables from affiliates...........................  $1,482    $  331     $    91
  Other.................................................     358       611         358
                                                          ------    ------     -------
                                                          $1,840    $  942     $   449
                                                          ======    ======     =======
Property and equipment:
  Machinery and equipment...............................  $4,031    $4,733     $ 5,245
  Leasehold improvements................................   3,442     2,551       2,827
                                                          ------    ------     -------
                                                           7,473     7,284       8,072
  Less accumulated depreciation and amortization........  (5,936)   (5,718)     (6,068)
                                                          ------    ------     -------
                                                          $1,537    $1,566     $ 2,004
                                                          ======    ======     =======
Intangible assets:
  Patents and trademarks................................  $2,887    $2,464     $ 2,428
  Less amortization.....................................  (1,037)     (973)     (1,053)
                                                          ------    ------     -------
                                                          $1,850    $1,491     $ 1,375
                                                          ======    ======     =======
Accrued liabilities:
  Accrued liabilities -- research and development,
     general and administrative and other...............  $2,001    $1,283     $ 1,677
  Legal fees............................................     138        78          --
  Employee related liabilities..........................     154       155         193
                                                          ------    ------     -------
                                                          $2,293    $1,516     $ 1,870
                                                          ======    ======     =======

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 4. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The following is a summary of available-for-sale debt securities at amortized cost which approximates fair value.

                                                             JUNE 30,
                                                         -----------------    MARCH 31,
                                                          1996      1997        1998
                                                         ------    -------    ---------
                                                                 (IN THOUSANDS)
Cash Equivalents:
  Money market funds...................................  $1,887    $ 1,601     $    --
  Corporate obligations................................   4,514      8,906       3,123
  United States Government obligations.................   1,016         --          --
                                                         ------    -------     -------
                                                         $7,417    $10,507     $ 3,123
                                                         ======    =======     =======
Short-term investment:
  Corporate obligations................................  $   --    $    92     $    16
                                                         ======    =======     =======

     Cohesion uses amortized cost as the basis for recording gains and losses from securities transactions. Contractual maturities of the debt securities do not exceed one year at March 31, 1998.

 5. INVESTMENT IN BOSTON SCIENTIFIC CORPORATION (TARGET THERAPEUTICS, INC.)

     Cohesion's investment in Target Therapeutics, Inc. of Fremont, California ("Target") was accounted for under the equity method through November 1995. During December 1995, Cohesion's ownership interest in Target fell below 20%. Given that Cohesion did not have the ability to exercise significant influence, Cohesion began accounting for its investment in Target under the cost method beginning in December 1995. In fiscal 1996, Cohesion sold 1,792,000 shares of Target common stock for a pre-tax gain of approximately $85.8 million and in fiscal 1997, Cohesion sold 330,000 shares of Target common stock for a pre-tax gain of approximately $9.1 million.

     On January 20, 1997, Boston Scientific and Target jointly announced the signing of a definitive agreement to merge in a tax-free stock-for-stock transaction. On April 8, 1997, the merger was completed and, as a result, Cohesion received 1,365,200 shares of Boston Scientific common stock in exchange for Cohesion's 1,275,888 shares of Target common stock. Pursuant to the merger agreement, Cohesion was restricted from selling its shares of Boston Scientific common stock until the expiration of applicable pooling-of-interests restrictions, which occurred during the first quarter of fiscal 1998. During the nine months ended March 31, 1998, Cohesion sold 247,340 shares of Boston Scientific common stock for a pre-tax gain of approximately $13.7 million.

     Boston Scientific is a leading manufacturer of catheter-based devices that can be inserted through small body openings and are used in heart surgery and other operations. Boston Scientific common stock is quoted on the New York Stock Exchange under the symbol BSX. On March 31, 1998, the closing price of Boston Scientific common stock was $67.50 per share.

     Cohesion's shares of Boston Scientific common stock are classified as available-for-sale and have been recorded at the estimated fair value. The unrealized gains (estimated fair value less cost) on these available-for-sale securities have been reported as a separate component of stockholder's equity, net of tax. The

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 5. INVESTMENT IN BOSTON SCIENTIFIC CORPORATION (TARGET THERAPEUTICS, INC.) (CONTINUED) following is a summary of the aggregate estimated fair value, gross unrealized gains and amortized cost of the Company's investment in Boston Scientific common stock.

                                                    JUNE 30,
                                               ------------------    MARCH 31,
                                                1996       1997        1998
                                               -------    -------    ---------
                                                       (IN THOUSANDS)
Amortized Cost...............................  $ 7,432    $ 5,905     $ 4,835
Gross Unrealized Gains.......................   58,409     77,969      70,620
                                               -------    -------     -------
Estimated Fair Value.........................  $65,841    $83,874     $75,455
                                               =======    =======     =======

     To hedge against fluctuations in the market value of a portion (650,000 shares) of the Boston Scientific common stock, in August 1997, Cohesion entered into costless collar instruments that expire quarterly from August 1998 through May 2001 and will require settlement in cash. The fair value of the purchased puts and the written calls were determined based on quoted market prices at year end. At March 31, 1998, the notional amount of the put and call options were $41.2 million and $64.1 million, respectively. The fair value of the equity collars at March 31, 1998 was $1.6 million.

 6. INVESTMENT IN INNOVASIVE DEVICES, INC.

     In October 1995, Cohesion purchased approximately 844,000 shares of common stock, representing approximately 9% of the outstanding capital stock of Innovasive Devices for $4.1 million and entered into a collaborative product development agreement (the "Development Agreement"). Innovasive Devices develops, manufactures and markets tissue and bone reattachment systems which are particularly relevant to the sports medicine and arthroscopy segments of the orthopaedic surgery market. Cohesion pursuant to the intercompany agreements, assumed Collagen's relationship and obligations with Innovasive Devices. Cohesion and Innovasive Devices are collaborating to develop certain resorbable mechanical tissue-fixation devices utilizing collagen-based biomaterials for applications in orthopaedic tissue repairs. Pursuant to the terms of the Development Agreement, Cohesion is performing development activities in accordance with a project plan and Innovasive Devices is reimbursing Cohesion for such activities in accordance with the project budget. Accordingly, over the next several years, the collaboration will require Cohesion's expertise with collagen-based biomaterials and a small percentage of Cohesion's research and development expenditures. In the event that marketable products are developed as a result of this collaboration, Cohesion will have the right (but no obligation) to manufacture such products.

     Prior to October 1996, Cohesion's 844,000 shares of common stock of Innovasive Devices were valued at cost or $4.1 million due to restrictions which prevented the sale of any of Cohesion's shares of common stock of Innovasive Devices. At March 31, 1998, restrictions were no longer applicable on 295,000 shares of common stock which Cohesion held in Innovasive Devices. Cohesion carries the portion of its investment in Innovasive Devices which can be sold within one year, as an available-for-sale investment at market value, or $2.9 million at March 31, 1998, reflecting an unrealized gain of $1.5 million ($2.9 million estimated fair value less $1.4 million cost), which has been included in a separate component of stockholder's and parent company equity, net of tax. The remaining 549,000 restricted shares of common stock continued to be valued at cost of $2.7 million. The investment in Innovasive is included in "other investments and assets" in the accompanying balance sheets.

     During fiscal 1996 and 1997 and the nine months ended March 31, 1998, Cohesion did not sell any of its shares of common stock of Innovasive Devices. Innovasive Devices' common stock is quoted on The Nasdaq

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 6. INVESTMENT IN INNOVASIVE DEVICES, INC. (CONTINUED)
Stock Market under the symbol IDEA. The closing price of Innovasive Devices' common stock at March 31, 1998, was $10.00 per share. At March 31, 1998, Cohesion held approximately a 9% ownership position in Innovasive Devices.

 7. ACQUISITIONS OF COHESION CORPORATION

     Collagen increased its ownership position in Cohesion Corporation of Palo Alto, California from approximately 40% to 81% in May 1996 and from 81% to approximately 99% in December 1997. Cohesion Corporation is a privately-held company developing novel biomaterials with superior performance characteristics in the area of hemostats, biosealants, and adhesion prevention barriers for surgical applications. In connection with Collagen's May 1996 and December 1997 investments and purchases of Cohesion Corporation shares, substantially all of the $3.0 million and $10.5 million purchase prices, respectively, were allocated to in-process research and development, which was expensed at the time of the purchases. The $10.5 million December 1997 purchase price includes $3.8 million of cash compensation amounts associated with the purchase of certain vested employee stock options, which amounts were expensed in accordance with Accounting Principles Board Opinion No. 25. After consideration of the amounts allocated to in-process technology, there was no excess of purchase price over the fair value of the net assets acquired and no goodwill was recorded.

     Cohesion determined the amounts to be allocated to in-process technology for Cohesion Corporation based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. Cohesion concluded that the in-process technology had no alternative future use after taking into consideration the potential for both usage of the technology in different products and for resale of the technology. Such studies are still preliminary and are subject to revision. At March 31, 1998, there were additional unvested options outstanding providing for the purchase of the remaining shares of Cohesion Corporation common stock. Cohesion is determining the future activity, if any, it will take with respect to these options (see
Note 14, "Subsequent Events")

     The unaudited pro forma results of operations of Cohesion assuming the acquisitions of Cohesion Corporation shares occurred on July 1, 1995, on the basis described above with all material intercompany transactions eliminated, are as follows (in thousands):

                                                                                NINE MONTHS ENDED
                                                       YEARS ENDED JUNE 30,         MARCH 31,
                                                       --------------------     -----------------
                                                         1996        1997        1997       1998
                                                       --------     -------     -------     -----
Net income (loss)....................................  $41,275      $4,314      $(3,116)    $(481)

     The unaudited pro forma net income (loss) amounts above do not include the charges for in-process research and development aggregating $13.5 million arising from the acquisitions of shares of Cohesion Corporation. The unaudited pro forma information is not necessarily indicative of the actual results of operations had the transaction occurred at the beginning of the periods indicated, nor should it be used to project Cohesion's results of operations for any future dates or periods.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 8. COMMITMENTS

  Minimum lease payments

     Future minimum lease payments under noncancelable operating leases at June 30, 1997 are as follows (in thousands for years ended June 30):

1998........................................................  $  988
1999........................................................     982
2000........................................................     560
2001........................................................     558
2002........................................................     558
Thereafter..................................................   1,347
                                                              ------
          Total minimum lease payments......................  $4,993
                                                              ======

     Rental expense was $833,000, $948,000, $722,000, $542,000 and $567,000 in
fiscal 1995, 1996, and 1997 and for the nine months ended March 31, 1997 and 1998, respectively.

  Revolving Line of Credit Agreement

     In November 1994, Collagen entered into a $7.0 million revolving line of credit with a bank, secured by shares of Target common stock. The terms of this facility contained certain financial covenants. In December 1995, the $7 million revolving line of credit was increased to $15.0 million. During fiscal 1996, $5.0 million was borrowed under this agreement. In June 1997, Collagen repaid the outstanding balance and canceled the revolving line of credit agreement prior to its expiration date of November 15, 1997. Interest associated with this agreement was, at Collagen's option, based on either the prime rate plus 1/2% or the Eurodollar rate plus the lesser of 1 1/4% or the Alternate LIBOR applicable margin. Interest was payable monthly. Additionally, Collagen was required to pay, on a quarterly basis, a commitment fee of 3/8 of 1% per annum of the unused portion. The weighted average interest rate was 8.1% on the outstanding short-term borrowings at June 30, 1996. The fair value of the borrowings at June 30, 1996 of $5.0 million approximates fair value based on quoted market prices for similar loans. The revolving line of credit was allocated to Cohesion because the credit facility was secured by shares of Target common stock, which were also allocated to Cohesion.

  Bonus Agreement

     In February 1996, Collagen entered into a cash bonus agreement with Collagen's Chairman and Chief Executive Officer whereby cash bonuses in the amounts of $325,000, $305,000, $285,000, $265,000 and $245,000 would be paid to him on February 13 of each of the following five years beginning in 1997, providing that he continued to serve Collagen on the applicable payment date. On February 10, 1997, Mr. Palefsky resigned as Chief Executive Officer and subsequently resigned as Chairman of the Board of Directors on June 20, 1997, and as a result, the February 13, 1997 payment and future payments were not required to be paid under this bonus agreement. The bonus agreement was replaced by the officer separation agreement. Under the officer separation agreement, Mr. Palefsky will continue to serve as a consultant to Cohesion during the next two years and as a result, Cohesion will make payments to Mr. Palefsky during fiscal 1998 and fiscal 1999 totaling $575,000 and $233,000, respectively. These future payments will be expensed as the services are provided.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

 9. LEGAL MATTERS

     In May 1997, Collagen settled its lawsuit with Matrix, which had been pending since December 1994. The lawsuit involved Collagen's claims of trade secret misappropriation against Matrix and two former Collagen employees hired by Matrix in 1992, as well as cross-complaints against Collagen by Matrix and the two employees for defamation and violation of state unfair competition law.

     Collagen granted Matrix a nonexclusive license to certain intellectual property (which was transferred to Cohesion effective January 1, 1998) for certain nonmonetary consideration. The lawsuit was settled and dismissed with prejudice. All claims by and against all parties have been released.

     Cohesion is involved in other legal actions arising in the ordinary course of business. While the outcome of such matters is currently not determinable, it is management's opinion that these matters will not have a material adverse effect on Cohesion's consolidated financial position or results of its operations.

10. STOCKHOLDER'S AND PARENT COMPANY EQUITY

  Preferred Stock

     Cohesion has authorized 5,000,000 shares of preferred stock with a par value of $0.001 per share. Each share of preferred stock is convertible into one share of common stock at the option of the holder. Additionally, the preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which Cohesion receives at least $10,000,000 in gross proceeds.

     Preferred stockholders are entitled to noncumulative dividends at an annual rate of $0.10 per share. Dividends will be paid only when declared by the Board of Directors out of legally available funds. No dividends have been declared as of March 31, 1998.

     Preferred stockholders are entitled to a liquidation preference of $1.00 per share plus all declared and unpaid dividends. If, upon liquidation, the assets of Cohesion are insufficient to permit the payment to the preferred stockholders of the full liquidation preference, the assets of Cohesion will be distributed ratably among the preferred stockholders. If the assets are more than sufficient to pay the full preferences, then, following the payment of the full preferences, the remaining assets of Cohesion shall be distributed ratably to any holders of common stock.

  Stock Options

     Each employee (including officers), consultant, and non-employee director of Collagen or any subsidiary of Collagen who, immediately prior to the Distribution date, holds a vested Collagen stock option will, in connection with the Distribution, receive two new options in replacement of the original vested Collagen stock option, one to acquire shares of Collagen's common stock and the other to acquire shares of Cohesion's common stock. Each new option will give the holder the right to purchase a number of shares equal to the number of shares in the original option.

     Each employee (including officers), consultant, and non-employee director of Collagen or any subsidiary of Collagen who, immediately prior to the Distribution date, holds an unvested Collagen stock option will, in connection with the Distribution, receive a new option in replacement of the unvested Collagen stock option to acquire the same number of shares of common stock of the entity (Collagen or Cohesion) for which such optionee shall be employed or retained as a consultant or non-employee director following the Distribution.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

10. STOCKHOLDER'S AND PARENT COMPANY EQUITY (CONTINUED)
     Cohesion expects that the replacement options described in the two preceding paragraphs will result in the issuance of options for the purchase of an aggregate of approximately 1.1 million shares of common stock. The exercise price of each new option will be determined in accordance with Emerging Issues Task Force Issue 90-9 as to be agreed upon by Collagen's Board and the Cohesion Board (or any committee thereof) after consultation with legal and accounting advisors. The exercise price of each new option is expected to generally preserve any spread between the exercise price of the replaced option and the fair market value of Collagen's stock on the Distribution date. The exercise price, as adjusted in light of the above considerations, is not intended to result in any compensation expense to Collagen or Cohesion. At the option of Collagen's or the Cohesion Board, out-of-the-money options may be treated differently.

  Stock Purchase Plan

     The Board of Directors of Collagen has designated Cohesion and each of Cohesion's subsidiaries as a designated subsidiary under the Collagen Employee Stock Purchase Plan ("ESPP") as of January 1, 1998. The Collagen ESPP and the offering period that commenced on January 1, 1998 under the Collagen ESPP will terminate one week prior to the record date for the Distribution and all employee contributions through such date will be used to purchase shares of Collagen common stock. As of that date, Collagen and Cohesion expect to have adopted new employee stock purchase plans having such terms as are approved by the respective Board of Directors, and the initial offering periods under each such plan shall commence on or shortly after the Distribution date (see Note 14, "Subsequent Events").

  Subsidiary Stock Information

  Stock Options

     In April 1996, the Board of Directors of Cohesion Corporation approved the adoption of the 1996 Cohesion Corporation Stock Option Plan which authorized the issuance of 475,000 shares of Cohesion Corporation common stock under the plan. In May 1997, the Board of Directors of Cohesion Corporation authorized the issuance of an additional 300,000 shares of Cohesion Corporation stock under the plan. The Board of Directors of Cohesion Corporation may grant incentive stock options or non-statutory stock options to officers, directors, key employees and consultants to purchase Cohesion Corporation's common stock. The options are granted at no less than the fair market value at the dates of grant and generally expire after ten years. Incentive stock options have a one-year cliff period, at which time 25% of the options become vested with monthly vesting thereafter, not to exceed a four-year vesting period from the vesting commencement date. Non-statutory stock options become exercisable on a monthly basis over a three-year period from the date of grant. The shares issued under the plan are not convertible into shares of Cohesion, and Cohesion does not have repurchase rights with respect to such shares (see Note 14, "Subsequent Events").

     At March 31, 1998, the total number of shares of common stock reserved for issuance under Cohesion Corporation's Stock Option Plan was 775,000.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

10. STOCKHOLDER'S AND PARENT COMPANY EQUITY (CONTINUED)
     Stock option activities under the Cohesion Corporation Stock Option Plan were as follows:

                                                                                     WEIGHTED
                                                                                      AVERAGE
                                                                                     EXERCISE      NUMBER
                                                  NUMBER     OPTION EXERCISE PRICE   PRICE PER    OF SHARES
                                                 OF SHARES      RANGE PER SHARE        SHARE     EXERCISABLE
                                                 ---------   ---------------------   ---------   -----------
Outstanding at May 1, and June 30, 1996........   307,000        $0.20 - $0.20         $0.20        39,146
Granted........................................   133,000        0.70 -  0.70           0.70
                                                 --------        ------------          -----
Outstanding at June 30, 1997...................   440,000        0.20 -  0.70           0.35       132,174
Granted........................................   154,000        0.70 -  0.70           0.70
Exercised......................................  (177,828)       0.20 -  0.70           0.23
Forfeitures or expired.........................   (38,437)       0.20 -  0.70           0.57
                                                 --------        ------------          -----
Outstanding at March 31, 1998..................   377,735        $0.20 - $0.70         $0.55       219,071
                                                 ========        ============          =====
Available for grant at March 31, 1998..........   219,437
                                                 ========

  Stock Compensation

     Cohesion and Cohesion Corporation have elected to follow Accounting Principles Board Statement No. 25 ("APB No. 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") requires the use of option valuation models that were not developed for use in valuing employees stock options. Under APB No. 25, because the exercise price of the employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is generally recognized.

     Pro forma information regarding net income is required by SFAS 123 and determined as if Cohesion and its subsidiaries had accounted for the Cohesion Corporation employee stock options granted subsequent to Cohesion's acquisition of a majority ownership in Cohesion Corporation in May 1996 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the multiple-option approach, with the following weighted-average assumptions for 1996 and 1997: risk-free interest rate of 5.38% and 6.05%, respectively; volatility factor of the expected market price of Cohesion Corporation's Common Stock of 0.43 and 0.49, respectively; no dividend payments; and a weighted-average expected life of the options of 5 years and 5.5 years, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the employee stock options.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

10. STOCKHOLDER'S AND PARENT COMPANY EQUITY (CONTINUED)
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro forma net income over the options' vesting period. Cohesion's pro forma information follows (in thousands):

                                                            YEARS ENDED JUNE 30,
                                                            ---------------------
                                                              1996         1997
                                                            ---------    --------
Pro forma net income......................................   $38,674      $4,973

     Because SFAS 123 is applicable only to options granted subsequent to May 1996, its pro forma effect will not be fully reflected until 1998. In addition, such information does not include the effects of the options of Cohesion to be issued in replacement of existing Collagen stock options in connection with the expected Distribution of Cohesion.

     The following table summarizes information about Cohesion Corporation stock options outstanding at June 30, 1997:

                    OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
-----------------------------------------------------------   -------------------------------
                                                 WEIGHTED
                                                  AVERAGE         NUMBER
                                  WEIGHTED       REMAINING    EXERCISABLE AS      WEIGHTED
   RANGE OF        NUMBER         AVERAGE       CONTRACTUAL    OF JUNE 30,        AVERAGE
EXERCISE PRICES  OUTSTANDING   EXERCISE PRICE      LIFE            1997        EXERCISE PRICE
---------------  -----------   --------------   -----------   --------------   --------------
          $0.20    307,000         $0.20           8.76          126,896           $0.20
           0.70    133,000          0.70           9.53            5,278            0.70
                   -------         -----           ----          -------           -----
  $0.20 - $0.70    440,000         $0.35           9.00          132,174           $0.22
                   =======         =====           ====          =======           =====

     The weighted-average fair value of options granted during the years ended June 30, 1996 and 1997 were $.10 and $.33 per share, respectively.

11. INTERNATIONAL SALES, MAJOR CUSTOMER, AND PRODUCTS

     Export sales, which were in European countries only, were $25,000 in fiscal 1995, $83,000 in fiscal 1996, $124,000 in fiscal 1997 and $117,000 and $83,000 in the nine months ended March 31, 1997 and 1998, respectively.

     During fiscal years 1995, 1996, 1997 and the nine months ended March 31, 1997 and 1998, Cohesion realized product sales from its marketing partner, Zimmer, of $3.0 million, $3.1 million, $1.9 million, $1.6 million and $1.1 million, respectively, which represented 85%, 86%, 77%, 78% and 74% of product sales. Zimmer has exclusive marketing rights for Collagraft bone graft products in the United States and Asia.

12. INCOME TAXES

     Cohesion uses the liability method of accounting for income taxes required by SFAS No. 109. The provision was prepared on the basis that Cohesion filed separate tax returns in each year.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

12. INCOME TAXES (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Cohesion's deferred tax assets and liabilities as of June 30, 1996 and 1997 are presented below (in thousands):

                                                                   JUNE 30,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
Deferred tax liabilities:
  Unrealized gain on Boston Scientific (Target) stock.......  $23,860    $32,507
  Investments...............................................    3,154      2,507
  Intangible assets.........................................       64         38
  Property, plant & equipment...............................       13         --
                                                              -------    -------
          Total deferred tax liabilities....................   27,091     35,052
                                                              -------    -------
Deferred tax assets:
  Equity in losses of affiliates............................    3,336      3,190
  State income taxes........................................    2,523      1,306
  Non-deductible accruals...................................    1,000      1,127
  Other.....................................................       95        175
  Valuation allowance.......................................   (3,301)    (3,157)
                                                              -------    -------
          Total deferred tax assets.........................    3,653      2,641
                                                              -------    -------
          Net deferred tax liabilities......................  $23,438    $32,411
                                                              =======    =======

     The valuation allowance increased by $685,000 and $2.1 million in fiscal 1995 and fiscal 1996, respectively and decreased by $144,000 in fiscal 1997. Significant components of the provision for income taxes are as follows (in thousands):

                                                              YEARS ENDED JUNE 30,
                                                           --------------------------
                                                           1995      1996       1997
                                                           -----    -------    ------
Current:
  Federal................................................  $(176)   $31,085    $1,981
  State..................................................    422      8,141       875
                                                           -----    -------    ------
          Total current..................................    246     39,226     2,856
                                                           -----    -------    ------
Deferred:
  Federal................................................     --     (6,732)      203
  State..................................................    307       (776)      103
                                                           -----    -------    ------
          Total deferred.................................    307     (7,508)      306
                                                           -----    -------    ------
                                                           $ 553    $31,718    $3,162
                                                           =====    =======    ======

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
 (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 AND
                                     AS OF
                          MARCH 31, 1998 IS UNAUDITED)

12. INCOME TAXES (CONTINUED)
     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows (in thousands):

                                                               YEARS ENDED JUNE 30,
                                                            --------------------------
                                                            1995      1996       1997
                                                            -----    -------    ------
Income (loss) before income taxes.........................  $(348)   $70,365    $7,476
                                                            =====    =======    ======
Expected tax at 35% or 34%................................  $(118)   $24,628    $2,617
State income tax, net of federal benefit..................     93      4,002       725
In-process research and development.......................     --      1,050        --
Equity in losses of affiliates............................    728      1,863      (278)
Benefit from favorable tax settlement.....................   (163)        --        --
Other.....................................................     13        175        98
                                                            -----    -------    ------
                                                            $ 553    $31,718    $3,162
                                                            =====    =======    ======

13. STATEMENTS OF CASH FLOWS

     Supplemental disclosure of cash flow information (in thousands):

                                                                           NINE MONTHS
                                                                              ENDED
                                              YEARS ENDED JUNE 30,          MARCH 31,
                                           ---------------------------    --------------
                                            1995      1996       1997      1997     1998
                                           ------    -------    ------    ------    ----
Cash paid during the year for:
  Interest...............................  $2,113    $ 2,532    $  377    $  288    $--
  Income taxes (net of refunds)..........      --     36,763     2,370     2,350     --

14. SUBSEQUENT EVENTS (UNAUDITED)

     In April 1998, Cohesion's Board adopted, and Collagen, as the sole stockholder of Cohesion approved, Cohesion's 1998 Stock Option Plan, the 1998 Employee Stock Purchase Plan and the Directors' Stock Option Plan and reserved 2,607,000 shares, 250,000 shares and 268,000 shares of common stock, respectively, for issuance thereunder.

     Following the Distribution and approval by Cohesion's Board of Directors, Cohesion anticipates offering to exchange or substitute the outstanding options of Cohesion Corporation for options to acquire approximately 620,000 shares of the common stock of Cohesion. The new options are expected to have an exercise price substantially less than the fair market value of Cohesion's shares at the time of such exchange, based on an assumed exchange ratio of 1.67 to 1 as anticipated and to be determined by the Board of Directors. Assuming such offers are accepted by the Cohesion Corporation option holders and assuming an expected fair value of $10.00 per share at the date of the exchange, Cohesion expects to record a non-cash compensation expense of approximately $1.5 million at the date of the exchange in connection with vested options and an additional $4.5 million of deferred compensation to be amortized during the next three fiscal years.

                          COHESION TECHNOLOGIES, INC.
                       DESCRIPTION OF UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The terms of the Distribution are described in "The Distribution -- Manner of Effecting the Distribution" included elsewhere in this Information Statement.

     The unaudited pro forma balance sheet as of March 31, 1998, and the unaudited pro forma statements of operations for the year ended June 30, 1997, and the nine months ended March 31, 1998, and the related explanatory notes are presented to show the effects of the Distribution and activities under the Collagraft Supply Agreement and the Research and Development Agreement on the financial position and results of operations of Cohesion Technologies, Inc., assuming that the Distribution occurred on March 31, 1998, for purposes of the balance sheet and that the provisions of these agreements had been in place as of July 1, 1996, for the purposes of the statements of operations. The pro forma financial information is not necessarily indicative of the actual results that would have occurred had the contribution by Collagen and the Distribution occurred on these dates or of the future results of operations and financial position of Cohesion Technologies, Inc.

     The pro forma financial information gives effect to the adjustments set forth in the notes thereto. Management believes that the assumptions used in preparing the pro forma financial information provide a reasonable basis for presenting all of the significant effects of the Distribution and related agreements, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the pro forma financial information.

     This pro forma financial information should be read in conjunction with the separate historical consolidated financial statements of Cohesion included elsewhere in this Information Statement.

                          COHESION TECHNOLOGIES, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             ----------    -----------    ---------
ASSETS
Current Assets:
  Cash and cash equivalents................................   $ 3,632        $    --       $ 3,632
  Short-term investments...................................        16             --            16
  Accounts receivable, less allowance for doubtful accounts
     of $3.................................................       183             --           183
  Inventories..............................................        39             --            39
  Current deferred taxes...................................       875             --           875
  Other current assets.....................................       449             --           449
                                                              -------        -------       -------
          Total current assets.............................     5,194             --         5,194
Property and equipment, net................................     2,004             --         2,004
Intangible assets, net.....................................     1,375             --         1,375
Investment in Boston Scientific Corporation................    75,455             --        75,455
Other investments..........................................     9,854             --         9,854
Long-term deferred taxes...................................     1,396             --         1,396
Loans to officers and employees............................       199             --           199
Other assets...............................................       100             --           100
                                                              -------        -------       -------
                                                              $95,577        $    --       $95,577
                                                              =======        =======       =======
LIABILITIES AND STOCKHOLDER'S AND PARENT COMPANY EQUITY
Current liabilities:
  Accounts payable.........................................   $   449        $    --       $   449
  Accrued compensation.....................................       945             --           945
  Accrued liabilities......................................     1,870             --         1,870
  Income taxes payable.....................................       300             --           300
  Payable due from Collagen................................       317             --           317
                                                              -------        -------       -------
          Total current liabilities........................     3,881             --         3,881
Long-term liabilities:
  Deferred income taxes....................................    32,087             --        32,087
  Other long-term liabilities..............................        36             --            36
                                                              -------        -------       -------
          Total long-term liabilities......................    32,123             --        32,123
Commitments and contingencies
Stockholder's and parent company equity:
  Preferred stock; $0.001 par value; 10 shares outstanding
     historical and no shares outstanding pro forma........        --             --            --
  Common stock; $0.001 par value; no shares outstanding
     historical and 8,951,227 shares outstanding pro
     forma.................................................        --              9(1)          9
  Additional paid-in capital...............................     9,621          7,137(1)     16,758
  Parent company equity....................................     7,146         (7,146)(1)        --
  Unrealized gain on available-for-sale investments........    42,806             --        42,806
                                                              -------        -------       -------
          Total stockholder's and parent company equity....    59,573             --        59,573
                                                              -------        -------       -------
                                                              $95,577        $    --       $95,577
                                                              =======        =======       =======

The accompanying Notes to Unaudited Pro Forma Consolidated Financial Information
                   are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            YEAR ENDED JUNE 30, 1997           NINE MONTHS ENDED MARCH 31, 1998
                                      ------------------------------------   -------------------------------------
                                                    PRO FORMA                              PRO FORMA
                                      HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS    PRO FORMA
                                      ----------   -----------   ---------   ----------   -----------    ---------
Revenue -- product sales............   $  2,527      $    --     $  2,527     $  1,472      $    --      $  1,472
Costs and expenses:
  Cost of sales.....................      2,105         (589)(2)    1,516          816           48(2)        864
  Research and development..........      9,627       (1,313)(3)    8,314       11,309       (1,015)(3)    10,294
  General and administrative........      7,153           --        7,153        3,820           --         3,820
  Purchased in-process research and
     development....................         --           --           --       10,530           --        10,530
                                       --------      -------     --------     --------      -------      --------
     Total costs and expenses.......     18,885       (1,902)      16,983       26,475         (967)       25,508
                                       --------      -------     --------     --------      -------      --------
Loss from operations................    (16,358)       1,902      (14,456)     (25,003)         967       (24,036)
Other income (expense):
  Net gain on investments,
     principally Boston Scientific
     Corporation....................      9,063           --        9,063       13,739           --        13,739
  Net gain on sale of investment in
     Prograft Medical, Inc..........     15,395           --       15,395           --           --            --
  Equity in losses of other
     affiliates.....................       (813)          --         (813)          (9)          --            (9)
  Interest income...................        566           --          566          262           --           262
  Interest expense..................       (377)          --         (377)          --           --            --
                                       --------      -------     --------     --------      -------      --------
Income (loss) before provision for
  income taxes and minority
  interest..........................      7,476        1,902        9,378      (11,011)         967       (10,044)
Provision for income taxes..........      3,162          723(4)     3,885           --           --(4)         --
Minority interest...................       (667)          --         (667)          --           --            --
                                       --------      -------     --------     --------      -------      --------
Net income (loss)...................   $  4,981      $ 1,179     $  6,160     $(11,011)     $   967      $(10,044)
                                       ========      =======     ========     ========      =======      ========
Basic net income (loss) per
  share(5)..........................                             $   0.70                                $  (1.13)
                                                                 ========                                ========
Diluted net income (loss) per
  share(5)..........................                             $   0.69                                $  (1.13)
                                                                 ========                                ========
Shares used in calculating basic net
  income (loss) per share(5)........                                8,804                                   8,901
                                                                 ========                                ========
Shares used in calculating diluted
  net income (loss) per share(5)....                                8,930                                   8,901
                                                                 ========                                ========

The accompanying Notes to Unaudited Pro Forma Consolidated Financial Information
                   are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.
                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The pro forma information presented is theoretical in nature and not necessarily indicative of the future results of operations or financial position of Cohesion Technologies, Inc. ("Cohesion") or the results of operations and financial position which would have resulted had Cohesion been a stand-alone company during the periods presented. The pro forma financial information reflect the effects of the Distribution and the Collagraft Supply Agreement and the Research and Development Agreement between Collagen Corporation and Cohesion.

PRO FORMA BALANCE SHEET ADJUSTMENTS

1. STOCKHOLDER'S EQUITY

     These adjustments have been made as if the Distribution had occurred as of March 31, 1998. The pro forma number of shares outstanding assumes a one-for-one share distribution in connection with the Distribution.

PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS

2. COST OF SALES

     This adjustment has been made to cost of sales to reflect the pricing under the Supply agreements between Cohesion and Collagen as if such prospective arrangements had been in place during the periods presented.

3. RESEARCH AND DEVELOPMENT

     This adjustment has been made to research and development expense to reflect the reimbursement of project costs under the Recombinant Technology and Development License agreement between Cohesion and Collagen as if such prospective arrangements had been in place during the periods presented.

4. INCOME TAXES

     This adjustment reflects the necessary change in the income tax provision that would occur if the Distribution had occurred on July 1, 1996, considering all pro forma adjustments as described above. Such pro forma change was insignificant for the nine months ended March 31, 1998.

5. NET INCOME (LOSS) PER SHARE

     Pro forma share and per share data has been presented for the year ended June 30, 1997 and the nine months ended March 31, 1998 assuming the distribution of shares of Cohesion common stock to Collagen's stockholders based on the number of Collagen common shares and common equivalent shares outstanding for those periods, assuming a one-for-one exchange ratio in the distribution.


SUBSEQUENT EVENTS



6. COMMON STOCK OPTIONS



     On or shortly after the Distribution, Cohesion anticipates having options outstanding to purchase an aggregate of approximately 2,477,000 shares of its common stock under its stock option plans, as a result of (i) the restructure and exchange of options to purchase shares of Collagen common stock held by former employees and directors of Collagen, expected to result in options for the purchase of an approximate

1.1 million shares of Cohesion common stock, (ii) offers Cohesion may make to exchange options held by former employees and directors of Cohesion Corporation for options to purchase approximately 620,000 shares of Cohesion common stock, and (iii) new option grants to purchase approximately 730,000 shares of Cohesion common stock to employees and directors of Cohesion. No final determination has been made with respect to the offer to exchange the Cohesion Corporation options, or the number of new Cohesion option grants which may be undertaken by the Board of Directors of Cohesion.



     Assuming the offers to exchange the Cohesion Corporation stock options are accepted by the option holders, and assuming a fair value of $10.00 per share for the Cohesion common stock at the date of the exchange, Cohesion expects to record a non-cash compensation expense of approximately $1.5 million at the date of the exchange in connection with vested options and an additional $4.5 million of deferred compensation to be amortized during the next three fiscal years over the vesting period of the options. Such compensation expense, as determined in accordance with Accounting Principles Board Opinion No. 25, represents the difference between the assumed fair value of the Cohesion common stock of $10.00 per share and the exercise prices of the exchanged options, which are expected to remain equal to the exercise prices of the Cohesion Corporation stock options.



     No compensation expense is expected to be recognized in connection with the options to be issued in connection with the restructure and exchange of the approximate 1.1 million options to purchase shares of Collagen common stock held by former employees and directors of Collagen. The exercise price of each such replacement option will be determined in accordance with Emerging Issues Task Force Issue 90-9, which requires that the aggregate intrinsic value of the options after the exchange is not greater than before the exchange, and the ratio of the exercise price per option to the market value per share is not reduced. No compensation expense is expected to be recognized in connection with the new options to purchase an approximate 730,000 shares of Cohesion common stock, because the exercise price(s) of such options will not be less than the fair market value of the common stock on the date(s) of grant.



     Although Cohesion will account for the new options to purchase approximately 730,000 shares of its common stock under Accounting Principles Board Statement No. 25, it will also be required to disclose certain pro forma information under Statement of Financial Accounting Standards No. 123 as if Cohesion had accounted for its employee options under the fair value method of that statement. Cohesion estimates that such pro forma compensation expense associated with the new options to purchase 730,000 shares of its common stock will be approximately $0.8 million on an annual basis during the expected four year vesting period of such options. Assuming a fair market value of $10.00 per share for the Cohesion common stock at the date of grant, the fair value of these options was estimated using a Black-Scholes option pricing model for the multiple-option approach, with the following weighted-average assumptions: risk-free interest rate of 6.34%, volatility factor of the expected market price for the common stock of 43%, no dividend payments, and a weighted-average expected life of the option of 4.0 years.

                       APPENDIX - DESCRIPTION OF GRAPHICS

                               INSIDE FRONT COVER

DESCRIPTION:

         Photo of CoStasis product being administered

         Photo of sternal edge with caption "Before Use of CoStasis Hemostat"

         Photo of sternal edge with caption "After Use of CoStasis Hemostat"

TEXT:

         CoStasis(TM) Surgical Hemostat

         CoStasis surgical hemostat is a sprayable liquid for use in surgical procedures to control diffuse bleeding from capillaries, venules, and arterioles. This type of bleeding is particularly problematic in orthopedic, cardiovascular, general, and hepatic surgeries.

         CoStasis is applied directly to the bleeding site in conjunction with the patient's own plasma. The technology incorporates the hemostatic advantages of collagen, fibrinogen and thrombin.

         CoStasis can offer distinct advantages over fibrin sealants and other currently available products in the United States, including faster hemostasis, enhanced product safety and improved preparation, handling and general performance characteristics.

         Preclinical data demonstrate that CoStasis can be highly effective in the control of bleeding from a variety of tissue sites. Cohesion Technologies has received an Investigational Device Exemption from the FDA and has commenced U.S. pivotal trials of CoStasis.

         The Company's product candidates are under development and have not received FDA approval for sale in the United States or approval by international regulatory agencies for sale in international markets. Approval by the FDA and international regulatory agencies could take several years and there can be no assurance that such approval will ever be obtained, or if obtained, that any or all of the Company's product candidates will achieve market acceptance. See "Risk Factors - Governmental Regulation" and "Business - Government Regulation."



                                    PAGE 45


DESCRIPTION:

         Illustration of CoStasis application device

TEXT:

         CoStasis Delivery System



DESCRIPTION:

         Illustration of CellPaker(TM) plasma processing system

TEXT:

         CellPaker System




                               INSIDE BACK COVER

DESCRIPTION:

         Photo of CoSeal product being administered

         Photo of suture hole bleeding with caption "Before Use of CoSeal Surgical Sealant"

         Photo of suture hole closed with caption "After Use of CoSeal Surgical Sealant"

TEXT:

                          CoSeal(TM) Surgical Sealant

         CoSeal Surgical Sealant is a synthetic hydrogel designed to polymerize at the site of application.

         CoSeal is based on proprietary PEG polymer technology, which is designed to bond strongly and rapidly to the patient's own tissue to prevent leakage of fluids, solids or gases from the surgical or trauma site.

         Cohesion Technologies expects to begin clinical trials of CoSeal in in the second half of 1998.

         CoSeal can offer distinct advantages over current procedures, including complete resorbability, improved elasticity, sealing strength, general tissue adherence and greater ease of application.

         The Company's product candidates are under development and have not received FDA approval for sale in the United States or approval by international regulatory agencies for sale in international markets. Approval by the FDA and international regulatory agencies could take several years and there can be no assurance that such approval will ever be obtained, or if obtained, that any or all of the Company's product candidates will achieve market acceptance. See "Risk Factors - Governmental Regulation" and "Business - Government Regulation."

                                 EXHIBIT INDEX


NUMBER     NOTES                            DESCRIPTION
-------   -------   ------------------------------------------------------------
     2.1  (2)(12)   Separation and Distribution Agreement dated January 1, 1998, between the Company and Collagen Corporation.
     3.1  *         Amended and Restated Certificate of Incorporation of the
                    Company.
     3.2  *         Bylaws of the Company.
     4.1  *         Specimen Stock Certificate.
    10.1  (2)(13)   Collagraft Supply Agreement dated January 1, 1998, between the Company and Collagen Corporation.
    10.2  (2)(14)   Collagen Supply Agreement dated January 1, 1998, between the
                    Company and Collagen Corporation.
    10.3  (2)(15)   Assignment and License Agreement dated January 1, 1998,
                    between the Company and Collagen Corporation.
    10.4  (2)(16)   Recombinant Technology Development and License Agreement
                    dated January 1, 1998, between the Company and Collagen
                    Corporation.
    10.5  (17)      Services Agreement dated January 1, 1998, between the
                    Company and Collagen Corporation.
    10.6  (18)      Benefits Agreement dated January 1, 1998, between the
                    Company and Collagen Corporation.
    10.7  (19)      Tax Allocation and Indemnity Agreement dated January 1,
                    1998, between the Company and Collagen Corporation.
    10.8  (2)(20)   Vitrogen International Distribution Agreement dated January
                    1, 1998, between the Company and Collagen Corporation.
    10.9  *(2)      Letter Agreement dated October 1, 1996 between Collagen
                    Corporation and Genotypes, Inc.
    10.10 *(11)     Form of Indemnification Agreement between the Company and
                    each of its Officers and Directors.
    10.11 *(11)     1998 Stock Option Plan.
    10.12 *(11)     1998 Employee Stock Purchase Plan.
    10.13 *(11)     1998 Directors' Stock Option Plan.
    10.14 (3)       Collaborative Research and Distribution Agreement between
                    Collagen Corporation and Zimmer, Inc. dated as of June 26,
                    1985.
    10.15 (4)       Amendments dated February 16, 1993 and February 18, 1993
                    respectively, to the Product Development and Distribution
                    Agreement dated January 18, 1985 by and between Collagen
                    Corporation and Zimmer, Inc.
    10.16 (5)       Lease Agreement dated June 1, 1992 by and between Collagen
                    Corporation and Harbor Investment Partners.
    10.17 (6)       Lease Renewal for 2500 Faber Place, Palo Alto, dated
                    December 1, 1992 between Collagen Corporation and Leonard
                    Ely, Shirley Ely, Carl Carlsen and Mary Carlsen.
    10.18 *(2)      Amended and Restated Research, Lease and Supply Agreement
                    dated as of February 20, 1996 between Collagen Corporation and Pharming B.V.
    10.19 *(2)      Research and Development Agreement dated October 17, 1995
                    between Collagen Corporation and Innovasive Devices, Inc.
    10.20 *(2)      Manufacturing and Supply Agreement dated as of October 17,
                    1995 between Collagen Corporation and Innovasive Devices,
                    Inc.
    10.21 *(2)      Distribution Agreement dated as of October 17, 1995 between
                    Collagen Corporation and Innovasive Devices, Inc.
    10.22 (7)       Promissory Note between Howard D. Palefsky and the
                    Registrant dated February 20, 1996.
    10.23 (8)(11)   Amended and Restated Secured Loan Agreement between Ross R.
                    Erickson and Collagen Corporation dated December 31, 1995.
    10.24 (9)       Loan Agreement between Collagen Corporation and Cohesion
                    Corporation dated May 24, 1996.
    10.25 (10)      Agreement between Howard D. Palefsky and Collagen
                    Corporation dated March 15, 1997.
    10.26 *(11)     Form of Management Continuity Agreement between certain
                    officers of the Company and Collagen Corporation dated
                    February 7, 1997.
    10.27 *(2)      Intellectual Property and Production Agreement between
                    Genotypes and Collagen Corporation dated August 15, 1996.
    10.28 *(11)     Secured Loan Agreement between Charles Williams and Cohesion
                    Corporation dated December 15, 1997.

NUMBER     NOTES                            DESCRIPTION
-------   -------   ------------------------------------------------------------
    21.1  *         List of Subsidiaries (none).
    27.1  *         Financial Data Schedule.

---------------
 (1) To be supplied by amendment.

 (2) Confidential treatment has been or will be requested as to certain portions of this Exhibit.

 (3) Incorporated by reference to Exhibit 10.24 filed with Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1985.

 (4) Incorporated by reference to Exhibit 10.60 filed with Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.

 (5) Incorporated by reference to Exhibit 10.56 filed with Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1992.

 (6) Incorporated by reference to Exhibit 10.63 of Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.

 (7) Incorporated by reference to Exhibit 10.79 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

 (8) Incorporated by reference to Exhibit 10.76 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995.

 (9) Incorporated by reference to Exhibit 10.82 of Collagen Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

(10) Incorporated by reference to Exhibit 10.88 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

(11) Management contract or compensatory plan or arrangement.

(12) Incorporated by reference to Exhibit 2.1 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(13) Incorporated by reference to Exhibit 10.104 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(14) Incorporated by reference to Exhibit 10.97 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(15) Incorporated by reference to Exhibit 10.103 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(16) Incorporated by reference to Exhibit 10.98 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(17) Incorporated by reference to Exhibit 10.100 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(18) Incorporated by reference to Exhibit 10.101 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(19) Incorporated by reference to Exhibit 10.99 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(20) Incorporated by reference to Exhibit 10.102 of Collagen Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.


* Previously filed with the Registration Statement on Form 10, or an amendment thereto.